UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CHEMICAL FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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333 W. Fort Street, Suite 1800
Detroit, Michigan
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 7, 2019

To Our Shareholders:
I cordially invite you to attend the 2019 annual meeting of shareholders of Chemical Financial Corporation to be held at Cobo Center, 1 Washington Boulevard, Detroit, Michigan, on Tuesday, May 7, 2019, at 3:30 p.m. local time, for the following purposes:

1.	to elect 13 directors;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019;

3.	to conduct an advisory vote on the compensation of our named executive officers; and

4.	to approve the Chemical Financial Corporation Stock Incentive Plan of 2019.
We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting.
You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record as of the close of business on March 12, 2019. The enclosed proxy statement and proxy are first being sent to our shareholders on approximately March 26, 2019. A copy of our annual report for the year ended December 31, 2018 is enclosed with this notice.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 7, 2019. Again this year, we are taking advantage of the rules of the SEC that allow us to furnish our proxy materials over the Internet. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, rather than mailing a full paper set of the materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper or email copy of the proxy materials. This process will reduce our costs to print and distribute our proxy materials.
We urge you to please vote your shares now whether or not you plan to attend the meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you request to receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or voting by telephone, you help us reduce postage and proxy tabulation costs.
We look forward to seeing you at the meeting.
By Order of the Board of Directors,
David T. Provost
Chief Executive Officer and President
March 26, 2019

CHEMICAL FINANCIAL CORPORATION
PROXY STATEMENT

CHEMICAL FINANCIAL CORPORATION
PROXY STATEMENT
dated March 26, 2019
For the Annual Meeting of Shareholders
to be held May 7, 2019
Introduction
Use of Terms
In this proxy statement, “we,” “us,” “our,” "Chemical," or the “Corporation” refer to Chemical Financial Corporation, the “Bank” refers to Chemical Bank, and “you” and “your” refer to each shareholder of Chemical Financial Corporation.
Questions and Answers about the Proxy Materials and Our 2019 Annual Meeting

Q.	Why am I receiving these materials?

A.
Our board of directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Chemical Financial Corporation 2019 annual meeting of shareholders. The meeting will take place on Tuesday, May 7, 2019, at 3:30 p.m. local time, at Cobo Center, 1 Washington Boulevard, Detroit, Michigan. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q.	What proposals will be voted on at the annual meeting?

A.	The following proposals are scheduled to be voted on at the annual meeting:

•	Proposal 1 – to elect 13 directors;

•	Proposal 2 – to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019;

•	Proposal 3 – to approve, on a non-binding, advisory basis, the compensation of our named executive officers; and

•	Proposal 4 – to approve the Chemical Financial Corporation Stock Incentive Plan of 2019.
In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Q.	What information is contained in these materials?

A.
The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, the compensation of our directors and named executive officers, and certain other required information. If you requested printed copies of the proxy materials to be sent to you by mail, your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	How does the Chemical board of directors recommend that I vote?

A.	Your board of directors recommends that you vote:

•	FOR each nominee to the board of directors;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the approval of the Chemical Financial Corporation Stock Incentive Plan of 2019.

Q.	Who may vote?

A.
You may vote at the annual meeting if you were a shareholder of record of our common stock at the close of business on March 12, 2019. Each shareholder is entitled to one vote per share of our common stock on each matter presented for a shareholder vote at the meeting. As of the March 12, 2019 record date, there were 71,538,472 shares of Chemical common stock issued and outstanding.
We anticipate that the Notice of Internet Availability of Proxy Materials will first be sent to shareholders on or about March 26, 2019. The proxy statement and the form of proxy relating to the annual meeting are first being made available to shareholders on or about March 26, 2019.

Q.	Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

A.
Again this year, pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our shareholders over the Internet instead of mailing each of our shareholders paper copies of those materials. As a result, we will send our shareholders by mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of common stock. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed or email copy of the proxy materials, please follow the instructions included in the Notice. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice.

If you own shares of common stock in more than one account – for example, in a joint account with your spouse and in your individual brokerage account – you may have received more than one Notice. To vote all of your shares of common stock, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

Q.	What is the quorum requirement for the annual meeting?

A.
To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of our common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	What are broker non-votes?

A.
Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

Q.	Does my broker have discretionary authority to vote my shares?

A.
If you do not provide your broker with voting instructions, then your broker only has discretionary authority to vote your shares on certain “routine” matters. We expect that Proposal 2 will be considered a routine matter and your broker will have discretionary authority to vote your shares on such proposal. Proposals 1, 3 and 4 are not considered routine matters and your broker will not have discretionary authority to vote your shares on these matters. It is important that you promptly provide your broker with voting instructions if you want your shares voted on Proposals 1, 3 and 4.

Q.	How do I vote if I hold my shares directly?

A.	If you hold shares in your own name, you may vote by selecting any of the following options:

•	Internet Voting. You may vote via the Internet 24 hours a day, seven days a week, by visiting www.proxypush.com/CHFC. Follow the steps outlined on the secure website.

•	Telephone Voting. You may vote via telephone 24 hours a day, seven days a week, by dialing the toll-free number on the instructions included on your proxy and listening for further directions.

•	By Mail. If you request printed copies of the proxy materials to be sent to you by mail, you can complete the proxy card, date and sign it, and return it in the postage-paid envelope provided.

Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended.

If you acquired your shares through the stock purchase and dividend reinvestment plan or if you hold your shares in street name, see the instructions below.

Q.	How do I vote my shares acquired through the stock purchase and dividend reinvestment plan (Computershare CIP)?

A.
If you are enrolled in our stock purchase and dividend reinvestment plan (Computershare CIP), the enclosed proxy covers: (1) all shares of our common stock owned of record by you at the record date, and (2) all shares of our common stock held by you in the Computershare CIP at that time. Computershare, as agent under the Computershare CIP, will vote any common stock held by it under the Computershare CIP in accordance with your written direction as indicated on the proxy. All such shares will be voted the way you direct. If no specific instruction is given on a returned proxy, Computershare will vote as recommended by the board of directors.

Q.	How do I vote if I hold my shares in “street name”?

A.
If you hold your shares in “street name,” which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your “broker”), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or the Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Can I change my mind after I return my proxy?

A.
Yes. If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote before it is voted by:

•	timely delivering written notice of revocation to our Corporate Secretary, William C. Collins, at 235 E. Main Street, Midland, Michigan 48640;

•	timely delivering a new valid proxy bearing a later date either by mail, electronic vote over the Internet or by telephone; or

•	attending the meeting and voting in person.
If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

Q.	What vote is necessary to approve the proposals?

A.	Proposal 1: Election of Directors.

•
Standard. Assuming a quorum is present, directors will be elected by a plurality of the votes cast. This means that the 13 nominees who receive the largest number of "FOR" votes cast will be elected as directors. In the event that a nominee currently serving as a director receives a greater number of votes "withheld" from his or her election than votes "for" his or her election, such nominee must promptly tender his or her resignation to the board of directors. The Corporate Governance and Nominating Committee must promptly consider the resignation and recommend to the board of directors whether to accept or reject the resignation. The board of directors then must act on the committee’s recommendation and determine whether to accept or reject the resignation. Shareholders do not have cumulative voting rights.

•
Effect of abstentions and broker non-votes. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote with respect to Proposal 1, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting for 2019.

•	Standard. Assuming a quorum is present, this proposal requires the affirmative vote of a majority of the votes cast at the meeting.

•
Effect of abstentions and broker non-votes. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote with respect to Proposal 2, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Proposal 3: Approval, on an advisory basis, of the compensation of our named executive officers.

•	Standard. Assuming a quorum is present, this proposal requires the affirmative vote of a majority of the votes cast at the meeting.

•
Effect of abstentions and broker non-votes. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote with respect to Proposal 3, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Proposal 4: Approval of the Chemical Financial Corporation Stock Incentive Plan of 2019.

•	Standard. Assuming a quorum is present, this proposal requires the affirmative vote of a majority of the votes cast at the meeting.

•
Effect of abstentions and broker non-votes. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote with respect to Proposal 4, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Q.	May the annual meeting be adjourned?

A.
Yes. Under our bylaws, the Chair of the board or, in his absence the Chief Executive Officer or other presiding officer may, in his or her discretion, adjourn or postpone a meeting of shareholders regardless of whether a quorum is present. In addition, the shareholders present at the meeting, in person or by proxy, may adjourn the meeting regardless of whether a quorum is present. Shares represented by proxy may be voted at the discretion of the proxy holder on a proposal to adjourn the meeting.

Q.	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all of your shares.

Q.	Where can I find the voting results of the annual meeting?

A.
We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (SEC) within four business days of the date of the annual meeting.

Proposal 1
Election of 13 Directors
Each director listed below has been nominated by our board of directors, following review and recommendation by our Corporate Governance and Nominating Committee, to serve a one-year term expiring at our 2020 annual meeting of shareholders or until that person's successor is duly elected and qualified:
James R. Fitterling
Ronald A. Klein
Richard M. Lievense
Barbara J. Mahone
Barbara L. McQuade
John E. Pelizzari
David T. Provost
Thomas C. Shafer
Larry D. Stauffer
Jeffrey L. Tate
Gary Torgow
Arthur A. Weiss
Franklin C. Wheatlake
Each proposed nominee currently serves as a director of Chemical Financial Corporation and Chemical Bank for a term that will expire at this year’s annual meeting or until that person's successor is duly elected and qualified. Each nominee has agreed to serve as a director if elected. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.
Biographical information concerning each of our director nominees appears below under the heading “Board of Directors.” Each of the current directors and nominees for director other than David T. Provost, Thomas C. Shafer, Gary Torgow and Richard M. Lievense qualified as independent directors as defined by NASDAQ listing rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served.
Your Board of Directors and the Corporate Governance and Nominating Committee
recommends that you vote FOR the election of all nominees as directors.

Proposal 2
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2019 and the effectiveness of internal control over financial reporting as of December 31, 2019, and to perform such other appropriate audit-related accounting, tax compliance or other tax services as may be approved by the Audit Committee. The Audit Committee and the board of directors propose and recommend that shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.
More information concerning our relationship with KPMG LLP appears below under the subheading “Board Committees–Audit Committee” and the headings “Audit Committee Report” and “Independent Registered Public Accounting Firm.”
If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change of the independent registered public accounting firm for the next year.
Your Board of Directors and the Audit Committee
recommends that you vote FOR Proposal 2.

Proposal 3
Advisory Approval of Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) requires, among other things, that we hold a non-binding, advisory vote to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.
This proposal (sometimes referred to as a Say-on-Pay proposal) gives you, as a shareholder, the opportunity to approve or not approve our executive compensation through the following resolution:

“Resolved, that the compensation paid to our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby approved.”
We believe that our executive compensation programs and policies appropriately align named executive officers’ incentives with shareholder interests and are designed to attract and retain high quality executive talent. We believe that our executive compensation programs and policies are and have been competitive within the industry and in comparison with the compensation programs and policies of competitors in the markets that we serve. We also believe that both Chemical and our shareholders benefit from responsive corporate governance policies and dialogue.

This vote is advisory, which means that it is not binding on us or the board of directors, and may not be construed as overruling a decision by the board of directors or creating an additional fiduciary duty of the board of directors. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering future executive compensation decisions.
Our current policy is to provide shareholders with an opportunity to approve executive compensation each year at the annual meeting of shareholders. The next such vote is scheduled to occur at the 2020 annual meeting of shareholders.

Your Board of Directors and the Compensation and Pension Committee
recommends that you vote FOR Proposal 3.

Proposal 4
Approval of the Chemical Financial Corporation Stock Incentive Plan of 2019

The purpose of the Chemical Financial Corporation Stock Incentive Plan of 2019 (the “2019 Stock Plan”) is to advance our long-term interests by aligning the interests of our officers, directors and key employees with those of our shareholders through equity-based awards. Our board of directors also believes that equity-based awards are necessary to attract, retain and motivate officers, directors and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to our long-term performance and growth.

Under the Chemical Financial Corporation Stock Incentive Plan of 2017 (the “2017 Stock Plan”), 1,301,285 shares remained available for issuance as of December 31, 2018. Because there are a limited number of shares available for issuance under the 2017 Stock Plan, our board of directors believes that it is advisable to implement the 2019 Stock Plan, which will make additional shares available for restricted stock units (including both performance-based restricted stock units and time-vesting restricted stock units), stock options and other equity-based awards. The 2019 Stock Plan, if approved, will replace the 2017 Stock Plan and no new awards will be granted under the 2017 Stock Plan. However, any awards outstanding under the 2017 Stock Plan, and any prior plan, will continue to be outstanding and governed by the provisions of the applicable plans.
If the 2019 Stock Plan is not approved by our shareholders, it will not be adopted and we will continue to operate under the 2017 Stock Plan until it expires. In the event the 2019 Stock Plan is not approved, our flexibility may be limited with respect to our ability to provide incentives and reward employees and directors, to attract and retain such persons on a competitive basis and to align the interests of such persons with ours.
On the approval and recommendation of our Compensation and Pension Committee (the “Compensation Committee”), the board of directors has adopted and approved the 2019 Stock Plan, subject to shareholder approval. The board of directors believes that the design of the 2019 Stock Plan and the number of shares to be authorized for issuance under the plan are consistent with the interests of shareholders and good corporate governance practices. In adopting and approving the 2019 Stock Plan, the board of directors was mindful of investor considerations relating to the plan, including the following:
Important Plan Features
The total number of shares available for issuance under the 2019 Stock Plan will be 2,400,000. The 2019 Stock Plan reflects current practices in equity incentive plans that we consider best practices, such as:

•
 No Share Recycling. Shares subject to equity-based awards that are cancelled, surrendered, modified, or exchanged for substitute equity-based awards, or that forfeit, expire or terminate prior to exercise or vesting in full and shares that are surrendered to us in connection with the exercise or vesting of equity-based awards, whether previously owned or otherwise subject to such equity-based awards, may not be reissued as new equity-based awards under the plan.

•
No Dividends on Unvested Equity Awards. Holders of unvested equity-based awards will not be entitled to dividend rights with respect to the shares of common stock constituting or subject to such unvested equity-based awards, provided that dividends otherwise payable with respect to such shares of common stock may, at the discretion of the Compensation Committee, accrue and become payable upon vesting of the equity-based awards.

•	Minimum Vesting Period of One Year. At least 95% of all equity-based awards granted under the plan must have a minimum vesting period of at least one year.

•
No Repricing. Equity-based awards may not be repriced, replaced, regranted through cancellation, or modified without shareholder approval if such repricing, replacement, regrant or modification would reduce the exercise price of such equity-based awards.

•
Double-Trigger Acceleration of Vesting of Equity Awards on a Change in Control. Under the plan, unless otherwise stated in any award agreement or separate agreement with the participant, on a change in control of Chemical, the vesting of unvested equity awards would only accelerate on a qualifying termination of employment.

•
Clawback Policy Implementation. All awards under the plan will be subject to any applicable law respecting recapture of compensation and Chemical’s clawback policy for the recoupment of incentive compensation, as it may be amended from time to time.

•	Independent Oversight. The plan will be administered by our Compensation Committee, which is a committee of independent board members.

Grant Practices

Burn rate, which is a measure of share utilization rate in equity compensation plans, is an important factor for investors concerned about shareholder dilution. Burn rate is defined as the gross number of equity-based awards granted during a calendar year divided by the weighted average number of shares of common stock outstanding during the year. We have counted full-value awards, which do not include stock options, as 3.0 shares of common stock when calculating the burn rate. Our board of directors believes that our current three-year average burn rate for the period ended December 31, 2018 of 1.44% compares favorably to the Institutional Shareholder Services (ISS) recommended burn rate benchmark of 2.81% for Russell 3000 (excluding S&P 500)

banking institutions for meetings occurring on or after February 1, 2019, as set forth in the Appendix to the ISS report titled “U.S. Equity Compensation Plans Frequently Asked Questions” updated December 19, 2018.

Equity Award Vehicle	2016	2017	2018
A. Time-vesting RSUs - Granted	107,665	100,120	203,482
B. Performance-based RSUs - Granted (at target)	58,211	69,132	117,561
C. Performance-based RSUs - Vested	63,917	58,086	61,852
D. Restricted and Common Stock - Granted	11,978	73,826	0
E. Stock Options - Granted	441,167	132,414	0
F. Total (A + C + D + E)(1)	991,847	828,510	796,002
(1) Incorporates full value share multiplier of 3.0

G. Weighted Average Common Shares Outstanding (Basic) (in thousands)	48,952	70,865	71,338

H. Adjusted 1-Year Burn Rate (F / G)	2.03%	1.17%	1.12%

I. Adjusted 3-Year Burn Rate (Average of 2016-2018)			1.44%

Our board of directors does not anticipate a significant increase in our average burn rate and estimates that the additional 2,400,000 shares to be authorized for issuance under the 2019 Stock Plan will be sufficient for four to five years as a stand-alone company. However, assuming completion of our recently announced merger with TCF Financial Corporation, which we expect to close in the third or early fourth quarter of 2019 (subject to required shareholder and regulatory approvals), we expect the increase in our size and number of employees to cause the shares to be authorized for issuance under the 2019 Stock Plan to be sufficient for a substantially shorter period of time.
The performance-based restricted stock units granted in 2016, 2017, 2018 and 2019 are earned from 0% to 150% of the number of units originally granted depending on satisfaction of the established performance conditions, and vest upon satisfaction of the service requirement at the end of the restricted period. Time-vesting restricted stock units granted in 2016 and 2017 generally cliff vest five years after the grant date. Time-vesting restricted stock units granted in 2018 and 2019 generally vest in equal annual installments on each anniversary of the grant date over a five year period. Stock options granted in 2016 and 2017 vest in equal installments on each anniversary of the grant date over a five year period.
60% of the equity-based compensation awarded to our Chief Executive Officer in 2018 consisted of performance-based restricted stock units with a three-year performance period and 40% consisted of time-vesting restricted stock units, which vest in equal annual installments on each anniversary of the grant date over a five year period.

Overhang
Overhang is a commonly used measure to assess the dilutive impact of equity programs such as the 2019 Stock Plan. Overhang shows how much existing shareholder ownership would be diluted if all outstanding equity-based awards plus all remaining shares available for equity-based awards were introduced into the market. Overhang is equal to the number of equity-award shares currently outstanding plus the number of equity-award shares available to be granted, divided by the total diluted shares of common stock outstanding at the end of the year. Our board of directors believes that an overhang of less than 15% is generally considered by investors to not raise questions of excessive dilution. The 2,400,000 shares subject to the 2019 Stock Plan would bring our aggregate overhang to 5.80%. The table below provides updated overhang data as of March 12, 2019:

Outstanding Equity Awards	# of Shares
A. Time-vesting Restricted Stock Units	536,081
B. Performance-based Restricted Stock Units	298,911
C. Stock Options(1)	680,890
D. Total (A + B + C)	1,515,882
(1) Weighted average exercise price of $31.59 and weighted average remaining term of 5.58 years.

Shares Available for Grant	# of Shares
E. 2017 Stock Plan (if 2019 Stock Plan approved)	0
F. Directors' Deferred Stock Plan	232,500
G. 2019 Stock Plan (if approved)	2,400,000
H. Total (E + F + G)	2,632,500

I. Total Shares Outstanding + Shares Available for Grant (D + H)	4,148,382

J. Common Share Outstanding as of Record Date (3/12/2019)	71,538,472

K. Overhang (I / J)	5.80%

Purposes of 2019 Stock Plan
Our board of directors believes that our long-term interests are advanced by aligning the interests of our officers, directors and key employees with those of our shareholders through equity-based awards. Our board of directors also believes that equity-based awards are necessary to attract, retain and motivate officers, directors and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to our long-term performance and growth.
We intend to use the 2019 Stock Plan to grant equity-based awards that are predominantly performance-based restricted stock units and time-vesting restricted stock units. Restricted stock, stock options, stock awards and other awards based on or related to shares of our common stock may also be awarded under the 2019 Stock Plan. By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the 2019 Stock Plan is intended to provide us with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the 2019 Stock Plan and in turn promote the interests of our shareholders.

If the 2019 Stock Plan is approved by the shareholders, then equity-based awards could be granted to eligible participants under the 2019 Stock Plan and no additional awards will be made under the 2017 Stock Plan. The 2019 Stock Plan is intended to supplement and continue the equity-based compensation policies and practices that we have used for many years. Our board of directors adopted and approved the 2019 Stock Plan on March 19, 2019. If the shareholders approve the 2019 Stock Plan on May 7, 2019, it will become effective on that date. Equity-based awards would be granted under the 2019 Stock Plan to participants for no cash consideration or for such minimum consideration as determined by the Compensation Committee. If the 2019 Stock Plan is approved, no equity-based awards would be granted under the plan on a date that is more than ten years after the plan’s effective date. The 2019 Stock Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA). If the 2019 Stock Plan is not approved by the shareholders, then no equity-based awards will be granted under the 2019 Stock Plan for any employee or director

The following is a summary of the material features of the 2019 Stock Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the 2019 Stock Plan. The summary is qualified in its entirety by reference to the terms of the 2019 Stock Plan, a copy of which is attached as Appendix A to this Proxy Statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and us. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state in which a participant may reside, and is subject to change. Participants in the 2019 Stock Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving equity-based awards under the 2019 Stock Plan.
Authorized Shares
Subject to certain anti-dilution and other adjustments, 2,400,000 shares of our common stock, $1.00 par value per share, would be available for equity-based awards under the 2019 Stock Plan. Shares of common stock authorized under the 2019 Stock Plan could be either authorized but unissued shares, shares issued and repurchased by us (including shares purchased on the open market) or shares issued and otherwise reacquired by us. Shares subject to equity-based awards that are canceled, surrendered, modified, or exchanged for substitute equity-based awards, or that forfeit, expire or terminate prior to exercise or vesting in full, and shares that are surrendered to us in connection with the exercise or vesting of equity-based awards, whether previously owned or otherwise subject to such equity-based awards, may not be reissued as new equity-based awards under the 2019 Stock Plan. The 2019 Stock Plan would not allow any participant to receive, in any calendar year, equity-based awards issued under the 2019 Stock Plan with respect to more than 25% of the total number of shares available under the 2019 Stock Plan. Upon certain changes in the number of shares of our common stock outstanding (e.g., stock split, recapitalization) or the occurrence of certain corporate events (e.g., merger, stock dividend), the Compensation Committee could adjust the outstanding equity-based awards and the number of shares available for equity-based awards appropriately. If the shareholders approve the 2019 Stock Plan, unless the 2019 Stock Plan is terminated earlier by our board of directors, equity-based awards could be granted at any time before May 7, 2029, when the 2019 Stock Plan will terminate according to its terms.
Eligible Participants
Approximately 200 officers and key employees of Chemical and our subsidiaries may receive equity-based awards under the 2019 Stock Plan. Officers, directors, and key employees of Chemical and our subsidiaries may be considered to have an interest in the 2019 Stock Plan because they may in the future receive equity-based awards under it.

New Plan Benefits

No equity-based awards have been granted or received under the 2019 Stock Plan through the date of this Proxy Statement. Because benefits under the 2019 Stock Plan will depend on the Compensation Committee’s actions and the fair market value of our common stock at various future dates, the benefits payable under the 2019 Stock Plan and the benefits that would have been payable had the 2019 Stock Plan been in effect during the most recent fiscal year are not determinable.
Administration of the 2019 Stock Plan
The 2019 Stock Plan would be administered by the Compensation Committee. The Compensation Committee would be authorized and empowered to do all things that it determined to be necessary or appropriate in connection with the administration of the 2019 Stock Plan. The Compensation Committee would determine, subject to the terms of the 2019 Stock Plan, the persons to receive equity-based awards, the nature and amount of equity-based awards to be granted to each person (subject to the limits specified in the 2019 Stock Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the 2019 Stock Plan.
Performance-Based Restricted Stock Units, Time-Vesting Restricted Stock Units, and Restricted Stock
The 2019 Stock Plan would also permit the Compensation Committee to award restricted stock units (including both performance-based restricted stock units and time-vesting restricted stock units) and restricted stock, subject to the terms and conditions set by the Compensation Committee that are consistent with the 2019 Stock Plan. Restricted stock units are equity-based awards denominated in units of our common stock under which the issuance of shares of our common stock is subject to such terms and conditions as the Compensation Committee deems appropriate (including achievement of performance goals established by the committee and/or continued employment or service as a director). For purposes of determining the number of shares available under the 2019 Stock Plan, each restricted stock unit would count as the maximum number of shares of our common stock subject to the restricted stock unit. Unless determined otherwise by the Compensation Committee, each earned restricted stock unit would be equal to one share of our common stock and would entitle a participant to either shares of our common stock or an amount of cash determined with reference to the value of shares of our common stock.

Shares of restricted stock are shares of our common stock, the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Compensation Committee deems appropriate (including achievement of performance goals established by the committee and/or continued employment or service as a director).
The Compensation Committee would establish the terms of individual awards of restricted stock units and restricted stock in award agreements. Restricted stock units and restricted stock granted to a participant would “vest” (i.e., the restrictions on them would lapse) in the manner and at the times that the Compensation Committee determines. The Compensation Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant, including the terms and conditions described below.
If a director’s service ceases or a participant’s employment is terminated during the restricted period (i.e., the period of time during which restricted stock units or restricted stock are subject to vesting or performance restrictions) for any reason other than death, disability, termination without cause or retirement, each unvested restricted stock unit and restricted stock award of the participant would automatically be forfeited and, in the case of restricted stock, returned to us.
If a director’s service ceases or a participant’s employment is terminated during the restricted period because of death, disability or termination without cause, then, unless otherwise specified in an applicable award agreement or controlling agreement with respect to the participant, the restrictions remaining on any or all shares of restricted stock and restricted stock units would lapse and would vest on a prorated basis and be convertible into a number of shares of our common stock equal to (a) the number of the participant’s unvested restricted stock or restricted stock units as of the effective date of the termination, multiplied by (b) the quotient of (x) the number of full months that have elapsed since the later of the date of grant or the most recent annual vesting date and the effective date of participant’s termination or cessation of service and (y) the total number of full months remaining in the vesting period since the later of the date of grant or the most recent annual vesting date. We currently anticipate that award agreements for our executives will provide for full vesting upon a termination of employment or cessation of service because of death, disability or termination without cause. For restricted stock or restricted stock units that are subject to attainment of performance goals, the number of the participant’s unvested restricted stock or restricted stock units that are subject to proration, or full vesting (if applicable), as of the effective date of his or her termination shall be the target (100%) number of restricted stock or restricted stock units set forth in the applicable equity-based award agreement. All of the unvested restricted stock units and shares of restricted stock would be forfeited and, in the case of restricted stock, returned to us; however, the Compensation Committee could, either before or after a participant dies or becomes disabled, waive the vesting or performance restrictions remaining on any or all of his or her remaining restricted stock units and shares of restricted stock.
If a participant who is a director ceases providing services as a director due to retirement during the restricted period, then the restrictions remaining on any or all shares of restricted stock shall terminate automatically in full upon retirement. If a participant’s employment is terminated during the restricted period due to the participant’s retirement and the participant fails to provide at least one year’s notice of retirement to us, each unvested restricted stock unit and share of restricted stock of the participant would automatically be forfeited and, in the case of restricted stock, returned to us. If the participant’s employment is terminated during the restricted period due to the participant’s retirement upon not less than one year’s notice of retirement to us, then the restrictions remaining on any or all shares of restricted stock and restricted stock units would lapse and would vest on a prorated basis, or fully vest (if applicable), and be convertible into a number of shares of our common stock in the manner applicable to the termination of employment because of death, disability, or termination without cause. All of the remaining performance-based restricted stock units and shares of restricted stock would be forfeited and, in the case of restricted stock, returned to us; however, the Compensation Committee could, either before or after a participant retires, waive the vesting or performance restrictions remaining on any or all of his or her remaining restricted stock performance units or shares of restricted stock.
Federal Tax Consequences of Restricted Stock, Performance-Based Restricted Stock Units and Time-Vesting Restricted Stock Units
Generally, under current federal income tax laws, a participant would not recognize income upon the award of restricted stock, performance-based restricted stock units or time-vesting restricted stock units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, we would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock, performance-based restricted stock units or time-vesting restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and we would not receive a corresponding deduction for federal income tax purposes.
A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant would recognize capital gain or loss in the amount of the difference between the sale price and the participant’s basis in the stock.
Stock Options
The 2019 Stock Plan would permit us to grant to participants options to purchase shares of our common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the 2019 Stock Plan, each stock option would count as the number of shares of common stock subject to the stock option. Stock options that could be granted under the 2019 Stock Plan may only be nonqualified stock options and may not qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code.
The Compensation Committee would establish the terms of individual stock option grants in stock option agreements. These documents would contain terms, conditions and restrictions that the committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares. The Compensation Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant.
The exercise price of a stock option would be determined by the Compensation Committee, but must be at least 100% of the market value of our common stock on the date of grant. No stock option could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such stock options to the same participants.
When exercising all or a portion of a stock option, a participant may pay the exercise price with cash or, if permitted by the Compensation Committee, shares of our common stock. The Compensation Committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. Our board of directors may restrict or suspend the power of the Compensation Committee to permit such loans, however, and could require that adequate security be provided. In addition, the Compensation Committee allows broker-assisted cashless exercises of stock options.
Although the term of each stock option would be determined by the Compensation Committee, no stock option would be exercisable under the 2019 Stock Plan more than 10 years and one day after the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled, retires, is terminated without cause, or voluntarily leaves his or her employment or service to the extent that such options were exercisable on the date of the option holder’s death, disability, or termination of employment. If an option holder is terminated for cause, the option holder would forfeit all rights to exercise any outstanding stock options.
Restrictions on Transfer
Without Compensation Committee consent or permission, a participant cannot sell, exchange, transfer, pledge, assign or otherwise dispose of an equity-based award granted under the 2019 Stock Plan other than by will or the laws of descent and distribution. All rights with respect to equity-based awards would only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative. The Compensation Committee could impose additional restrictions on equity-based awards.
Federal Tax Consequences of Stock Options
The 2019 Stock Plan only provides for awards of nonqualified stock options – those options that do not meet the Internal Revenue Code’s definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and we would not receive a deduction for federal income tax purposes when a nonqualified stock option is granted or vests. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). We would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder’s tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).
Other Stock-Based Awards
The 2019 Stock Plan would also permit the Compensation Committee to grant a participant one or more types of awards in the form of our common stock or based on, or related to, shares of our common stock, other than the types described above. The

Compensation Committee could make stock awards for any amount of consideration, or no consideration, as the Compensation Committee determines. Any such awards would be subject to terms and conditions as the Compensation Committee deems appropriate, as set forth in the respective award agreements and as permitted under the 2019 Stock Plan. Stock award recipients would generally have all voting, liquidation and other rights with respect to awarded shares of our common stock upon becoming the holder of record of the common stock granted pursuant to the award, subject to the restrictions regarding payment of dividends as set forth below. However, the Compensation Committee could impose restrictions on the assignment or transfer of common stock awarded under the 2019 Stock Plan.
Federal Tax Consequences of Other Stock-Based Awards
The recipient of a stock award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient’s tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). We would be entitled to a corresponding deduction for federal income tax purposes equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize capital gain or loss equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a “substantial risk of forfeiture.”
Dividends
Holders of unvested equity-based awards will not be entitled to dividend rights with respect to the shares of our common stock constituting or subject to such unvested equity-based awards; provided, however, that dividends otherwise payable with respect to such shares of our common stock may, at the discretion of the Compensation Committee, accrue and become payable upon vesting of the equity-based awards.
Effects of a Change in Control of Chemical
Unless otherwise stated in any award agreement or separate agreement with the participant under the 2019 Stock Plan, upon the occurrence of a change in control of Chemical (as defined in the 2019 Stock Plan), the vesting of unvested equity awards would accelerate only upon a qualifying termination of employment and, in the case of performance-based equity awards, would be subject to vesting at the greater of (a) target performance and (b) actual performance, measured through the latest practicable date before the effective date of the change in control, subject to forfeiture based on the participant’s continued service through the restricted period. In addition, absent any qualifying termination of employment, unvested equity awards (including those that are cashed out in connection with the change in control) would remain subject to their original vesting schedules.
Tax Withholding
If equity-based awards are made under the 2019 Stock Plan, we could withhold from any cash otherwise payable to a participant or require a participant to remit to us amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Compensation Committee determines otherwise, tax withholding obligations could also be satisfied by withholding our common stock to be received upon exercise or vesting of an equity-based award or by delivering to us previously owned shares of our common stock. We may reasonably delay the issuance or delivery of shares of our common stock pursuant to an equity-based award as it determines appropriate to address tax withholding and other administrative matters.
Termination and Amendment of the 2019 Stock Plan or Awards
Our board of directors could terminate the 2019 Stock Plan at any time and could from time to time amend the 2019 Stock Plan, as it considers proper and in our best interests, provided that no such amendment could be made (except adjustments expressly permitted by the 2019 Stock Plan) without the approval of our shareholders if such amendment would (i) reduce the exercise price of a stock option below the market value of the underlying stock on the date of the grant, (ii) reduce the exercise price of outstanding stock options, (iii) increase the individual annual maximum award limit, or (iv) otherwise amend the 2019 Stock Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or rules. In addition, no amendment to the 2019 Stock Plan or to a previously granted equity-based award could impair the rights of a holder of any outstanding equity-based award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse tax or financial accounting consequences under any tax or accounting standard, law or regulation.
Subject to certain limitations, the Compensation Committee could amend or modify the terms of any outstanding equity-based award in any manner not prohibited by the 2019 Stock Plan. However, equity-based awards issued under the 2019 Stock Plan could not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect would be to reduce the exercise price of such equity-based awards to the same participants. We could also suspend a participant’s rights under the 2019 Stock Plan for a period of up to 60 days while a participant’s termination for cause is considered.
Performance-based Awards
The 2019 Stock Plan is intended to provide for the ability to grant equity-based awards that are performance-based compensation. Performance-based compensation means the vesting or payment of such equity-based award must be contingent upon the achievement of one or more performance goals established by the Compensation Committee. The performance goals for equity-based awards must meet certain other criteria as well to qualify as performance-based compensation, including (i) the performance goals must be established in writing by the Compensation Committee during the first 90 days of the applicable performance period and before 25% of the performance period has elapsed, (ii) the satisfaction of the performance goals must be substantially uncertain when established by the committee for the performance period, and (iii) the performance goals must be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals is satisfied and from that determination could calculate the performance-based compensation to be paid.
Under the 2019 Stock Plan, the performance goals that may be established by the Compensation Committee, with respect to performance-based compensation, include, without limitation, any one or more of the following measurements of performance, either individually or in any combination, applied to either Chemical as a whole or to one of our subsidiaries, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net income; net income per share; return on equity; cash earnings; cash earnings per share, reflecting dilution of the common stock as the committee deems appropriate and, if the committee so determines, net of or including dividends; cash earnings return on equity; operating income; operating income per share; operating income return on equity; return on assets; cash flow; cash flow return on capital; return on capital; productivity ratios; share price (including, without limitation, growth measures or total shareholder return); expense or cost levels; margins; operating efficiency; efficiency ratio; customer satisfaction, satisfaction based on specified objective goals or a Chemical-sponsored customer survey; economic value added measurements; market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas; reduction of losses, loss ratios, expense ratios or fixed costs; employee turnover; specified objective social goals; noninterest income; interest income; net interest income; deposit growth; and loan growth.
An equity-based award intended to be performance-based compensation could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to shareholders for the applicable year; acquisitions, mergers or divestitures (including nonrecurring transaction-related expenses); securities offerings; accounting changes; amortization of goodwill or other intangible assets; discontinued operations; and other special charges or extraordinary items.
No participant in the 2019 Stock Plan may be granted, in any calendar year, awards representing more than 25% of the total number of shares of our common stock available for awards under the 2019 Stock Plan. Performance-based compensation would be paid only after written certification by the Compensation Committee that the applicable performance goals have been satisfied.
Clawback
Equity-based awards under the 2019 Plan would be subject to our clawback policy. For more information, see “Elements of Compensation-Clawback Policy” below.
Registration of Shares
We intend to register shares covered by the 2019 Stock Plan under the Securities Act of 1933 before any performance-based restricted stock units, time-vesting restricted stock units, restricted stock, stock awards or other stock-based or stock-related awards are granted and before any stock options could be exercised.
Required Vote
The 2019 Stock Plan will be approved if a majority of the shares that are voted on this proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on this proposal in person or by proxy will not be included in the vote count.

Your Board of Directors and Compensation Committee
recommends that you vote FOR Proposal 4.

Board of Directors
General
Our bylaws provide for a board of directors consisting of not fewer than five nor more than 25 individuals with the exact number to be fixed by the board of directors. The board of directors has fixed the number of directors constituting the entire board at 13.

If elected, all nominees shall serve for a term commencing on the date of the annual meeting and continuing until the 2020 annual meeting of shareholders or until each person's successor is duly elected and qualified. Each director is currently a director of Chemical and Chemical Bank.

Nominees for Election as Directors
Except as otherwise indicated, each director and nominee has had the same principal occupation and employment during the past five years. The age of each director and nominee is as of December 31, 2018.
James R. Fitterling, age 57, has served as a director of the Corporation since July 2010 and is Chair of the Corporate Governance and Nominating Committee and a member of the Audit, Compensation and Pension, Risk Management and Strategic Initiatives Committees. Mr. Fitterling is Chief Executive Officer of The Dow Chemical Company and Chief Operating Officer of the Materials Science Division of DowDuPont. Dow is a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Fitterling joined Dow in 1984. After serving in a variety of sales, marketing and supply chain positions in Liquid Separations, he was named Commercial Director for Liquid Separations, Dow Pacific in 1994. In 1998, he was appointed Global Business Director for Liquid Separations and President and CEO of FilmTec Corporation, a wholly-owned subsidiary of Dow. In 2000, he was named General Manager for Dow Thailand and Managing Director for SCC-Dow Group of joint venture companies. In 2002, he became Chief Executive Officer of The OPTIMAL Group, affiliate of Petroliam Nasional Berhad (PETRONAS), Malaysia’s state-owned oil corporation and Dow. He added responsibility for the Southeast Asia and Australia region in 2004. Mr. Fitterling was named Business Vice President for Polyethylene in 2005; President, Basic Plastics in 2007; Vice President of Corporate Development in 2009; Senior Vice President of Corporate Development in April 2010; Executive Vice President of Dow and President, Plastics and Hydrocarbons in August 2010; and Executive Vice President of Dow and President, Corporate Development and Hydrocarbons in March 2011. Mr. Fitterling assumed additional executive oversight of Dow’s Chemicals and Energy Division in August 2011, assumed executive oversight for Feedstocks, Performance Plastics, Asia and Latin America in September 2012, was named Vice Chairman, Business Operations in October 2014, Vice Chairman and Chief Operating Officer in October 2015 and was named to his current role in February 2016. Mr. Fitterling is a member of Dow’s Office of the Chairman and Chief Executive Officer. He also serves as a member of the board of directors of Sadara Chemical Company. In nominating Mr. Fitterling, the Corporate Governance and Nominating Committee considered as important factors his management experience, financial knowledge and leadership capabilities, including his experience as a leader in a large, geographically diverse publicly-held corporation, his experience and familiarity with financial statements of large business organizations, and his familiarity with an important market area in which we compete.
Ronald A. Klein, age 60, was appointed to the board of directors of the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and is Chair of both the Asset and Liability Committee ("ALCO") and Strategic Initiatives Committees and a member of the Compensation and Pension, Trust and Wealth Management, Credit Administration & Risk and Technology Committees. Mr. Klein previously served as a director of Talmer Bancorp, Inc. and Talmer Bank and Trust beginning in April 2010. Since February 1999, Mr. Klein has served as a director and Chief Executive Officer of Origen Financial, Inc., a financial services company, that was formerly a publicly-traded Mortgage Real Estate Investment Trust (REIT) that originated and serviced manufactured home loans until 2008, after which it has managed its securitized loan portfolio and other assets. Mr. Klein is also a principal in JK Ventures, a real estate investment company. Mr. Klein has served on the board of directors of Sun Communities, Inc., a publicly traded REIT that owns and operates manufactured housing communities, since January 2015. In nominating Mr. Klein, the Corporate Governance and Nominating Committee considered as important factors his financial acumen and his professional experience, including his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of publicly-held companies, his familiarity with an important market area in which we have expanded our operations, and his experience as a chief executive officer of a formerly publicly-held financial services company.

Richard M. Lievense, age 65, has served as a director of the Corporation since June 1, 2015 and is Chair of the Trust and Wealth Management and Technology Committees and is a member of the ALCO, Credit Administration & Risk and Bank Secrecy Act ("BSA") Committees. Mr. Lievense is founder and Chairman of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, a position he has held since 2016. Mr. Lievense formerly served as Chairman of the board of directors of Lake Michigan Financial Corporation until its merger with the Corporation on May 31, 2015. Mr. Lievense was the principal founder of Lake Michigan

Financial Corporation, which was established in April 1998, and also served as its President and Chief Executive Officer. Mr. Lievense served as Chief Executive Officer and President of The Bank of Holland, a wholly-owned subsidiary of Lake Michigan Financial Corporation. Mr. Lievense started his career at Ohio Citizens Bank. He was also employed by National City Bank and Old Kent Bank and served in various executive management positions. Mr. Lievense serves as a Director of Riverview Development Group and on the board of of Grand Angels, LLC. In nominating Mr. Lievense, the Corporate Governance and Nominating Committee considered as important factors his extensive experience in the banking industry, his experience in leading a business organization, and his familiarity with an important market area in which we have expanded and operate.

Barbara J. Mahone, age 72, was appointed to the board of directors of the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and is a member of the Audit, Compensation and Pension, Corporate Governance and Nominating, Risk Management, ALCO and Strategic Initiatives Committees. Ms. Mahone previously served as a director of Talmer Bancorp, Inc. and Talmer Bank and Trust beginning in March 2013. Ms. Mahone retired from General Motors in 2008 as Executive Director, Human Resources, after 38 years of service. Ms. Mahone served on the board of directors for William Beaumont Health System from 1997 until 2015 and on the board of directors of Charter One Bank from 2002 until 2004. In nominating Ms. Mahone, the Corporate Governance and Nominating Committee considered as important factors her depth of knowledge and executive level experience in human resources, her experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, her experience serving as a director of a publicly-held company, and her familiarity with an important market area in which we have expanded and operate.

Barbara L. McQuade, age 54, has served as a director of the Corporation and Chemical Bank since April 25, 2018 and is a member of the Risk Management, Trust and Wealth Management, ALCO and BSA Committees. She has more than 19 years of experience in leadership positions and public service, including serving as the U.S. Attorney for the Eastern District of Michigan from 2010 until 2017, and serving as vice chair of the Attorney General’s Advisory Committee and co-chair of the Terrorism and National Security Subcommittee. She served as Assistant U.S. Attorney in Detroit for 12 years, serving as Deputy Chief of the national Security Unit. Ms. McQuade is currently a law professor at the University of Michigan, teaching criminal law, criminal procedure and national security law. She is also a contributor as a legal analyst for MSNBC. She serves on the Board of Directors for SafeHouse Center, Crime Stoppers of Michigan, the Community Foundation for Southeast Michigan and the Hudson-Webber Foundation. In nominating Ms. McQuade, the Corporate Governance and Nominating Committee considered as important factors her depth of knowledge, substantial executive leadership experience and public service, particularly in the State of Michigan.

John E. Pelizzari, age 63, has served as a director of the Corporation and Chemical Bank since November 1, 2014 and is Chair of the Credit Administration & Risk and BSA Committees and is a member of the Corporate Governance and Nominating, ALCO, Technology, Trust and Wealth Management and Strategic Initiatives Committees. Mr. Pelizzari is also a community advisory director. Mr. Pelizzari formerly served as Chairman of the board of directors of Northwestern Bancorp, Inc. from May 2013 until it was merged into the Corporation on October 31, 2014. Mr. Pelizzari has served as Chief Operating Officer of Burnette Foods, Inc., a family-owned company that operates fruit and vegetable processing plants in western Michigan, since 2009. Mr. Pelizzari served as President and Chief Executive Officer of Fifth Third Bank of Northern Michigan from 1997 through 2006 and President and Chief Executive Officer of Fifth Third Bank Central Indiana from 2006 through 2009. Mr. Pelizzari has served on the board of directors of Munson Health Care since 2009. Mr. Pelizzari has also served as a director of Crystal Enterprises, Inc. since 2012. In nominating Mr. Pelizzari, the Corporate Governance and Nominating Committee considered as important factors his experience in the banking industry, his experience in leading a business organization, his familiarity with an important market area in which we have expanded and operate, and his experience in running and managing the financial needs of a business that is typical of many of our customers.
David T. Provost, age 64, is Chief Executive Officer and President of the Corporation. Mr. Provost was appointed to our board of directors upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and served as our Vice Chairman until June 21, 2017, when he was named Chief Executive Officer and President. Mr. Provost previously served as Chief Executive Officer, President and a director of Talmer Bancorp, Inc., and as Chief Executive Officer of Talmer Bank and Trust beginning in 2008 and Chairman of Talmer Bank and Trust beginning in December 2009. Mr. Provost served as President of Talmer Bank and Trust from December 2009 until September 2014. Prior to joining Talmer Bancorp, Inc., Mr. Provost served as Chairman and Chief Executive Officer of The PrivateBank-Michigan, then a subsidiary of Chicago-based PrivateBancorp, Inc. Mr. Provost also served as President and Chief Executive Officer of Bloomfield Hills Bancorp, and as Chairman and Chief Executive Officer of The Private Bank. Mr. Provost also spent 13 years in various capacities at Manufacturers National Bank of Detroit and Manufacturers National Bank of Novi (now Comerica Bank). Mr. Provost has served as a member of the board of directors of Plastipak Holdings, Inc. and its subsidiaries and as Chairman of its Audit Committee. In nominating Mr. Provost, the Corporate Governance and Nominating Committee considered as important factors his experience in the banking industry, his extensive experience in leading a business organization, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of a publicly-held company, and his familiarity with an important market area in which we have expanded and operate.

Thomas C. Shafer, age 60, was appointed Vice Chairman and a director of the Corporation and President and Chief Executive Officer of Chemical Bank on June 21, 2017. Mr. Shafer was Executive Vice President and Director of Regional and Community Banking of Chemical Bank from November 2016 until June 21, 2017. Mr. Shafer served as Vice Chairman of Talmer Bancorp, Inc. from 2011 until September 2014, and subsequently served as Chief Operating Officer of Talmer Bancorp, Inc. and President of Talmer Bank from September of 2014 until November 2016. Mr. Shafer also served as Chief Executive Officer and President and as a director of First Place Bank, a wholly-owned subsidiary of Talmer Bancorp, Inc., from January 2013 until it was merged into Talmer Bank in February 2014. Before joining Talmer, Mr. Shafer served Citizens Republic Bancorp for a 16-year period in various executive-level positions, including as Executive Vice President-Regional Banking, Executive Vice President-Commercial Banking, Chief Credit Officer and Executive Vice President-Specialty Banking. In nominating Mr. Shafer, the Corporate Governance and Nominating Committee considered as important factors his experience in the banking industry, his extensive experience in leading a business organization, commercial and retail delivery and his familiarity with an important market area in which we have expanded and operate.

Larry D. Stauffer, age 73, has served as a director of the Corporation and Chemical Bank since January 2006 and is Chair of the Audit Committee and a member of the Risk Management and BSA Committees. Mr. Stauffer formerly served as a director of Chemical Bank West from May 2004 until it was merged into Chemical Bank on December 31, 2005. Mr. Stauffer served from 1984 until November 2007 as President of Auto Paint Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the Midwest section of the United States, headquartered in Grand Rapids, Michigan. Mr. Stauffer served as a consultant to Auto Wares Inc. from November 2007 until his retirement in March 2013. In nominating Mr. Stauffer, the Corporate Governance and Nominating Committee considered as important factors his experience in leading a geographically diverse business organization, his familiarity with an important market area in which we operate and compete, his experience in the automotive industry, and his experience in running and managing the financial needs of a business that is typical of many of our customers.
Jeffrey L. Tate, age 49, was appointed to the board of directors of the Corporation on March 1, 2017, and is Chair of the Risk Management Committee and a member of the Audit Committee.  Mr. Tate is Vice President and Business Finance Director for the Packaging and Specialty Plastics segment of The Dow Chemical Company, a position he has held since August 2017.  He directs and oversees all finance activities to provide strategic and financial counsel for the businesses. Mr. Tate began his career with Dow in Louisiana in 1992 and held a variety of accounting and controller roles before relocating to Michigan for several finance leadership assignments in Dow Automotive, Investor Relations, Performance Materials and Performance Plastics. In his most recent role as corporate auditor, Mr. Tate held oversight for Dow’s Corporate Auditing department and was responsible for ensuring the adequacy and accuracy of all accounting, financial and operating controls of Dow’s global operations. In 2010, Mr. Tate was chosen as a recipient of the National Achievement in Industry Award by the National Association of Black Accountants (NABA).  In 2012, he was named to Savoy Magazine’s Top 100 Most Influential Blacks in Corporate America. He is a member of the Financial Executives International (FEI); the American Institute of Certified Public Accountants (AICPA); the Institute of Internal Auditors (IIA); National Black MBA Association; and Omega Psi Phi Fraternity, Incorporated.  Mr. Tate is a Certified Public Accountant and serves on the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group and the Corporate Advisory Boards of both Consortium and NABA. He also serves in his community on the board of directors of the Midland Community Center Operating Board. In nominating Mr. Tate, the Corporate Governance and Nominating Committee considered as important factors his experience as a leader in a large, geographically diverse publicly-held corporation, his experience and background as an auditor and certified public accountant, his familiarity with financial statements of large business organizations, and his familiarity with an important market area in which we operate and compete.

Gary Torgow, age 62, was appointed to the board of directors of the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and has served as the Executive Chairman of the board of directors since August 2016. Mr. Torgow previously served as Chairman of the board of directors of Talmer Bancorp, Inc. beginning in December 2009 and also served Talmer Bank and Trust in an executive capacity beginning in January 2010. Before joining Talmer Bancorp, Inc., Mr. Torgow is the Founder and Chairman of the Sterling Group, a Michigan-based real estate, development and investment company. Mr. Torgow also served as a board member of the Bank of Bloomfield Hills, on the Michigan Board of The PrivateBank, on the board and audit committee of Jackson National Life Insurance of New York. Mr. Torgow serves on the Board of Blue Cross Blue Shield of Michigan. Mr. Torgow is an executive board member of Business Leaders of Michigan and is a Trustee and board member of the Community Foundation of Southeastern Michigan. He is on the Foundation Board of Wayne State University and is a member of the Beaumont Health trustees. Mr. Torgow is on the Executive Board of the Jewish Federation of Metropolitan Detroit, and is the Board President of Yeshiva Beth Yehudah. In nominating Mr. Torgow, the Corporate Governance and Nominating Committee considered as important factors his experience leading a business organization, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of a publicly-held company, and his familiarity with an important market area in which we operate and compete.

Arthur A. Weiss, age 69, was appointed to the board of directors of the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and is Chair of the Compensation and Pension Committee and a member of the Corporate Governance and Nominating, Trust and Wealth Management, Technology, Credit Administration & Risk and Strategic Initiatives Committees. Mr. Weiss previously served as a director of Talmer Bancorp, Inc. and Talmer Bank and Trust beginning in May 2007. Mr. Weiss is a shareholder and Chairman of the board of directors of the law firm of Jaffe, Raitt, Heuer & Weiss, P.C., where he has practiced law since 1976. Mr. Weiss has served on the board of directors of Sun Communities, Inc., a publicly traded Real Estate Investment Trust (REIT) that owns and operates manufactured housing communities, since 1996. In nominating Mr. Weiss, the Corporate Governance and Nominating Committee considered as important factors his years of legal experience, his experience leading a business organization, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of a publicly-held company and his familiarity with an important market area in which we have expanded and operate.

Franklin C. Wheatlake, age 71, has served as a director of the Corporation and Chemical Bank since January 2006 and is a member of the Audit, Corporate Governance and Nominating, Risk Management, Compensation and Pension and Strategic Initiatives Committees. Mr. Wheatlake serves as our Lead Independent Director, a position he has held since April 2014 and has served as the Chairman of the board of Chemical Bank since June of 2017. Mr. Wheatlake served as a director of Chemical Bank West from 2001 until it was merged into Chemical Bank on December 31, 2005. Mr. Wheatlake is Chairman of Utility Supply and Construction Company, a company that provides supply chain, material distribution, logistics support and construction services to the electric and gas utility industry located in Reed City, Michigan, a position he has held since 1990. In nominating Mr. Wheatlake, the Corporate Governance and Nominating Committee considered as important factors his experience in leading a diverse business organization, his familiarity with an important market area in which we operate and compete, and his experience in running and managing the financial needs of a business that is typical of many of our customers.

Board Committees
Among others, the board of directors has established the following standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

•	Risk Management Committee

The following table shows each person currently serving as a director and the committees each director served on during 2018:

Director	Audit Committee	Compensation and Pension Committee	Corporate Governance and Nominating Committee	Risk Management Committee

James R. Fitterling	M(1)	M	C	M
Ronald A. Klein		M
Richard M. Lievense
Barbara J. Mahone	M	M	M	M
Barbara L. McQuade				M
John E. Pelizzari			M
David T. Provost
Thomas C. Shafer
Larry D. Stauffer	C			M
Jeffrey L. Tate	M(1)(2)			C
Gary Torgow
Arthur A. Weiss		C	M
Franklin C. Wheatlake	M	M	M	M
M - Member
C- Chair

(1)	The board of directors has determined that these individuals have "banking or related financial expertise" as defined by the FDIC.

(2)	The board of directors has determined that this individual is an “audit committee financial expert” as defined by the SEC.

Director Independence. NASDAQ listing rules require a majority of our directors and each member of our Audit, Compensation and Pension, and Corporate Governance and Nominating Committees to be independent. The Federal Reserve Board’s Enhanced Prudential Standards also require the chair of our Risk Management Committee to be independent. Our board of directors has adopted Categorical Director Independence Standards to help fulfill its obligations under NASDAQ rules to determine whether any director has a relationship that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director, which we refer to as a “material relationship.” The categorical standards provide that the following relationships are not material relationships for such purposes:

•
Deposit or lending relationships involving a director or his or her immediate family members if the products being offered are being provided in the ordinary course of our business and on substantially the same terms and conditions, including interest rates and collateral (if applicable), as those prevailing at the time for comparable transactions with persons not related to us, and, with respect to loans, did not involve more than a normal risk of collectability or present other unfavorable features and such loans are not nonaccrual, past due, restructured or potential problem loans;

•
Any relationship between us or one of our subsidiaries, on the one hand, and another entity, including a corporation, limited liability company or partnership, in which a director, or an immediate family member of a director, is a partner in, a controlling shareholder of, or an executive officer of, on the other hand, to which we have made, or from which we have received, payments for property or services, if such payments did not exceed the lesser of $120,000, or 1% of the other entity’s consolidated gross revenues in the current fiscal year or any of the past three fiscal years, and excluding (a) payments arising solely from investments in our securities; or (b) payments under non-discretionary charitable contribution matching programs; and

•
Contributions made or pledged to any charitable organization, provided, that, neither the director, nor an immediate family member of the director, is currently an executive officer or director of such charitable organization and such contributions did not exceed the greater of $200,000, or 5% of such organization’s annual consolidated gross revenues, in the current fiscal year or any of the past three fiscal years, and excluding non-discretionary charitable contribution matching programs.

Our board of directors, in coordination with our Corporate Governance and Nominating Committee, evaluated the relevant relationships between each director/director nominee (and his or her immediate family members and affiliates) and Chemical and our subsidiaries and affirmatively determined that all of our directors/director nominees are independent, except for Mr. Provost, Mr. Torgow and Mr. Shafer, due to their employment with Chemical, and Mr. Lievense, due to his previous employment with InSite Capital, LLC, one of our subsidiaries, from 2016 until 2018. Specifically, the following nine of our 13 directors/director nominees are independent under NASDAQ listing rules and our categorical standards: Mr. Fitterling, Mr. Klein, Ms. Mahone, Ms. McQuade, Mr. Pelizzari, Mr. Stauffer, Mr. Tate, Mr. Weiss and Mr. Wheatlake.
Audit Committee.    Our Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements on behalf of the board of directors and reports the results of its activities to the board of directors. The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the work of our independent registered public accounting firm. The Audit Committee also oversees and reviews the performance of our internal audit function. The Audit Committee has the full power and authority to perform the responsibilities of a public company audit committee under applicable law, regulations, NASDAQ listing rules and public company custom and practice. The Audit Committee may establish subcommittees with such powers and authority as specifically determined and delegated by the Audit Committee. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation.
The Audit Committee operates pursuant to a written charter, a current copy of which is available on our corporate website at www.chemicalbank.com under “Investor Information.” The Audit Committee is comprised solely of “independent directors” as defined by NASDAQ listing rules. The Audit Committee met twelve times during 2018.

Compensation and Pension Committee.    Our Compensation and Pension Committee (the "Compensation Committee") determines and oversees our executive compensation philosophy, structure, policies and programs, assesses whether our compensation structure establishes appropriate incentives for management and employees, reviews salaries, bonuses and other compensation of all executive officers of the Corporation and our subsidiaries, administers our share-based compensation plans, makes recommendations to the board of directors regarding the grants of share-based compensation awards under these plans, and annually reviews our benefit programs, including the pension, supplemental pension, nonqualified deferred compensation and 401(k) savings plans. The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, NASDAQ listing rules, and public company custom and practice. The Compensation Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the Compensation Committee. In addition, under its Charter, the Compensation Committee can delegate to the Chief Executive Officer authority to determine or recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer. The Compensation Committee has also delegated to certain executive officers the authority to make grants of equity awards to employees that are not otherwise executive officers as defined by Rule 3b-7 of the Securities Exchange Act of 1934. The Compensation Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation.
The Compensation Committee operates pursuant to a written charter, a current copy of which is available on our corporate website at www.chemicalbank.com under “Investor Information.” The Compensation Committee is comprised solely of “independent directors” as defined by NASDAQ listing rules. The Compensation Committee met eight times during 2018.
Corporate Governance and Nominating Committee.    Our Corporate Governance and Nominating Committee oversees our corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders of the Corporation or our subsidiaries. The Corporate Governance and Nominating Committee has full power and authority to perform the responsibilities of a public company nominating and corporate governance committee under applicable law, regulations, NASDAQ listing rules, and public company custom and practice. The Corporate Governance and Nominating Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the committee. The Corporate Governance and Nominating Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation.
The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on our corporate website at www.chemicalbank.com under “Investor Information.” The Corporate Governance and Nominating Committee is comprised solely of “independent directors” as defined by NASDAQ listing rules. The Corporate Governance and Nominating Committee met four times during 2018.
Risk Management Committee.   Our Risk Management Committee oversees and assesses the adequacy of our management of key risks, including credit risk, asset/liability risk, liquidity risk and operational risk. The Risk Management Committee is also responsible for monitoring our risk management profile and obtaining reasonable assurance of adherence to our risk management policies. The committee may delegate responsibility for the assessment of certain risks to various committees of management or the board of directors, which must report and make recommendations to the committee concerning specific areas of risk. The Risk Management Committee is responsible for the coordination of the assessment of risks among the various committees to which it delegates any responsibility, and is responsible for ensuring that we have adequate procedures and processes for assessing risk across all of our operations. The Risk Management Committee reviews the fiduciary activities of the Corporation and Chemical Bank and has overall responsibility for evaluating and approving the fiduciary policies of the Corporation and Chemical Bank. The committee has the full power and authority to perform the responsibilities of a public company risk management committee under applicable law, regulations, NASDAQ listing rules, and public company custom and practice. In discharging its oversight role, the Risk Management Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Corporation. The Risk Management Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation.

The Risk Management Committee operates pursuant to a written charter, a current copy of which is available on our corporate website at www.chemicalbank.com under “Investor Information.” The Risk Management Committee met six times during 2018.

Corporate Governance
Board and Annual Meeting Attendance
During 2018, our board of directors held twelve meetings. All of the directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). We have a policy that requires all directors and director nominees to attend our annual meeting of shareholders. All of our directors and director nominees attended our 2018 annual meeting of shareholders.
Director Nominations
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third-party search firms and other sources. The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation, and will consider the current composition of the board in light of the diverse communities and geographies we serve and the interplay of the candidate’s experience with the experience of the other board members, as well as such other factors as the committee deems appropriate.
Under our bylaws, nominations by shareholders may only be made by sending a notice to our Corporate Secretary that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of our common stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•	such other information concerning each nominee as would be required under the rules of the SEC to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to our Corporate Secretary not less than 120 days before the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for the election of directors. The Corporate Governance and Nominating Committee will evaluate and consider every nominee so proposed by a shareholder and report each such nomination and the committee’s recommendation to the full board of directors. The Corporate Governance and Nominating Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees.
In considering possible candidates for election as a director, the committee and the other directors will be guided by applicable rules and regulations, any specific criteria established by the committee and the following criteria:
Each candidate should have:

•	a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (e.g. chief executive officer, managing partner, president);

•	financial literacy or other professional or business experience relevant to an understanding of the Corporation and its business; and

•	a demonstrated ability to think and act independently as well as the ability to work constructively in a collegial environment.

In addition, the Corporate Governance and Nominating Committee may consider factors such as business and industry experience, public company experience, education, independence, gender, race, national origin, and familiarity with our market areas. The board of directors believes that the Corporation and our shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. The board of directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the board of directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the board.

Shareholder Communication with the Board
Shareholders and interested parties may communicate with members of our board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o William C. Collins, General Counsel and Corporate Secretary, Chemical Financial Corporation, 235 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.

Board Leadership Structure
The board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chair of the board because the board believes it is in our best interests to make that determination based on the membership of the board. The board believes that presently it is in our best interest that the positions of Chair and Chief Executive Officer are separate. The board believes that this separation is presently appropriate as it allows Mr. Provost, as Chief Executive Officer, to focus primarily on leading our day-to-day operations, while Mr. Torgow, the Chair, can focus on leading the board in its consideration of strategic issues and monitoring corporate governance, community relations and shareholder issues. The board has also determined that having Mr. Torgow, who also serves as our Executive Chairman, serve as Chair of the board is in the best interest of our shareholders at this time because this structure makes the best use of Mr. Torgow's extensive experience in board and community relations, particularly in our market areas.

In order to provide for a greater role for the independent directors in our oversight, we have also appointed a Lead Independent Director, Mr. Wheatlake. We also have an independent director serving as the Chair of each of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Risk Management Committee.
The duties and responsibilities of the Lead Independent Director include:

•	acting as a liaison and channel for communication between the Chief Executive Officer, the Executive Chair and the other directors;

•	providing leadership to ensure the board works cohesively and independently and during times of crisis;

•	advising the Chief Executive Officer and the Executive Chair as to the quality, quantity and timeliness of the flow of information from our management to the directors;

•	being available as a resource to consult with the Chief Executive Officer and the Executive Chair and the other directors on corporate governance practices and policies;

•	together with management where appropriate, considering questions of conflicts of interest of the Chief Executive Officer and the Executive Chair and the other directors;

•	coordinating the assessment of board committee structure, organization and charters and evaluating the need for change;

•	coordinating, developing the agenda for, and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer;

•	ensuring the appropriate segregation of duties between the directors and management; and

•	together with the chairperson of the Compensation and Pension Committee, communicating the board’s evaluation of the performance of the Chief Executive Officer.
Common Stock Ownership Guidelines
In January 2008, the board of directors established stock ownership guidelines for its directors. Directors, as of April 30, 2008, are required to retain ownership equal to five times the paid annual equity retainer, with a five year timeframe to attain the designated ownership level. Directors appointed to the board after April 2008 are required to retain ownership equal to five times the paid annual retainer (sum of equity and cash retainers) with a five year timeframe to attain the designated ownership level.
In December 2008, the Compensation Committee implemented stock ownership guidelines that set forth the expected investment in shares of our common stock for the named executive officers and other executive and senior officers of the Corporation and Chemical Bank. Expected ownership is expressed as a percentage of base salary, as determined from time to time. The expected ownership for the named executive officers is as follows: Mr. Provost - 500%; Mr. Klaeser - 300%; Mr. Torgow - 300%; Mr. Shafer – 300%; and Mr. Ryan – 300%. Each named executive officer, as well as each other executive officer of the Corporation, is allowed five years from the date the guidelines first become applicable to him or her to achieve the expected stock ownership.

Individuals who acquire shares of common stock under our equity-based incentive plans must hold at least 50% of all net after-tax acquired shares until the earlier of the time such stock ownership guidelines are satisfied or 36 months following acquisition.

Anti-Hedging Policy
Our anti-hedging policy aligns the interests of our directors and executive officers with our shareholders. The policy prohibits our directors and executive officers from engaging in any transaction which could hedge or offset decreases in the market value of our common stock, including short-selling, put or call options, forward sale or purchase contracts, equity swaps, and exchange funds.

Board’s Role in Risk Oversight
We have appointed a Risk Management Committee of the board of directors. The Risk Management Committee is discussed under the subheading “Board Committees–Risk Management Committee” of this proxy statement.
Board Tenure Limits
The policies of the board of directors require that directors retire from the board at the next annual meeting of our shareholders which occurs after the director’s 72nd birthday. Mr. Stauffer, a member of our board and Chair of our Audit Committee, turned 72 in 2017, and Ms. Mahone, a member of our board, turned 72 in 2018. However, given our pending merger with TCF Financial Corporation, each of their breadth of knowledge with respect to our operations, and, with respect to Mr. Stauffer, his role as Chair of our Audit Committee, and, with respect to Ms. Mahone, her executive level experience in human resources, the board of directors determined that it was in our best interests to waive the mandatory retirement policy with respect to Mr. Stauffer and Ms. Mahone in 2019, and re-nominate each to serve an additional one-year term. In addition, directors are required to submit a resignation in the event of a significant change in the director’s personal or professional circumstances that would reasonably cause a re-examination of the director’s continued membership on the board. The decision whether to accept the resignation is determined by the full board.

The board of directors has adopted a policy limiting the tenure of any director to a maximum period of 12 years. Under the policy, members of the board of directors who were serving as of the date of adoption of the policy may serve for up to an additional period of 12 years from that date, subject to our policy requiring mandatory retirement for directors at age 72. Prospectively, newly elected directors may serve for a period of 12 years, or until mandatory retirement at age 72, whichever occurs first. The policy provides that the 12 year service limitation may be modified by the board of directors in individual cases, if the particular expertise of a director and the needs of the Corporation make it desirable to grant such an extension.

Uncontested Election Director Resignation Policy

In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the board of directors), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the board of directors. The Corporate Governance and Nominating Committee must promptly consider the resignation and recommend to the board of directors whether to accept or reject the resignation. The board of directors must then act on the committee’s recommendation and determine whether to accept or reject the recommendation. Following the board’s decision, we will promptly disclose the board of directors’ decision and process (including, if applicable, the reasons for rejecting the resignation) in a periodic or current report filed with the SEC. Any director who tenders his or her resignation is not permitted to participate in the committee’s recommendation or the board’s decision.
Assessment of Board Performance
The Corporate Governance and Nominating Committee is responsible for coordinating the annual evaluation of the board of directors’ performance. The committee will receive comments from all directors relative to the board’s performance and such comments will be discussed with the full board. The purpose of the evaluation is to increase the effectiveness of the board as a whole and not to focus on the performance of individual directors. The Corporate Governance and Nominating committee will also utilize the results of this evaluation process when determining the characteristics and assessing critical skills required of prospective candidates for nomination or appointment to the board and making recommendations to the board with respect to assignments of directors to the various board committees.
The board of directors and each committee of the board of directors conducts an annual self-assessment survey. The survey utilizes questionnaires completed by each board and committee member. The responses are compiled and shared with the board, and provide a useful tool for evaluation of the effectiveness of our governance and management.

Audit Committee Report
The Audit Committee oversees our financial reporting process and our internal control over financial reporting and related disclosure controls and procedures on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and related disclosures that are included in our 2018 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, the clarity of disclosures in and concerning the financial statements, and the internal controls and disclosure controls and procedures that support management’s accounting and disclosure judgments and the certifications of the Chief Executive Officer and the Chief Financial Officer that our financial statements fairly present, in all material respects, our financial condition, results of operations, and cash flows. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.
All audit and non-audit services provided to us by our independent registered public accounting firm, KPMG LLP ("KPMG"), and the associated fees are pre-approved by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority, and the Committee considers the compatibility of such non-audit services with the registered public accounting firms' independence. The Audit Committee evaluated the performance of KPMG, including the senior audit engagement team, and determined to retain KPMG to serve as our independent registered public accounting firm for the year ended December 31, 2019. In doing so, the Audit Committee considered the quality and efficiency of the services provided by KPMG and its technical expertise, tenure as our independent registered public accounting firm, and knowledge of our operations and industry. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee continued its long-standing practice of recommending that the board of directors ask shareholders to ratify the appointment of our independent registered public accounting firm at the 2019 Annual Meeting (see Proposal 2 – Ratification of Appointment of KPMG). KPMG has served as the Corporation's independent registered public accounting firm for thirteen years. The Audit Engagement Partner rotates every five years, and the Audit Committee is involved in the selection of the Audit Engagement Partner.
The Audit Committee’s meetings included executive sessions with KPMG and with our director of internal audit. The Audit Committee meets with our internal audit staff and KPMG, with and without management present, to discuss the overall scope and plans for their respective audits, results of their examinations, their evaluations of internal controls, including internal controls over financial reporting, and the overall quality of our financial reporting. The Audit Committee’s meetings also included reviewing our planned public disclosures of quarterly and annual financial results, including review with management and KPMG of our financial statements and management’s discussion and analysis of financial condition and results of operations disclosures in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q before filing with the SEC and of matters relating to our internal control over financial reporting and disclosure controls and procedures for such filings.

Numerous other informal meetings and communications among the Audit Committee Chair, various Audit Committee members, KPMG, the director of internal audit, the chief financial officer and the director of risk management also occurred. The agenda for each of the Audit Committee’s meetings is established by the Audit Committee Chair and the director of internal audit.
In its meetings with representatives of KPMG, the Audit Committee asked them to address, and discuss their responses to, questions relevant to the Audit Committee’s oversight. These discussions included significant accounting judgments or estimates made by management in preparing our financial statements, fair presentation to investors in the financial statements of our financial position and performance in accordance with generally accepted accounting principles and SEC disclosure requirements, and implementation of internal controls and internal audit procedures that are appropriate for the Corporation.
KPMG is responsible for expressing an opinion as to whether our consolidated financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles. The Audit Committee has also discussed with KPMG the firm's assessment of our internal controls and the matters required to be disclosed by Public Company Accounting Oversight Board’s Auditing Standard No. 1301, "Communications with Audit Committees." The Audit Committee has also received and discussed the written disclosures and the letter from KPMG required by Public Company Accounting Oversight Board Rule 3526, "Communication with Audit Committees Concerning Independence", and has conducted a discussion with KPMG regarding its independence. In addition, the Audit Committee has received written materials addressing KPMG’s internal quality control procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2018 to be filed with the SEC. A copy of our Annual Report on Form 10-K is part of the Annual Report to Shareholders included with these proxy materials.
Respectfully Submitted,

Larry D. Stauffer, Chair	Jeffrey L. Tate
James R. Fitterling	Franklin C. Wheatlake
Barbara J. Mahone

Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm
KPMG served as our independent registered public accounting firm for the years ended December 31, 2018 and 2017. The Audit Committee has reappointed KPMG for the year ending December 31, 2019. In accordance with prior practice, representatives of KPMG are expected to be present at the annual meeting of shareholders on May 7, 2019, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees
A summary of the fees paid and payable to KPMG for each of the two calendar years ended December 31, 2018 are as follows:

	2018	2017
Audit Fees(1)	$1,879,077	$1,778,620
Audit-Related Fees(2)	80,000	81,050
Tax Fees(3)	751,465	1,083,379
All Other Fees	—	—
Total	$2,710,542	$2,943,049

(1)
Audit of the consolidated financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002), procedures related to the Federal Deposit Insurance Corporation Improvement Act, quarterly review procedures for Quarterly Reports on Form 10-Q and acquisition-related audit procedures.

(2)	Services related to accounting matters not arising as part of the audit, including fees related to assurance services related to mortgage operations.

(3)	Fees primarily related to tax consulting and acquisition-related tax matters and also includes tax compliance services.

All services provided by KPMG in 2018 and 2017 were either within general pre-approved limits established by the Audit Committee or specifically approved by the Audit Committee. For additional information about the Audit Committee’s pre-approval policy, see “Board Committees–Audit Committee.”

Ownership of Chemical Common Stock
Five Percent Shareholders
The following table lists the only shareholders known by us to have been the beneficial owners of more than 5% of the outstanding shares of our common stock as of March 12, 2019:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power(2)	Sole Dispositive Power	Shared Dispositive Power(2)	Total Beneficial Ownership	Percent of Class
BlackRock, Inc.(3)	8,303,126	—	8,480,147	—	8,480,147	11.9%
55 East 52nd Street New York, NY 10055
The Vanguard Group(4)	70,560	8,208	6,766,754	71,607	6,838,361	9.6%
100 Vanguard Blvd. Malvern, PA 19355

(1)
The numbers of shares stated are based on information furnished by each shareholder listed and include shares beneficially owned by that shareholder under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. We have based our calculation of the percentage of beneficial ownership on 71,538,472 shares of common stock outstanding as of March 12, 2019.

(2)	These numbers include shares over which the listed shareholder is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right.

(3)
Based on information filed with the SEC on Schedule 13G/A on January 24, 2019. BlackRock, Inc., an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of our common stock and may be deemed to be the beneficial owner of these shares.

(4)
Based on information filed with the SEC on Schedule 13G/A on February 11, 2019. The Vanguard Group, an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of our common stock and may be deemed to be the beneficial owner of these shares.

Ownership of Chemical Financial Common Stock by Directors and Executive Officers
The following table sets forth information concerning the number of shares of our common stock held as of March 12, 2019 by each of our directors, each named executive officer, and all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting or Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options Exercisable Within 60 Days	Stock Units(3)	Total Beneficial Ownership	Percent of Class
J. R. Fitterling	18,414	—	—	6,442	24,856	*
D. L. Klaeser	49,413	—	—	—	49,413	*
R. A. Klein	20,725	—	17,698	2,554	40,977	*
R. M. Lievense	—	18,000	—	4,738	22,738	*
B. J. Mahone	13,278	—	—	4,363	17,641	*
B.L. McQuade	—	—	—	2,831	2,831	*
J. E. Pelizzari	4,481	—	—	5,251	9,732	*
D. T. Provost	94,394	283	—	—	94,677	*
J. B. Ryan	—	—	—	—	—	*
T. C. Shafer	25,175	—	5,843	—	31,018	*
L. D. Stauffer	—	14,053	—	6,315	20,368	*
J. L. Tate	—	—	—	5,467	5,467	*
G. Torgow	93,338	1,339	—	—	94,677	*
A. A. Weiss	16,433	—	—	6,406	22,839	*
F. C. Wheatlake	6,430	82,294	—	2,422	91,146	*
Group Total	342,081	115,969	23,541	46,789	528,380	*
All Directors and Executive Officers as a Group (24 persons)	415,617	143,393	113,914	46,789	719,713	1.0%
*Denotes less than 1% ownership.

(1)
We have based our calculation of the percentage of beneficial ownership on 71,538,472 shares of common stock outstanding as of March 12, 2019. The numbers of shares stated are based on information furnished by each person listed and include shares beneficially owned by that person under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included. The Corporation and the directors and officers of the Corporation and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in fiduciary capacities.

(2)
These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included.

(3)
These numbers include stock units credited to each director’s account under the Chemical Financial Corporation Directors’ Deferred Stock Plan. Distributions of shares of our common stock equal to the number of stock units in the participating director’s account will occur upon the director’s retirement, termination of service, death or a change in control of the Corporation.

Executive Officers
Our executive officers are appointed annually by, and serve at the pleasure of, the board of directors. Biographical information for Mr. Provost, Mr. Shafer and Mr. Torgow is included in the “Board of Directors” section of this proxy statement. The following sets forth biographical information concerning our executive officers who are not directors. Except as otherwise indicated, each executive officer has had the same principal occupation and employment during the past five years. The age of each executive officer is as of December 31, 2018.
Gregory R. Bixby, age 53, is Executive Vice President, Chief Technology and Operations Officer, a position he was named to in January 2019. Before that, Mr. Bixby served as Executive Vice President, Chief Delivery Officer from September 2017 until December 2018. With over 30 years of experience in technology and operations, he is responsible for Information Technology, Deposit Operations, Loan Operations, Electronic Banking, Business Intelligence and the Project Management Office. Prior to joining Chemical Bank, Mr. Bixby was an executive of Sunflower Bank leading a transformational merger. From 2011 to 2016, Mr. Bixby was Executive Managing Director, Chief Information Officer for Talmer Bank and Trust. He also served as Chief Operating Officer of First Place Bank from May 2013 until February 2014, when First Place Bank was merged with and into Talmer Bank. Mr. Bixby’s previous roles included Chief Information Officer for Capitol Bancorp Ltd. from 2007 through 2011, Senior Vice President and Chief Information Officer for Republic Bancorp Inc. from 1997 through 2007, and Vice President of Information Technology for Republic Bancorp Mortgage Inc. from 1993 through 1996. Mr. Bixby is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.
William C. Collins, age 66, is Executive Vice President, General Counsel and Secretary of the Corporation and Chemical Bank, a position he has held since May 16, 2011. Mr. Collins served as a partner of the law firm of Currie Kendall PLC from 1983 until 2005 and as its managing partner from 2005 until May 15, 2011. Mr. Collins is a member of the Senior Leadership Team of Chemical Bank.
Dennis L. Klaeser, age 61, is Executive Vice President and Chief Financial Officer of the Corporation and Chemical Bank and Treasurer of the Corporation, a position he has held since August 2016. Before that, Mr. Klaeser served as Chief Financial Officer and an Executive Managing Director of Talmer Bancorp, Inc. from May 2010 until Talmer Bancorp's merger with the Corporation on August 31, 2016. Mr. Klaeser also served as Chief Financial Officer and a director of First Place Bank following its acquisition by Talmer Bancorp, Inc. from January 2013 until it was merged into Talmer Bank and Trust in February 2014. Mr. Klaeser is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Mr. Klaeser has also served on the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, since December 2016. Mr. Klaeser was a senior Midwest bank analyst with Raymond James from April 2009 to May 2010. From 2003 until 2009, Mr. Klaeser was Chief Financial Officer of PrivateBancorp, Inc., where he was responsible for financial and accounting functions as well as strategic planning, capital markets, SEC, regulatory and board reporting, Sarbanes-Oxley, and investor relations. From 2000 through 2002, Mr. Klaeser was Managing Director and Head of the Financial Institutions Group for Anderson Corporate Finance, a division of Arthur Andersen, where he was responsible for advising financial institutions on complex merger and acquisition transactions, restructuring, and divestures. Mr. Klaeser also spent seven years as an investment banker and was head of the Financial Institutions Group at EVEREN Securities, which was acquired by First Union Securities. Mr. Klaeser has served as Treasurer of the Chemical Bank Foundation’s Board of Trustees since May 2017. Mr. Klaeser also has served as a member of the Board of Trustees for Lawrence University of Wisconsin since November 2018.
Sandra D. Kuohn, age 54, is Executive Vice President and Chief Human Resource Officer for the Corporation and Chemical Bank. Ms. Kuohn was appointed to this position upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016. Ms. Kuohn previously served as the Chief Human Resource Officer for Talmer Bank beginning in July 2011. Prior to Talmer Bank, Ms. Kuohn spent 11 years as the Global Vice President of Human Resources for Urban Science, Inc. headquartered in Detroit, Michigan. In that capacity, she was responsible for recruiting, compensation and benefits, career development, and performance management across ten different countries around the world. Before, Ms. Kuohn owned her own consulting business for five years and started her career with Anderson Consulting in Detroit. Ms. Kuohn is a member of the Executive Board of Trustees for the CATCH charity and chairs their annual Detroit News/CATCH Outstanding Graduates program. Ms. Kuohn is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.
Christopher McComish, age 54, is Executive Vice President and Chief Banking Officer of Chemical Financial and Chemical Bank, a position he has held since June 18, 2018. Mr. McComish previously served as President and Chief Executive Officer of Scottrade Bank from September 2015 to June 2018. He also served as Chief Operating Officer at BMO Harris Bank from 2008 to 2015 and served as Community Banking Executive Director with Wachovia Bank from 1987 to 2008. Mr. McComish is a member of the Executive Leadership Team and the Senior Leadership team of Chemical Bank.

Robert S. Rathbun, age 55, is Executive Vice President and Regional President of the East Region of Chemical Bank. Mr. Rathbun joined Chemical Bank in 1987, working in Corporate Loan Review and Corporate Compliance before transferring to commercial lending in 1997. In 2003, he was promoted to Senior Vice President, Commercial Lending and in 2007 was named Community President of the Midland Community Bank and Senior Lender for the Owosso, Clare and Midland Community Banks. Mr. Rathbun served as Regional President of the East Region of Chemical Bank from May 2012 to April 19, 2015 and was re-appointed to that position on November 13, 2017. Mr. Rathbun served as Executive Vice President and Chief Operating Officer - Customer Experience from April 20, 2015, until November 13, 2017. Mr. Rathbun was appointed to the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, on May 31, 2015. Mr. Rathbun is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Mr. Rathbun served as a Vice President of the Chemical Bank Foundation’s Board of Trustees from January 2013 until August 2017.
Timothy D. Regan, age 57, is Executive Vice President and Chief Risk Officer of the Corporation and Chemical Bank, a position he has held since August 2017. Mr. Regan previously served as the Director of Business Risk for the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and served as the Chief Risk Officer of Talmer Bank and Trust from May 2015 until August 2016. Before that, Mr. Regan served as the Director of Enterprise Risk from April 2013 until May 2015 and as Director of Internal Audit and Enterprise Risk from 2010 until April 2013 of Talmer Bank and Trust. He has over 35 years of financial institution experience, including as Corporate Secretary, Director, Controller, Chief Financial Officer, General Auditor and Enterprise Risk Officer. Mr. Regan previously served as a member of Trustees of Port Huron Hospital and is currently a member of the McLaren - Port Huron Hospital’s Audit Committee. Mr. Regan is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

J. Brennan Ryan, age 49, is Executive Vice President and Chief Operating Officer of the Corporation and Chemical Bank, a position he has held since July 9, 2018. Mr. Ryan previously served as a partner at Nelson Mullins Riley & Scarborough LLP, a 600+ attorney law firm with offices across the United States, where he helped lead the firm’s services in financial institution activities, mergers and acquisitions, public and private capital financings, and multi-company acquisition strategies for large corporate entities. Mr. Ryan is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

Daniel W. Terpsma, age 64, is Executive Vice President of Commercial Lending of Chemical Bank, a position he has held since September 14, 2015. Mr. Terpsma previously served Chemical Bank as Managing Director - Strategic Growth from November 1, 2014 until September 13, 2015. Before that, Mr. Terpsma served as President and Chief Executive Officer of Northwestern Bank from 2013 until it was acquired by the Corporation on October 31, 2014. Mr. Terpsma previously held management positions with Old Kent Financial Corporation, LaSalle Bank/ABN Amro Corporation, Bank of America Corporation and Westwater Group. Mr. Terpsma is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

James E. Tomczyk, age 67, is Executive Vice President and Chief Credit Officer of Chemical Bank, a position he has held since January 2006. Mr. Tomczyk joined Shoreline Bank in February 1999 as Executive Vice President of its Private Banking, Trust and Investment divisions and became Senior Executive Vice President of these divisions in October 2000. He served as President, Chief Executive Officer and a director of Chemical Bank Shoreline (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Tomczyk was appointed to the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, on May 31, 2015. Mr. Tomczyk is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

Kathleen S. Wendt, age 45, is Executive Vice President and Deputy Chief Financial Officer of the Corporation and Chemical Bank, a position she has held since July 2018. Ms. Wendt previously served as Executive Vice President and Chief Accounting Officer, a position she held since October 2017. On February 27, 2018, our board appointed Ms. Wendt to serve as our principal accounting officer. Ms. Wendt served as Chief Accounting Officer and an Executive Managing Director of Talmer Bancorp, Inc. from June 2011 until its merger with the Corporation on August 31, 2016. She served as First Senior Vice President and Chief Accounting Officer of Chemical Bank following the merger with Talmer Bancorp, Inc. until March 2017. Ms. Wendt is a certified public accountant with experience in financial reporting, accounting policy and the management of controls over financial reporting.  Ms. Wendt served in a number of positions with Comerica Incorporated, a financial institution with more than $60 billion in total assets, from May 2003 until June 2011, including Senior Vice President, Director of External Reporting and Senior Vice President, Director of Accounting Policy and Financial Procedures and Controls. Before that, Ms. Wendt served as an Assurance Manager at PricewaterhouseCoopers located in Chicago, Illinois and Zurich, Switzerland. Ms. Wendt is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

Compensation and Pension Committee Report
In fulfilling its oversight responsibilities, the Compensation and Pension Committee (“Compensation Committee”) reviewed and discussed with management the Compensation Discussion and Analysis required by SEC Regulation S-K Item 402(b). Based on this review and discussion, the Compensation Committee recommended to the board of directors (and the board approved) that the Compensation Discussion and Analysis be included in this proxy statement for our 2019 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2018.
Respectfully Submitted,

Arthur A. Weiss, Chair	Barbara J. Mahone
James R. Fitterling	Franklin C. Wheatlake
Ronald A. Klein
Compensation and Pension Committee Interlocks and Insider Participation
During 2018, the Compensation Committee was composed of Mr. Weiss (Chair), Mr. Fitterling, Mr. Klein, Ms. Mahone and Mr. Wheatlake. None of these members were, during the last fiscal year, an officer or employee of the Corporation or formerly an officer of the Corporation. None of our executive officers served as a member of a compensation committee (or board committee performing a similar function) of another entity, or served as a director of another entity, for which any executive officer of these entities served as a member of the Compensation Committee or as a director of the Corporation.

Executive Compensation
In this section, we sometimes refer to the Compensation and Pension Committee as the “Committee.”
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our compensation programs, our underlying compensation philosophy and the fundamental elements of the compensation paid to our named executive officers, whose 2018 compensation information is provided in the tables following this discussion. In this proxy statement, our “named executive officers” are the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers in 2018, as set forth in the following table.

Named Executive Officers
David T. Provost	President and Chief Executive Officer
Dennis L. Klaeser	Executive Vice President, Chief Financial Officer and Treasurer
Gary Torgow	Executive Chairman of the Board of Directors
Thomas C. Shafer	Vice Chairman, President and Chief Executive Officer of Chemical Bank
J. Brennan Ryan	Executive Vice President and Chief Operating Officer

2018 Financial Highlights

In 2018, we emphasized our “Big Four Initiative,” which represented our top four initiatives for 2018:

•	generating strategic organic loan and deposit growth;

•	increasing our operating efficiency and accountability;

•	developing an exceptional customer service model; and

•	creating the Chemical culture.

We implemented these initiatives by:

•	successfully recruiting an outstanding team of commercial lenders to drive growth in our West Michigan, Southeast Michigan and Cleveland markets;

•	targeting lending growth in products with higher returns;

•	upgrading our core operating systems to assist in our preparation for future growth, regulatory compliance and customer satisfaction;

•	reducing expenses; and

•
becoming Detroit’s Hometown Bank with the city’s selection of Chemical Bank as its new primary banking partner for managing the city’s operating accounts, with expected balances of up to $500 million in deposits, and the move of our headquarters to Detroit.

We produced solid earnings and balance sheet growth in 2018, and reinvested a portion of our cost savings from our 2017 restructuring efforts into enhancements in our core operating systems and the hiring of commercial lenders and other key operational staff, all while maintaining a strong efficiency ratio.

Key performance highlights during the year included:

Continued Net Income Growth

Our net income was $284.0 million in 2018, representing an increase of 90.0% over 2017 and 162.9% over 2016. Our 2018 annual incentive plan included a corporate performance metric based on our adjusted core net income, which was earned at 142.9% of target based on our 2018 adjusted core net income of $276.9 million. See the “Elements of Compensation - Annual Cash Incentive Plan” section of this CD&A for additional information about our adjusted core net income.

Efficiency Ratio

Our efficiency ratio is a measure of operating expenses as a percentage of net interest income and noninterest income. Our efficiency ratio was 54.3% for 2018, 60.1% for 2017 and 67.2% for 2016. Our 2018 annual incentive plan included a corporate performance metric based on our adjusted efficiency ratio, which was achieved at 100% of target based on an adjusted efficiency ratio of 52%. See the “Elements of Compensation - Annual Cash Incentive Plan” section of this CD&A for additional information about our adjusted efficiency ratio.

Strong Loan and Deposit Growth

We experienced organic loan growth of $2.10 billion for 2018, compared to 2017, partially offset by run-off in our acquired loan portfolio of $982.8 million. Our total loans were $15.3 billion at December 31, 2018, an increase of $1.11 billion, or 7.9%, from total loans of $14.2 billion at December 31, 2017. When considering growth, we consider the highest quality loan growth for us to be in commercial and industrial loans and in owner-occupied commercial real estate, which contributed $616.9 million and $246.0 million, respectively, of our loan growth for 2018. Together, these two loan categories were responsible for 77.4% of our loan growth during 2018.

We grew our total deposits by $1.95 billion, or 14.3%, to $15.59 billion for 2018, compared to total deposits for 2017 of $13.64 billion. While competition for deposits remained strong throughout our markets during 2018 and 2017, our efforts to expand deposit relationships with existing and new customers, our financial strength and a general trend in customers holding more liquid assets have resulted in continuing increases in customer deposits.

Total Shareholder Return

We believe that our total shareholder return, as measured over the long-term, is a valuable and useful tool in gauging company performance and executive compensation alignment with that performance. We also recognize that proxy advisory firms use total shareholder return to assist in their determination of executive pay alignment over one- and three-year periods. We believe using metrics at specific points in time may result in misleading conclusions when taken out of context or without an understanding of the dynamics driving the results. Beginning in the fourth quarter of 2018, amid concerns over the health of the broader economy, bank stocks in addition to the S&P 500 index as a whole, including our company and many of our peer banks, experienced erosion in stock price and market capitalization. As a result of this recent market volatility, our one-year total shareholder return decreased from December 31, 2017 to December 31, 2018, although our total shareholder return over the one-year period continued to compare favorably to the KBW NASDAQ Regional Banking Index.

Source: S&P Global Market Intelligence

The relative total shareholder return on a $100 investment in our common stock compared to other indices on December, 31 2013 (assuming all dividends are reinvested) is shown below:

	December 31,
	2013	2014	2015	2016	2017	2018
Chemical Financial Corporation	$100	$99.92	$115.31	$186.87	$188.56	$132.21
KBW NASDAQ Regional Banking Index	100	102.42	108.48	150.80	153.45	126.59
S&P 500 Stock Index	100	113.69	115.26	129.05	157.22	150.33
Both of the indices in the table above are based upon total return (including reinvestment of dividends) and are market-capitalization-weighted indices. The S&P 500 Stock Index is a broad equity market index published by S&P. The KBW NASDAQ Regional Banking Index is published by Keefe, Bruyette & Woods, Inc. (KBW), an investment banking firm that specializes in the banking industry. The KBW NASDAQ Regional Banking Index is composed of 50 small and mid-cap U.S. regional banks or thrifts whose shares are publicly traded.

Note: Historical performance information is not a guarantee of future performance.

Overview of Key Events and Named Executive Officer Compensation for 2018

Below we have summarized key events and compensation decisions regarding our named executive officers that the Committee made regarding 2018 compensation.

Annual Incentive Plan and Metrics

•
On February 27, 2018, based on the recommendation of the Committee, our board of directors approved the Chemical Financial Corporation Executive Annual Incentive Plan, which we refer to as our annual incentive plan. The Committee also established performance objectives under the plan for 2018, including adjusted net income and adjusted efficiency ratio, as well as individual performance objectives.

•
Cash incentive payouts in 2018 under our annual incentive plan for all employees, including our NEOs, were earned at 127.5% of target based on our performance and each executive's individual performance, but included the application of negative discretion by the Committee reducing cash payments to 102% of target, as follows:

◦
Specifically, the Committee noted that while our total shareholder return, or TSR, over the preceding five-year period was higher than the KBW NASDAQ Regional Banking Index, the general stock market decline in the fourth quarter of 2018 resulted in a decline in our share value at year-end, causing the Committee to exercise its discretion to reduce actual incentive payouts despite our achievement of the financial metrics under the plan (representing 80% of total award for NEOs) at a level equal to 134.3% of target to 102% of target for Mr. Klaeser and Mr. Shafer

◦
The Committee further determined that to more closely align the interests of David Provost, our President and Chief Executive Officer, and Gary Torgow, our Executive Chairman, with those of our shareholders, it would exercise its discretion under the annual incentive plan not to award a cash incentive payment to either Mr. Provost or Mr. Torgow in 2018. Instead, the Committee awarded each of Mr. Provost and Mr. Torgow 20,364 shares of time-vesting restricted stock units (“TRSUs”) under the 2017 Stock Plan with a grant date fair value equal to approximately $950,000, which approximates the target amount Mr. Provost and Mr. Torgow would have been eligible to receive under the annual incentive plan despite corporate and individual performance earned at 127.5% of target in 2018. Under the restricted stock unit agreement, the TRSUs will vest in equal annual installments over a three-year-period, subject to each officer’s continued service through the vesting date, subject to certain exceptions.

Long-Term Equity Incentive Awards and Metrics

•
Long-term equity incentive grants in 2018 consisted of annual grants and a strategic award, each consisting of a mix of 60% performance-based restricted stock units, or PRSUs, and 40% TRSUs, as set forth in the table below. The TRSUs vest over a period of five years. The performance metrics underlying the PRSUs are cumulative earnings per share and relative total shareholder return. Mr. Ryan’s long-term equity awards in 2018 were made pursuant to the terms of his employment agreement.

•
In granting the strategic award, the Committee looked at a number of factors, including each executive’s (a) evolving roles and additional responsibilities, (b) unique ability to drive business to our bank, (c) ability to build strategic partnerships that advance our key business objectives, and (d) their involvement and visibility within our communities that elevates both our visibility and standing. In light of these factors, the Committee also considered the unvested equity position of each executive in Chemical and the potential for disruption to our business, as well as the impact on shareholder value should any of our named executive officers leave, particularly Mr. Provost and Mr. Torgow, and determined that it was in the best interests of Chemical and our shareholders to grant additional equity-based awards. The strategic awards are not intended to be an ongoing component of our named executive officer annual compensation and the 2019 target long-term annual incentive awards approved by the Committee in February 2019 (to be disclosed in next year’s proxy statement) were, on average (excluding Mr. Ryan), 33% less than the total target long-term annual incentive awards granted in 2018.

	Approximate Grant Date Fair Value
	2018 Annual LTI		2018 Strategic LTI		2018 Total LTI
Executive	PRSUs(1)	TRSUs	PRSUs(1)	TRSUs
David T. Provost	$600,000	$400,000	$1,200,000	$800,000	$3,000,000
Dennis L. Klaeser	$264,000	$176,000	$ 336,000	$224,000	$1,000,000
Gary Torgow	$600,000	$400,000	$1,200,000	$800,000	$3,000,000
Thomas C. Shafer	$450,000	$300,000	$ 150,000	$100,000	$1,000,000
J. Brennan Ryan	—	$520,000	—	—	$ 520,000

(1)
Amount shown is the target amount of the award. The range of PRSUs actually earned can be in the range of 0% of target for below threshold performance, to 50% of target for threshold performance, to 150% of target for maximum performance.

(2)	Under Mr. Ryan’s employment agreement, on July 9, 2018, he received TRSUs with a grant date fair value of $520,000 that vest on December 15, 2019.

(3)	Not calculated for Mr. Ryan, since his 2018 award was made pursuant to his employment agreement.

New Employment Agreements

•
On February 27, 2018, we entered into new employment agreements with David Provost, our Chief Executive Officer and President, and Gary Torgow, our Executive Chairman, which, among other things, increased each of their base salaries from $1.00 to $950,000 effective July 1, 2018.

•
On July 1, 2018, we entered into new employment agreements with Thomas C. Shafer, Chief Executive Officer of Chemical Bank, and Dennis Klaeser, our Chief Financial Officer, which, among other things, provide for an annual base salary of $950,000 for Mr. Shafer and $750,000 for Mr. Klaeser.

Hiring of J. Brennan Ryan as Chief Operating Officer

•
We hired J. Brennan Ryan to serve as our Chief Operating Officer and Executive Vice President on July 9, 2018. Under his employment agreement, for 2018, he received an annual base salary of $650,000, a guaranteed incentive payment of $520,000 in 2018, and TRSUs with a grant date fair value of $520,000 that vest on December 15, 2019.

Overview of Our Executive Compensation Program

Our executive compensation program is aligned with our growth-oriented business strategy and is designed to drive short- and medium-term performance results as well as long-term, shareholder value creation. We provide pay packages to our executives that are intended to compensate fairly, attract the best leaders in the banking industry, and engage and motivate them to deliver strong results.

The Compensation Committee considers peer group market data and the advice of its independent consultant when establishing compensation packages for executives or making decisions related to incentive plan design. We seek to create and annually calibrate an appropriate mix of cash and non-cash compensation, short and long-term incentives, and fixed and at-risk compensation to balance internal priorities with shareholder expectations, short-term results with long-term vision and stability with innovation. The Compensation Committee believes that performance expectations should be clearly articulated and directly tied to compensation outcomes. Our executive pay program consists of three major elements and a number of practices explicitly designed to promote good governance. Each component helps us attract and retain high-performing executives. In addition, these compensation elements have the objectives described below:

2018 Key Compensation Elements
Component		Objective	Period
Base Salary	●	Provide a measure of income stability to allow executives to focus on the execution of our strategic goals	Annual
Annual Cash Incentives	●	Encourage, recognize and reward achievement of annual corporate financial goals and individual performance objectives	Annual
Long-term Equity Incentive Compensation	● ●
Align executive and shareholder goals by providing management with a direct interest in our future success
Reward achievement of sustained long-term performance while providing adequate exposure to equity performance risk

Long-term

Compensation Program Governance
What We Do		What We Don't Do
✓	We tie the majority of our named executive officer compensation to performance	✗	Our incentive programs do not encourage excessive risk taking
✓	Our change-in-control provisions require a double-trigger	✗	We prohibit hedging of our securities
✓	We maintain strong stock ownership guidelines of 5x salary for our CEO, and 3x salary for our other named executive officers	✗	Our equity plan does not allow repricing of underwater options without shareholder approval
✓	We have stock holding guidelines, until minimum share ownership requirements are achieved	✗	We do not provide excise tax-gross ups
✓	We have adopted a clawback policy	✗	We do not provide significant executive perquisites
✓	We have appropriate caps on incentive plan payouts
✓	Our Compensation Committee is comprised entirely of independent directors
✓	Our Compensation Committee engages an independent consultant
✓	Our Compensation Committee regularly meets in executive session without management present
✓	We perform an annual risk assessment of the compensation program

Objectives and Philosophy

Our philosophy on executive compensation is to align the interests of our executive management with the interests of our shareholders and to ensure that the total compensation paid to our executive officers is reasonable, motivating and competitive. We also recognize the need to differentiate compensation by individual, reflecting on his or her role, experience, performance, and expected contributions.

Guiding Principles
Align Executive Compensation with Shareholder Value Creation
Within our overall compensation strategy, we use equity-based compensation to align the financial interests and objectives of our named executive officers with those of our shareholders. In addition, our annual and long-term incentive goals and payouts are designed so that target and above-target compensation levels are achieved only when our financial and relative market performance indicate that intrinsic value has been created.

Attract, Retain and Motivate High-Performing Executive Talent
We operate in a competitive employment environment and our employees, led by our named executive officers, are essential to our success. The compensation of our named executive officers, while designed to be competitive within the marketplace for similar positions with bank holding companies of comparable size, is also designed to motivate the named executive officers to maximize our performance. We believe that our high-performing executives should receive compensation that reflects their value to our organization and retains them in our service.

Link Pay to Performance
Our compensation program is designed to provide a strong correlation between the performance of the named executive officers and the compensation the named executive officers receive. We accomplish this by including compensation elements that are designed to reward our named executive officers based on our overall performance and the executives’ abilities to achieve the performance priorities established by the Committee.

Manage Risk
We employ features to mitigate against our executives taking excessive risk in order to maximize pay-outs, including varied and balanced performance targets, discretionary authority of the Committee to reduce award pay-outs, maximum caps on annual incentive payments, and an incentive compensation recoupment policy, or “clawback” policy.

2018 Say-on-Pay Vote Results

At our 2018 annual meeting of shareholders, approximately 96% of the votes cast on the Say-on-Pay proposal were in favor of approving the resolution. The Compensation Committee considers the results of this advisory resolution when evaluating and establishing our executive compensation programs. The Compensation Committee believes that these voting results reflect strong confidence in our board to exercise good judgment in structuring a thoughtful executive compensation program that benefits our shareholders. The Compensation Committee intends to continuously improve our executive compensation arrangements and programs to meet evolving business conditions, address retention concerns and ensure consistent alignment with shareholder interests.

Compensation Decision-Making Process

Role of the Compensation and Pension Committee

The Compensation Committee assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to our compensation and benefit programs and policies. Under the Compensation and Pension Committee Charter, the Committee is responsible for reviewing and approving total compensation, including base salary, bonus, annual cash incentive awards, long-term incentive awards, benefits and other compensation of our Chief Executive Officer and all other executive officers of the Corporation. The Committee also is also responsible for, among other things:

•	Annually reviewing and approving the corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer;

•	Annually reviewing and approving the compensation of our other executive officers;

•
Reviewing, recommending and approving the design of retirement, stock incentive, cash incentive, welfare and other compensation and benefit plans and administering such plans as approved by the board, subject to the provisions of each plan; and

•	Reviewing, recommending and approving employment agreements and other arrangements for executive officers.

The Committee currently consists of five directors, all of whom are independent under NASDAQ listing rules.

Role of Leadership

The Committee, along with the entire board of directors, believes that an empowered leadership team is critical to our ability to respond efficiently and successfully to important business issues. As such, the Committee has delegated limited reasonable authority for certain decisions and activities, as permitted by the Compensation Committee Charter, to the Chief Executive Officer, the Vice Chair, President and Chief Executive Officer of Chemical Bank, and other members of our executive leadership team. In that regard, the Committee has delegated to certain executive officers, by means of our Equity Grant Delegation Policy, the authority to award a limited number of TRSUs to employees who are not executive officers as defined by Rule 3b-7 under the Securities Exchange Act of 1934.

The Committee calls upon our executive leadership team from time to time to support the Committee in the fulfillment of its duties. Executive leadership provides recommendations related to a number of matters that are subject to the Committee’s review and approval, including the compensation of executive officers other than the Chief Executive Officer, the design of our incentive plans and the financial goals on which these incentive plans are based. The Committee retains absolute discretion in determining whether to approve recommendations made by our executive leadership.

Role of Compensation Consultants

From 2011 until September 2018, the Committee engaged Aon Hewitt, which we refer to as Aon, to serve as independent compensation consultant to advise the Committee on matters related to executive and director compensation. Specifically, Aon assisted the Committee in the design of the Chemical Financial Corporation Executive Annual Incentive Plan adopted in February 2018. Aon also helped the Committee select performance objectives under the plan and gave the Committee an analysis of compensation practices of peer companies so the Committee could analyze how our programs fit within industry standards.

In September 2018, the Committee concluded its relationship with Aon and engaged Pay Governance LLC to serve as independent compensation consultant. In its role, Pay Governance has consulted with the Committee and has provided information on peer group selection, market analysis for executive compensation, and has reviewed our incentive plans.

The Committee conducted a review of its relationships with Aon and Pay Governance in 2018 and determined that their work did not create any conflicts of interest. The Compensation Committee also determined that both Aon and Pay Governance are independent under the criteria included in NASDAQ listing standards.

Compensation Risk Assessment

The Committee annually evaluates our compensation programs to assess whether our programs, by design or administrative process, would facilitate or encourage excessive risk-taking by executives or other employees. In 2018, the Committee reviewed our compensation programs, including an internal risk assessment, and concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Corporation. With respect to our executive compensation programs specifically, the Committee based its conclusion, in part, on the fact that our programs contain the following design elements:

•	the amounts that may be earned under annual and long-term incentive awards are limited, which diminishes the potential reward of excessive risk taking;

•
financial metrics for incentive awards are aligned with our financial goals and strategic plan and are both challenging and reasonable, which motivates our executives to take appropriate, rather than risky or excessive, actions to achieve those goals; and

•	stock ownership guidelines require executives to have significant “skin-in-the-game,” creating a disincentive for imprudent decision-making.

Additional best practices we employ to mitigate executive compensation risk include: an anti-hedging policy, multi-year vesting of equity awards, a formal clawback policy and double-trigger change of control arrangements.

Competitive Market Analysis

Our Committee compares our executive compensation levels and programs to a group of like peer companies with whom we compete for talent. The Committee reviews peer group market data and practices at least annually, and evaluates it as one important reference point when making decisions. The Committee meets at least once annually in executive session to review market assessments provided by its independent consultant for Mr. Torgow, Mr. Provost and Mr. Shafer. The Committee also reviews market assessments for our other executive officers, and in conjunction with Mr. Shafer’s recommendations, makes appropriate adjustments to their compensation, as needed.

2018 Peer Group

Each year the Committee works with our independent compensation consultant to review compensation for executive positions within a designated peer group of companies to ensure the overall appropriateness and competitiveness of our compensation levels and programs, although the Committee did not benchmark the amount of 2018 compensation or otherwise target our compensation to any specific percentile or range with respect to our peer group.

Our 2018 Peer Group consisted of the following 16 companies:

BancorpSouth, Inc.	Hancock Holding Company	TFS Financial Corp
BankUnited, Inc.	IBERIABANK Corporation	Trustmark Corporation
F.N.B. Corporation	MB Financial, Inc.	UMB Financial Corporation
Flagstar Bancorp, Inc.	Old National Bancorp	United Bankshares, Inc.
Fulton Financial Corporation	TCF Financial Corporation	Valley National Bancorp
Texas Capital Bancshares, Inc.

As we evolve, we continue to revisit and refine our peer group, as needed. To select peers for 2018, we worked with Aon to consider regional banks or chartered thrifts that generally fit within the following criteria:

•	Assets between $10 billion and $25 billion, based on fiscal year 2017 results; and

•	Market capitalization of at least $500 million.

Elements of Compensation

The compensation of our named executive officers primarily consists of base salary, annual incentive awards and annual grants of equity awards. The amount and mix of these elements are individually calibrated to each executive based on his or her level of responsibility and expected effect on our results. Executives also participate in our retirement plans, and may receive discretionary awards to recognize extraordinary performance as approved by the Committee. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed earlier.

Base Salary

Annual base salaries are established to provide fair and competitive levels of compensation and to attract and retain executives with exceptional abilities and talent. In 2018, we entered into new employment agreements with each of our named executive officers. Each of these employment agreements set the officer’s base salary, subject to annual review by the Committee. When determining the base salaries under each executive’s new employment agreement, the Committee considered a variety of factors for each executive, including:

•	individual performance, skills and achievements;

•	level of experience and corresponding current compensation, if applicable; and

•	ability to contribute to our performance.

The Committee also considered current competitive practices of companies in our peer group, the Committee’s philosophy of paying salaries that are competitive with organizations of comparable size and complexity, and the recommendations of our Chief Executive Officer and the Vice Chairman, President and Chief Executive Officer of Chemical Bank (for executives other than themselves). After considering all of these factors, the Committee determined that the employment agreement with each of Mr. Provost, Mr. Torgow, Mr. Klaeser, Mr. Shafer and Mr. Ryan provided an annual base salary at a level that the Committee considered reasonable, appropriate and in the best interest of the Corporation and our shareholders.

The following table details the base annual salary of our named executive officers under their employment agreements as in effect for the periods presented. See “Summary Compensation Table and Grants of Plan-Based Awards Table - Summary Compensation Table” below for the actual salary paid to each of our named executive officers for the 2017 and 2018 fiscal years.

Named Executive Officer	Year-End 2017 Base Annual Salary	2018 Base Annual Salary through June 30, 2018	2018 Base Annual Salary beginning July 1, 2018
David T. Provost	$1.00(1)	$1.00	$950,000(3)
Dennis L. Klaeser	$550,000	$550,000	$750,000(3)
Gary Torgow	$1.00(1)	$1.00	$950,000(3)
Thomas C. Shafer	$750,000(1)	$750,000	$950,000(3)
J. Brennan Ryan	--(2)	--(2)	$650,000(3)

(1)	Represents salary provided for under his Employment Agreement entered into in September 2017.

(2)	We hired Mr. Ryan on July 9, 2018.

(3)	Represents salary provided for under his Employment Agreement entered into in 2018.

Annual Cash Incentive Plan

We provide an annual cash-based incentive plan in which our executive officers participate because we believe it is a critical tool for:

•	holding executive leadership accountable for the financial results of the organization;

•	rewarding and reinforcing the behaviors and achievements that produce positive financial results; and

•	hiring and retaining the best executive talent in the banking industry.

On February 27, 2018, based on the recommendation of the Committee, our board of directors approved the Chemical Financial Corporation Executive Annual Incentive Plan, which we refer to as the annual incentive plan. Under the annual incentive plan, each year, the Committee selects eligible executives who will participate in the plan and sets the amount of each participant’s threshold, target and maximum award that can be awarded under the annual incentive plan, determined as a percentage of the participant’s base salary. The Committee also establishes one or more performance measures and a formula to determine the amount of the award that will be earned at different levels of achievement of the performance measures. For 2018, the Committee set the potential incentive payment, expressed as a percentage of base salary, as follows.

Name	Threshold (%)	Threshold Incentive Payment ($)(1)	Target (%)	Target Incentive Payment ($)(1)	Maximum (%)	Maximum Incentive Payment ($)(1)
David T. Provost	50%	$475,000	100%	$950,000	150%	$1,425,000
Dennis L. Klaeser	40%	$300,000	80%	$600,000	140%	$900,000
Gary Torgow	50%	$475,000	100%	$950,000	150%	$1,425,000
Thomas C. Shafer	50%	$475,000	100%	$950,000	150%	$1,425,000

(1)
Potential incentive payments are based on each executive’s December 31, 2018 base salary, as the Committee determined that each executive would receive the benefit, on a relative basis, for increases in base salary that occurred after the potential incentive payments were determined in February 2018.

Mr. Ryan was hired in July 2018 and therefore did not participate in the annual incentive plan. Under his employment agreement, he was entitled to a guaranteed incentive payment of $520,000 in 2018.

2018 Performance Metrics

Under the annual incentive plan, the Committee is responsible for establishing the corporate and individual performance measures that, when compared to actual results, determine the amount of payout that is earned with respect to the plan. In setting these goals, the Committee considers a number of factors, including our annual budget, our short- and long-term business strategy, investor performance expectations, and guidance provided by our executive leadership team. In the first quarter of 2018, the Committee determined that the performance measures under the annual incentive plan for each named executive officer would consist of corporate financial metrics weighted at 80% and individual performance metrics weighted at 20%.

The 2018 corporate financial metrics, weighted at 80%, were (a) adjusted core net income, and (b) adjusted efficiency ratio. The Committee believes these metrics reflect the most reliable, comprehensive financial indicators of our performance relative to our key 2018 strategic priorities of increasing profitable loan growth and improving our operating efficiency.

The target corporate financial goals were set at challenging levels representing significant growth and improvement over 2017, and generally corresponded to or exceeded our budgeted financial plan. In 2018, adjusted core net income replaced earnings per share as the core financial metric underlying the annual incentive plan to avoid overlap with our PRSUs granted under our long-term incentive plan.

The Committee established threshold, target and maximum performance goals for each of the two corporate financial metrics for 2018, with threshold representing the minimum level of performance for which the executive officer will earn a payment. If performance is below the threshold level for one of the corporate financial metrics, the executive officer will not earn a payment for that metric; however, the executive officer will earn a payment for the other metric if the threshold performance level is achieved. Maximum represents the maximum level of performance required to achieve the maximum (150%) payment on each of the metrics. If performance exceeds the maximum level for any corporate or individual performance metric, the executive officer will not earn a further incentive above the maximum incentive for such metric. Payments for achievement of the threshold, target and maximum goals are 50%, 100% and 150% of the target payment, respectively. Actual performance between threshold, target and maximum performance levels is interpolated linearly to determine the exact level of achievement.

The individual performance metrics, weighted at 20%, that the Committee considered were based on non-formulaic objectives, such as the implementation of actions to achieve revenue growth and profitability by attracting new customers, improving practices related to risk management, identifying potential merger and acquisition targets, engaging in leadership development, and continuing to build the Chemical brand and culture.

2018 Annual Incentive Payments

In February 2019, the Committee determined that we achieved the corporate metrics at the level detailed in the following table.

		2018 Corporate Goal Levels (% payout opportunities)			2018 Actual Performance
	Assigned Weight	Threshold (50%)	Target (100%)	Maximum (150%)	$	%	Weighted Average Achievement(1)
Adjusted Core Net Income(1)	80%	$258.7M	$272.3M	$277.7M	$276.9	142.9%	114.3%
Adjusted Efficiency Ratio(2)	20%	55%	52%	49%	52.0%	100.0%	20.0%
Total	100%						134.3%

(1)
Adjusted Core Net Income under our annual incentive plan is our reported net income, excluding (a) the benefit of lower than anticipated expenses related to our core operating system conversion and the change in timing of realizing executive officer incentive expense related to our Executive Chairman and Chief Executive Officer, (b) the change in fair value of loan servicing rights, and (c) certain unanticipated benefits to our income tax expense provision.

(2)
Adjusted Efficiency Ratio under our annual incentive plan is our total operating expenses, excluding (a) the impairment of income tax credits, (b) amortization of intangibles, and (c) the excluded items described in footnote (1) above, divided by the sum of (i) net interest income, excluding the net interest income fully-tax equivalent adjustment, and (ii) noninterest income, excluding the change in fair value of loan servicing rights and gain on sales of investment securities.

In addition, the Committee determined that each executive achieved his individual performance metrics at 100% of target. These performance outcomes resulted in potential incentive payments equal to 127.5% of the target incentive payment, as set forth in the table below. While adjusted core net income and the adjusted core efficiency ratio were the chosen corporate metrics used by the Committee in determining awards under the annual incentive plan, the Committee also determined, in its exercise of negative discretion, to consider our total shareholder return. Although our total shareholder return over the preceding 5-year period was higher than the KBW NASDAQ Regional Banking Index, the stock market decline in the fourth quarter of 2018 resulted in decline in our share value at year-end. Accordingly, the Committee exercised its discretion to decrease overall incentive payments as a result of its review of our total shareholder return for 2018. As a result, the Committee determined to fund Mr. Klaeser’s and Mr. Shafer’s incentive payments at 102% of target. In addition, with respect to Mr. Provost and Mr. Torgow, as noted above, the Committee re-evaluated their participation in the annual incentive plan and determined that to more closely align their interests with those of our shareholders and to increase the retention effect of their compensation packages, the Committee would exercise its discretion not to award Mr. Provost and Mr. Torgow any cash incentives under the annual incentive plan for 2018. Instead, the Committee determined to grant to each of Mr. Provost and Mr. Torgow a supplemental equity award in February 2019 with a grant date fair value equal to approximately $950,000, which approximates the target amount Mr. Provost and Mr. Torgow would have been eligible to receive under the annual incentive plan despite corporate and individual performance earned at 127.5% of target in 2018. This supplemental equity grant consists of time-vesting restricted stock units, or TRSUs, that vest in equal annual installments over a three-year period, in each case subject to continued service through the vesting date, subject to certain exceptions.

The following table reflects amounts earned and actually paid under the annual incentive plan to those named executive officers who participated in, and received payments under, the annual incentive plan in 2018.

			Performance Metrics
	Target Incentive		Corporate		Individual		Potential Payout
Named Executive Officer	% of Salary	Value	Result	Weight	Result	Weight	% of Target	Value	Negative Discretion	Actual Payout
Dennis L. Klaeser	80%	$600,000	134.3%	80%	100%	20%	127.5%	$764,736	$(152,736)	$612,000
Thomas C. Shafer	100%	$950,000	134.3%	80%	100%	20%	127.5%	$1,210,832	$(241,832)	$969,000

Other 2018 Cash Bonus Payment

Under Mr. Ryan’s employment agreement, he received a guaranteed incentive payment of $520,000 in 2018.

Long-Term Equity Compensation

We deliver a significant portion of our executive officer compensation through long-term equity grants that are specifically designed to:

•	ensure that executives have material “skin in the game,” thereby aligning executive and shareholder interests;

•	reward executives for building long-term, sustainable shareholder value; and

•	complement our annual cash incentive plan to appropriately balance executive focus on both short- and long-term objectives.

In 2018, awards were provided under the 2017 Stock Plan, which our shareholders approved at the 2017 annual meeting.

Annual Long-Term Incentive Awards - February 2018

In February 2018, we continued our long-standing practice of awarding our annual long-term equity grants to our named executive officers. In setting the amount of equity awards in 2018, the Committee considered a variety of factors, including the terms of each executive officer’s employment agreement, peer group data and the Committee’s assessment of individual retention risk. In 2018, the Committee established annual long-term incentive awards with grant date fair values equal to between 80% and 105% of each executive’s base salary in effect at the time of the award, as indicated in the table below. The actual value that the named executive officers realize from these 2018 long-term equity awards may differ from the grant date fair value of such awards due to share price appreciation or depreciation and the level at which the PRSU component of the long-term equity awards is earned. The 2018 annual long-term equity incentive awards granted to our named executive officers in February consisted of 60% PRSUs and 40% TRSUs, as described below under “Components of Annual Long-term and Strategic Awards.”

Name	Base Salary on Grant Date	Long-Term Incentive Award as a Percent of Base Salary	Approximate Grant Date Fair Value of Award
David T. Provost(1)	$950,000	105%	$1,000,000
Dennis L. Klaeser	$550,000	80%	$440,000
Gary Torgow(1)	$950,000	105%	$1,000,000
Thomas C. Shafer	$750,000	100%	$750,000
J. Brennan Ryan(2)	—	—	—

(1)	At the time of the grant, the award for each of Mr. Provost and Mr. Torgow was based on his $950,000 base salary that was approved in February 2018 to become effective in July 2018.

(2)	Mr. Ryan was not hired until July 2018.

Strategic Awards - February 2018

In addition to the annual long-term incentive awards, the Committee granted a special strategic award in 2018. In granting the strategic award, the Committee looked at a number of factors, including each executive’s (a) evolving roles and additional responsibilities, (b) unique ability to drive business to our bank, (c) ability to build strategic partnerships that advance our key business objectives, and their involvement and visibility within our communities that elevates both our visibility and standing. In light of these factors, the Committee considered the unvested equity position of each executive in Chemical and the potential for disruption to our business as well as the impact on shareholder value should any of our named executive officers leave, particularly Mr. Provost and Mr. Torgow, and determined that it was in the best interests of Chemical and our shareholders to grant additional equity awards. The strategic awards are not intended to be an ongoing component of our named executive officer annual compensation and the 2019 target long-term annual incentive awards approved by the Committee in February 2019 (to be disclosed in next year’s proxy statement) were, on average (excluding Mr. Ryan), 33% less than the total target long-term annual incentive awards granted in 2018. The 2018 strategic awards granted to our named executive officers in February consisted of 60% PRSUs and 40% TRSUs, as described below under “Components of Annual Long-term and Strategic Awards.”

Components of Annual Long-Term and Strategic Awards

Both the 2018 annual long-term equity incentive awards and the strategic awards granted to our named executive officers in February 2018 consisted of 60% PRSUs and 40% TRSUs. The TRSUs vest in equal 20% increments on each of the first five anniversaries of the February 27, 2018 grant date. The PRSUs are subject to conditional vesting based on the attainment of pre-established corporate performance metrics and continued service through the date our audit opinion is issued at the end of the three-year performance period of January 1, 2018 through December 31, 2020. The corporate performance metrics for the PRSUs awarded in February 2018 are cumulative earnings per share, weighted at 75%, and relative total shareholder return, weighted at 25%. The Committee established threshold, target and maximum performance levels for each selected goal. Payments for achievement of the threshold, target and maximum goals are 50%, 100% and 150% of the target payment, respectively. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate performance metrics. See “Overview of Key Events and Named Executive Officer Compensation for 2018” for a table that describes the grant date fair value of both the annual long-term and strategic awards.

Long-Term Incentive Grant - July 2018

Under the terms of his employment agreement, on July 9, 2018, upon joining the Corporation, Mr. Ryan received an initial equity award valued at $520,000 in the form of TRSUs that will vest in full on December 15, 2019, subject to continued service through the vesting date.

January 4, 2017 PRSU Payouts

The performance period for the January 4, 2017 PRSUs granted to Mr. Klaeser and Mr. Shafer concluded in 2018. The performance metrics to which these PRSUs were subject were adjusted diluted earnings per share, weighted 75%, and adjusted efficiency ratio, weighted 25%. Similar to the 2018 PRSU grant, performance for each of these goals was measured on an interpolated scale ranging from 0% of target for below threshold performance, to 50% of target for threshold performance, to 100% of target for target performance to 150% of target for maximum performance. The Compensation Committee determined that payouts with respect to the performance goals were earned at 90.0% of target for the performance period, as indicated in the table below.

The calculation of 2018 financial achievement includes certain non-GAAP adjustments that the Corporation has in prior years regularly and customarily made to its incentive plan financial results, including the exclusion of the fair value change in loan servicing rights and non-core extraordinary operating expenses, which in 2018 related exclusively to our core banking system conversion. The performance results also exclude the benefit of tax reform to prevent the enlargement of these awards due to what was an unforeseen change in the tax code when the performance goals were established.

Measure	Weighting	Performance Goals			Actual Achievement
		Threshold	Target	Maximum	Result	Funding	Weighted
2018 Adjusted Diluted EPS (1)	75%	$3.34	$3.49	$3.56	$3.4	70%	52.5%
2018 Adjusted Efficiency Ratio (2)	25%	57%	53%	51%	50.7%	150%	37.5%
Payout Funding	--	50%	100%	150%	--	--	90%

(1)
Adjusted to exclude (a) fair value change in loan servicing rights and non-core extraordinary operating expenses, which in 2018 related exclusively to our core banking system conversion, and (b) the benefit of tax reform adopted in December 2017.

(2)
Adjusted Efficiency Ratio is defined as (a) total operating expenses, excluding impairment of income tax credits, amortization of intangibles and the excluded items described in footnote (1) above, divided by (b) the sum of (i) net interest income, excluding the net interest income FTE adjustment, plus (ii) noninterest income, excluding the change in fair value of loan servicing rights and gain on sales of investment securities.

Additional Compensation Policies and Practices

Clawback Policy (“Recoupment”)

In the interest of further aligning the interests of our named executive officers with those of our shareholders, the Compensation Committee adopted a “clawback” policy for incentive-based compensation awards made in 2014 and thereafter. The clawback policy provides that all long-term and annual incentive-based compensation, including time-vesting equity compensation and discretionary awards, that is earned after January 1, 2014 will be subject to repayment if it is paid to an executive officer in the three-year period preceding any date on which we are required to disclose a restatement of our financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or as a result of misconduct or fraud. Repayment under the clawback provision is limited to the amount of incentive-based compensation that exceeds the amount of such compensation that the Corporation would have paid to such executive officer if the financial statements had been originally filed in their restated form. Any employee who has reasonable cause to believe that a violation under the clawback provision has occurred must promptly report such matters to the Compensation Committee. The Compensation Committee will exercise its business judgment in the fair application of the clawback policy and consider all relevant factors in determining whether the Compensation Committee will seek to recover incentive compensation from the executive officer and the amount, timing and form of any incentive compensation recovery.

Stock Ownership Guidelines

Our stock ownership guidelines are designed to encourage share ownership so that our executives have a direct stake in Chemical and to align their interests with the long-term interests of our shareholders. The ownership guidelines cover all named executive officers and are as follows:

Position	Required Salary Multiple
President and Chief Executive Officer	5x base salary
All other executive officers	3x base salary

In general, stock ownership is determined in the same manner as beneficial ownership for SEC reporting purposes. The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares and unvested TRSUs. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested PRSUs are also not counted toward stock ownership.

Executives are required to comply with these guidelines within five years of becoming subject to this policy. Individuals who acquire shares of common stock under our equity-based incentive plans must hold at least 50% of all net after-tax acquired shares until the earlier of the date at which they satisfy our stock ownership guidelines, or 36 months following acquisition of such shares. Currently, all named executive officers are either in compliance with the guidelines or within the five-year compliance window.

Anti-Hedging Policy

Our anti-hedging policy aligns the interests of our directors and executive officers with our shareholders. The policy prohibits our directors and executive officers from engaging in any transaction that could hedge or offset decreases in the market value of our common stock, including short-selling, put or call options, forward sale or purchase contracts, equity swaps, and exchange funds.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) generally prohibits a federal income tax deduction to public companies for compensation over $1,000,000 paid to a "covered employee." A "covered employee" includes (i) the Chief Executive Officer, (ii) the Chief Financial Officer, (iii) the three other most highly compensated executive officers, and (iv) any individual who was a covered employee for any taxable year beginning after December 31, 2016. Before 2018, we were permitted to receive a federal income tax deduction for qualifying “performance-based” compensation as defined under Code Section 162(m) without regard to this $1,000,000 limitation. However, recent U.S. tax legislation eliminated the performance-based exception. These new rules became effective starting in 2018 for us, except that certain equity awards that were granted on or before November 2, 2017 may still qualify as performance-based compensation. To the extent that in 2018 or any later year, the aggregate amount of any covered employee's salary, bonus, and amount realized from option exercises and vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as income for federal income tax purposes by the covered employee exceeds $1,000,000 in any year, we will not be entitled to a federal income tax deduction for the amount over $1,000,000 in that year. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, and may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands, retain key executives, and take into account other appropriate considerations.

Employment Agreements

In 2018, we entered into new or amended employment agreements with each of our named executive officers. The terms have been negotiated and determined with consideration to the best interests of the Corporation and our shareholders. In attracting and securing a talented executive team, we believe we have positioned Chemical to successfully execute our growth strategy and vision.

We describe the material terms of our employment agreements with Mr. Provost, Mr. Torgow, Mr. Klaeser, Mr. Shafer and Mr. Ryan below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Severance and Change in Control Arrangements

We provide severance benefits and in certain circumstances, change in control benefits, which are designed to retain our key executives, including our named executive officers, during a potential change in control and also to provide income continuation in the event of certain involuntary terminations.

Each of our employment agreements with Mr. Provost, Mr. Torgow, Mr. Klaeser, Mr. Shafer and Mr. Ryan include certain severance payments upon termination of employment, and our employment agreements with Mr. Klaeser, Mr. Shafer and Mr. Ryan include severance benefits in connection with a change in control of the Corporation. With respect to a change in control, each employment agreement that includes change in control provisions provides “double trigger” benefits to the executive, meaning that the severance benefits are paid only if we terminate the officer’s employment generally without cause or the executive either terminates his employment for good reason or experiences a good reason event (as applicable) following a change in control. For a detailed description of the severance and change in control benefits applicable to our named executive officers, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Summary Compensation Table and Grants of Plan-Based Awards Table

The following table shows compensation we paid to our named executive officers for the years ended December 31, 2018, 2017 and 2016. The positions listed in the table are those in which the named executive officer served at December 31, 2018.

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(3)		Option Awards(5)	Non-Equity Incentive Plan Compensation(6)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(8)	Total
David T. Provost(9)	2018	$456,731	$—		$2,980,668	(4)	$—	$—	(7)	$—	$96,181	$3,533,580
President and Chief Executive Officer of Chemical	2017	823,390	—		1,047,880		—	—		—	61,194	1,932,464
Dennis L. Klaeser	2018	$703,846	$—		$993,556	(4)	$—	$612,000		$—	$47,383	$2,356,785
Executive Vice President and Chief Financial Officer of Chemical and Chemical Bank	2017	550,000	157,581		944,839		—	342,419		—	36,654	2,031,493
	2016	183,483	—		75,000		—	—		—	11,607	270,090
Gary Torgow(9)	2018	$456,731	$—		$2,980,668	(4)	$—	$—	(7)	$—	$69,170	$3,506,569
Executive Chairman of the Board of Directors of Chemical	2017	823,390	—		1,047,880		—	—		—	32,303	1,903,573
Thomas C. Shafer(9)	2018	$903,846	$—		$993,556	(4)	$—	$969,000		$—	$59,252	$2,925,654
Vice Chairman of Chemical and President and Chief Executive Officer of Chemical Bank	2017	562,500	111,229		647,341		132,005	538,771		—	52,975	2,044,821
J. Brennan Ryan(10)	2018	$300,000	$520,000	(2)	$520,000	(4)	$—	$—		$—	$15,162	$1,355,162
Chief Operating Officer and Executive Vice President of Chemical and Chemical Bank

(1)
Includes salary deferred under the Chemical Financial Corporation 401(k) Savings Plan and the Chemical Financial Corporation Nonqualified Deferred Compensation Plan. For a description of changes related to base salary in 2018, see the discussion entitled "Elements of Compensation–Base Salary" in the CD&A section of this Proxy Statement.

(2)
This amount reflects his guaranteed incentive payment under terms of his Employment Agreement, as further explained under "Elements of Compensation–Other 2018 Cash Bonus Payments" in the CD&A section of this Proxy Statement.

(3)
The values of all stock awards reported in this column were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, ASC Topic 718 Compensation-Stock Compensation (ASC 718). For a discussion of the valuation assumptions, see Note 18 to our 2018 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)
Represents the following amounts: Mr. Provost – $1,780,673 of PRSUs and $1,199,995 of TRSUs; Mr. Klaeser – $593,558 of PRSUs and $399,998 of TRSUs; Mr. Torgow – $1,780,673 of PRSUs and $1,199,995 of TRSUs; Mr Shafer – $593,558 of PRSUs and $399,998 of TRSUs; and Mr. Ryan – $520,000 of TRSUs. The PRSUs were determined to have a value at the grant date based on management's assessment that it was probable that the PRSUs would vest in 2021 at 1.0x the number of units granted. However, if the highest level of performance conditions with respect to the PRSUs granted in 2018 are satisfied, then the value of the PRSUs, determined as of the grant date would be as follows: Mr. Provost – $2,671,010; Mr. Klaeser – $890,337; Mr. Torgow – $2,671,010; Mr. Shafer – $890,337.

(5)
This amount represents the grant date fair value, computed in accordance with ASC 718, of the stock options granted for each named executive officer. For a discussion of our valuation assumptions, see Note 18 to our 2018 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The per share exercise price of each option award was equal to the market value of our common stock on the date each option was granted.

(6)
For a further description of how the Compensation Committee determined incentive payments awarded in 2018, see the discussion entitled "Elements of Compensation–Annual Cash Incentive Plan" under the Compensation Discussion and Analysis section of this Proxy Statement.

(7)
In February 2019, the Committee determined that each of Mr. Provost and Mr. Torgow was eligible to receive a cash incentive payment of at least $950,000 under the 2018 annual incentive plan, based on our corporate performance and his individual performance relative to the goals established by the Committee. However, the Committee determined that to more closely align the interests of Mr. Provost and Mr. Torgow with those of our shareholders, it would exercise its discretion under the plan not to award a cash incentive payment to either Mr. Provost or Mr. Torgow for 2018. Instead, in February 2019, the Committee awarded each of Mr. Provost and Mr. Torgow time-vesting restricted stock units, or TRSUs, under the 2017 Stock Plan with a grant date fair value equal to $950,000 (the target amount each officer would have been eligible to receive under the annual incentive plan). The TRSUs vest ratably over a three-year-period, in each case subject to continued service through the vesting date, subject to certain exceptions.

(8)	Amounts in this column include the following for 2018:

•
Mr. Provost: $16,500 of employer contributions to the 401(k) Savings Plan; $990 consisting of the taxable portion of employer paid premiums for life insurance; $10,000 of additional stipend to cover other company deductions; $26,771 in dividend equivalents earned on TRSUs; $10,800 in car allowances; and $31,120 in company-paid club dues.

•
Mr. Klaeser: $16,500 of employer contributions to the 401(k) Savings Plan; $1,980 consisting of the taxable portion of employer paid premiums for life insurance; $17,968 in dividend equivalents earned on TRSUs; and $10,935 in company-paid club dues.

•
Mr. Torgow: $16,500 of employer contributions to the 401(k) Savings Plan; $990 consisting of the taxable portion of employer paid premiums for life insurance; $10,000 of additional stipend to cover other company deductions; $26,771 in dividend equivalents earned on TRSUs; $10,800 in car allowances; and $4,109 in company-paid club dues.

•
Mr. Shafer: $16,500 of employer contributions to the 401(k) Savings Plan; $1,980 consisting of the taxable portion of employer paid premiums for life insurance; $14,124 in dividend equivalents earned on TRSUs; $10,800 in car allowances; and $15,848 in company-paid club dues.

•
Mr. Ryan: $138 consisting of the taxable portion of employer paid premiums for life insurance; $6,125 in dividend equivalents earned on TRSUs; $4,985 in car allowances; and $3,914 in company-paid club dues.

(9)	Mr. Provost, Mr. Shafer and Mr. Torgow joined Chemical on August 31, 2016 upon completion of the Talmer merger and qualified as named executive officers for the first time in 2017.

(10)	Mr. Ryan joined Chemical on July 9, 2018.

Grants of Plan-Based Awards Table

The following table provides a summary regarding plan-based equity and non-equity incentive awards to our named executive officers in 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David T. Provost		$475,000	$950,000	$1,425,000
	2/27/2018(4)				17,345	34,689	52,034	—	$1,780,673
	2/27/2018(5)				—	—	—	21,417	1,199,995
Dennis L. Klaeser		$300,000	$600,000	$900,000
	2/27/2018(4)				5,782	11,563	17,345	—	$593,558
	2/27/2018(5)				—	—	—	7,139	399,998
Gary Torgow		$475,000	$950,000	$1,425,000
	2/27/2018(4)				17,345	34,689	52,034	—	$1,780,673
	2/27/2018(5)				—	—	—	21,417	1,199,995
Thomas C. Shafer		$475,000	$950,000	$1,425,000
	2/27/2018(4)				5,782	11,563	17,345	—	593,558
	2/27/2018(5)				—	—	—	7,139	399,998
J. Brennan Ryan		$—	$—	$—
	7/9/2018(6)				—	—	—	8,981	520,000

(1)
For each named executive officer, amounts reported represent the potential payout range pursuant to our 2018 Annual Incentive Plan, which we refer to as the annual incentive plan, with all payments subject to achievement of corporate and individual performance objectives and the discretion of the Committee. The annual incentive plan is further explained in "Elements of Compensation-Annual Cash Incentive Plan" in the CD&A of this Proxy Statement. Actual amounts earned under the annual incentive plan in 2018 are included in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above.

(2)	Mr. Ryan was hired in July 2018 and therefore did not participate in the annual incentive plan. Under his employment agreement, he was entitled to a guaranteed incentive payment of $520,000 in 2018.

(3)	The values shown are the aggregate grant date fair value for initial awards computed in accordance with FASB ASC Topic 718.

(4)
Represents the award of PRSUs granted in 2018 under the 2017 Stock Plan, with a performance period that ends on December 31, 2020. The vesting is subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. See "Elements of Compensation-Long-Term Equity Compensation-Annual Long-Term Incentive Awards- February 2018" and "Elements of Compensation-Long-Term Equity Compensation-Strategic Awards-February 2018" in the CD&A of this Proxy Statement for a description of the terms of these awards. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited.

(5)
Represents the award of TRSUs granted in 2018 under the 2017 Stock Plan. See "Elements of Compensation-Long-Term Equity Compensation-Annual Long-Term Incentive Awards-February 2018" and "Elements of Compensation-Long-Term Equity Compensation-Strategic Awards-February 2018" in the CD&A of this Proxy Statement for a description of the terms of these awards. Any vested units will convert to shares of our common stock on a one-for-one basis. TRSUs that do not vest will be forfeited.

(6)
Represents the award of TRSUs granted in 2018 under the 2017 Stock Plan. See “Elements of Compensation-Long-Term Equity Compensation-Long-Term Incentive Grant-July 2018” in the CD&A of this Proxy Statement for a description of the terms of this award. Any vested units will convert to shares of our common stock on a one-for-one basis. TRSUs that do not vest will be forfeited.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Mr. Provost and Mr. Torgow

On February 27, 2018, we entered into new executive employment agreements with each of Mr. Provost, our Chief Executive Officer and President, and Mr. Torgow, the Executive Chairman of our board of directors, each of whom continued to serve in these roles under their new employment agreements. These new employment agreements supersede and replace each executive’s prior employment agreement dated August 9, 2017.

Each employment agreement has an initial term of two years that commenced on March 1, 2018, the effective date, that automatically renews for successive one-year periods, unless either party provides the other party with notice of intention to terminate at least 30 days before an anniversary of the effective date, in which case the agreement will terminate at the end of the then-current term. Under the new employment agreements, each executive’s annual base salary was increased from $1.00 to $950,000 effective July 1, 2018. Each executive’s base salary will be reviewed by the Compensation Committee at least annually and can be increased in the Committee’s sole discretion. In addition to base salary, each executive is:

•	eligible to participate in our annual bonus and equity programs for senior executives;

•
entitled to an annual taxable stipend to cover deduction for other benefits under our group health care plan or for any other purpose in the amount of $20,000, with such stipend terminating on June 30, 2018;

•	eligible to participate in such employee benefit programs as are generally made available to our senior executives;

•	entitled to a monthly automobile allowance of $900; and

•	eligible for reimbursement for membership in two country clubs of his selection.

Each of the employment agreements provides for certain payments upon termination, as described below under “Potential Payments upon Termination or Change in Control.” Each employment agreement also requires the executive to keep corporate information confidential. In addition, each executive is subject to provisions related to non-competition and non-solicitation of customers and employees for a period of 24 months following termination of his employment.

For a discussion of awards under our annual cash incentive plan and long-term equity incentive plan, see “Elements of Compensation-Annual Cash Incentive Plan” and “Elements of Compensation-Long-Term Equity Compensation” in the CD&A section of this Proxy Statement.

Employment Agreements with Mr. Klaeser and Mr. Shafer

On July 1, 2018, we entered into new executive employment agreements with each of Mr. Klaeser, the Executive Vice President, Chief Financial Officer and Treasurer of Chemical and Chemical Bank, and Mr. Shafer, the Chief Executive Officer of Chemical Bank and Vice Chair of Chemical, each of whom continued to serve in these roles under their new employment agreements. These new employment agreements supersede and replace Mr. Klaeser’s employment agreement dated August 31, 2016 and Mr. Shafer’s employment agreement dated October 16, 2017.

Each employment agreement has an initial term of two years that commenced on July 1, 2018, the effective date, that automatically renews for successive one-year periods, unless either party provides the other party with notice of intention to terminate at least 30 days before an anniversary of the effective date, in which case the agreement will terminate at the end of the then-current term. Under the employment agreement, Mr. Klaeser will receive an annual base salary of $750,000, and Mr. Shafer will receive an annual base salary of $950,000. Each officer’s base salary will be reviewed by the Compensation Committee at least annually beginning in 2019 and is subject to adjustment. In addition to base salary, each executive is:

•
eligible to participate in any equity-based compensation programs that we offer, with an initial annual target for equity plan awards of 80% of base salary (in the case of Mr. Klaeser), and 100% of base salary (in the case of Mr. Shafer);

•
eligible to participate in our annual bonus programs for senior executives, with an initial annual target bonus equal to 80% of base salary (in the case of Mr. Klaeser), and 100% of base salary (in the case of Mr. Shafer);

•
eligible to participate in health and dental, life insurance, short and long term disability insurance, retirement and other employee fringe benefit programs covering our salaried employees as a group, and in any programs applicable to our senior executives;

•	entitled to a monthly automobile allowance of $900; and

•	eligible for reimbursement of up to $12,000 per year for Mr. Klaeser and $25,000 per year for Mr. Shafer for country club membership dues.

Each of the employment agreements provides for certain payments upon termination, as described below under “Potential Payments upon Termination or Change in Control.” Each employment agreement also requires the executive to keep corporate information confidential. In addition, each executive is subject to provisions related to non-competition and non-solicitation of customers and employees for a period of 24 months following termination of his employment.

For a discussion of awards under our annual cash incentive plan and long-term equity incentive plan, see “Elements of Compensation-Annual Cash Incentive Plan” and “Elements of Compensation-Long-Term Equity Compensation” in the CD&A section of this Proxy Statement.

Employment Agreement with Mr. Ryan

On July 9, 2018, we entered into an executive employment agreement with Mr. Ryan to serve as the Chief Operating Officer and Executive Vice President of Chemical and Chemical Bank. His agreement has an initial term of two years that automatically renews for successive one-year periods, unless either party provides the other party with notice of intention to terminate at least 30 days before an anniversary of the effective date, in which case the agreement will terminate at the end of the then-current term.

Under the employment agreement, Mr. Ryan will receive an annual base salary of $650,000. Mr. Ryan’s base salary will be reviewed by the Compensation Committee at least annually beginning in 2019 and is subject to adjustment. In addition to base salary, he is:

•
eligible to participate in any equity-based compensation programs that we offer, with an initial annual target for equity plan awards of 80% of base salary beginning in 2019 and a one-time time-vesting grant of restricted stock units in 2018 in the amount of 80% of his base salary, vesting on December 15, 2019;

•
eligible to participate in our annual bonus programs for senior executives, with an annual payment of up to 80% of his base salary, with a guaranteed payment for 2018 of $520,000, which is equal to 100% of his target award under the annual incentive plan;

•
eligible to participate in health and dental, life insurance, short and long term disability insurance, retirement and other employee fringe benefit programs covering our salaried employees as a group, and in any programs applicable to our senior executives;

•	entitled to a monthly automobile allowance of $900; and

•	eligible for reimbursement of up to $10,000 per year for country club membership dues.

His employment agreements provides for certain payments upon termination, as described below under “Potential Payments upon Termination or Change in Control.” His employment agreement also requires him to keep corporate information confidential. In addition, he is subject to provisions related to non-competition and non-solicitation of customers and employees for a period of 24 months following termination of his employment.

Mr. Ryan was hired in July 2018 and therefore did not participate in the annual incentive plan. For a discussion of his awards under our long-term equity incentive plan, see “Elements of Compensation-Long-Term Equity Compensation” in the CD&A section of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning stock options outstanding, exercisable and unexercisable, PRSUs and TRSUs outstanding that have not vested for each named executive officer as of December 31, 2018:

		Option Awards					Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David T. Provost	—	—	—	—	$—	—	30,595(5)	$1,120,083	34,689(6)	$1,269,964

Dennis L. Klaeser	—	—	—	—	$—	—	25,128(7)	$919,932	16,844(8)	$616,659

Gary Torgow	—	—	—	—	$—	—	30,595(9)	$1,120,083	34,689(10)	$1,269,964

Thomas C. Shafer	2/21/2017	1,777	7,104(4)	—	$53.72	2/22/2027	19,731(11)	$722,359	17,072(12)	$625,006
	8/9/2017	1,145	4,578(4)	—	46.95	8/10/2027
J. Brennan Ryan	—	—	—	—	$—	—	9,121(13)	$333,920	—	$—

(1)	Represents the closing market price of our common stock on the date of the grant.

(2)	Computed by multiplying the number of shares reported in the preceding column by the closing price of our common stock as reported on The NASDAQ Stock Market® at December 31, 2018 of $36.61 per share.

(3)
Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date, which is on the date of the issuance of the audit opinion with respect to our consolidated financial statements that include the year ending on the last day of the performance period. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The number of unearned PRSUs reported assumes the units are earned and vested at 1.0x the number of units granted (representing satisfaction of corporate performance goals at the target performance level).

(4)	Represents stock options that vest ratably on the anniversary date of the grant date over a period of five years.

(5)	Represents the following unvested awards granted to Mr. Provost:

•	8,635 shares of restricted stock granted by Talmer that were assumed by us in the merger that vested on February 22, 2019.

•
21,960 TRSUs, which includes 543 dividend equivalent units earned since the grant date, that vest in equal 20% increments on each of the first five anniversaries of the February 27, 2018 grant date, based on his continued employment.

(6)	Represents 34,689 shares of PRSUs with a performance period ending December 31, 2020 that vest as described in footnote 3, above.

(7)	Represents the following unvested awards granted to Mr. Klaeser:

•	5,249 shares of restricted stock granted by Talmer that were assumed by us in the merger that vested on February 22, 2019.

•	3,988 TRSUs, which includes 181 dividend equivalent units earned since the grant date, that vest 40% on August 31, 2019 and 60% on August 31, 2021, based on his continued employment.

•	3,431 TRSUs, which includes 155 dividend equivalent units earned since the grant date, that cliff vest on the fifth anniversary of the February 21, 2017 grant date, based on his continued employment.

•
5,140 shares of PRSUs with a performance period ended December 31, 2018 for which the performance conditions have been met but will not vest until the service condition is met as described in footnote 3, above.

•
7,320 TRSUs, which includes 181 dividend equivalent units earned since the grant date, that vest in equal 20% increments on each of the first five anniversaries of the February 27, 2018 grant date, based on his continued employment.

(8)	Represents the following shares of unvested PRSUs granted to Mr. Klaeser:

•	5,281 shares with a performance period ending December 31, 2019 that vest as described in footnote 3, above.

•	11,563 shares with a performance period ending December 31, 2020 that vest as described in footnote 3, above.

(9)	Represents the following unvested awards granted to Mr. Torgow:

•	8,635 shares of restricted stock granted by Talmer that were assumed by us in the merger that vested on February 22, 2019.

•
21,960 TRSUs, which includes 543 dividend equivalent units earned since the grant date, that vest in equal 20% increments on each of the first five anniversaries of the February 27, 2018 grant date, based on his continued employment.

(10)	Represents 34,689 shares of PRSUs with a performance period ending December 31, 2020 that vest as described in footnote 3, above.

(11)	Represents the following unvested awards granted to Mr. Shafer:

•	5,249 shares of restricted stock granted by Talmer that were assumed by us in the merger that vested on February 22, 2019.

•	3,371 TRSUs, which includes 153 dividend equivalent units earned since the grant date, that cliff vest on August 31, 2021, based on his continued employment.

•	580 TRSUs, which includes 26 dividend equivalent units earned since the grant date, that cliff vest on February 21, 2022, based on his continued employment.

•	315 TRSUs, which includes 11 dividend equivalent units earned since the grant date, that cliff vest on August 9, 2022, based on his continued employment.

•
2,896 shares of PRSUs with a performance period ended December 31, 2018 for which the performance conditions have been met but will not vest until the service condition is met as described in footnote 3, above.

•
7,320 TRSUs, which includes 181 dividend equivalent units earned since the grant date, that vest in equal 20% increments on each of the first five anniversaries of the February 27, 2018 grant date, based on his continued employment.

(12)	Represents the following shares of unvested PRSUs granted to Mr. Shafer:

•	5,509 shares with a performance period ending December 31, 2019 that vest as described in footnote 3, above.

•	11,563 shares with a performance period ending December 31, 2020 that vest as described in footnote 3, above.

(13)	Represents 9,121 TRSUs, which includes 140 dividend equivalent units earned since the grant date, that cliff vest on December 15, 2019, based on his continued employment.

2018 Option Exercises and Stock Vested

The following table provides information concerning stock options exercised and stock awards vested in 2018 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)

David T. Provost	—	$—	8,634	$484,212
Dennis L. Klaeser(5)	76,185	3,260,718	5,248	294,325
Gary Torgow	—	—	8,634	484,212
Thomas C. Shafer	—	—	5,248	294,325
J. Brennan Ryan	—	—	—	—

(1)
The number of shares shown is the gross number of shares covered by stock options exercised. Our share-based compensation plans permit the withholding of shares in payment of the stock option exercise price and for tax withholding purposes, resulting in a smaller number of shares acquired.

(2)
The value of exercised stock options is calculated by multiplying the number of stock options exercised by the difference between the closing price of our common stock on the date of the exercise and the stock option exercise price.

(3)
The number of shares shown is the gross number of shares covered by awards that vested in 2018. Shares for the required tax withholding were deducted from the gross number of shares vested, resulting in a smaller number of shares acquired upon vesting.

(4)	The dollar values reported in this column were calculated using the closing price of our common stock as reported on The NASDAQ Stock Market® on the vesting date of the stock awards.

(5)	Represents stock options that were granted by Talmer that we assumed in the merger.

Pension Benefits in 2018

We have a noncontributory Pension Plan that is considered a tax-qualified retirement plan. Under the Pension Plan, we have the authority to change or terminate the Pension Plan at any time. Effective June 30, 2006, we stopped accepting new participant in the Pension Plan. Since all of our NEOs joined Chemical after 2006, none of our NEOs are participants in the Pension Plan. In addition, in July 2017, the Compensation Committee determined to freeze the Pension Plan such that no additional benefits would be accrued under the Pension Plan.

Deferred Compensation

In September 2006, the board of directors approved the Chemical Financial Corporation Deferred Compensation Plan (the “DC Plan”), a voluntary nonqualified supplemental retirement program for a select group of management personnel. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The named executive officers in this proxy statement are eligible to participate in the DC Plan. The DC Plan was amended on January 1, 2017 to allow an employer discretionary contribution to make up for lost employer contributions in the 401k Plan.

Participants may elect to defer up to 85% of their compensation to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of the plan year. Participant contributions are made into a grantor trust for the purpose of providing for payment of the deferred compensation under this plan. The investment of employee contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. The aggregate earnings on these investments, by each named executive officer who is a participant in the DC Plan, are included in the table below, and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2018, participants could change their investment designation on a daily basis.

Participants elect, in advance of the deferral of their compensation, when the funds will be distributable. The aggregate balances of the participants are distributable, as designated by each participant, during January of the calendar year following the calendar year in which any of the following occur: the participant’s termination of employment; a change in control; the participant’s death or disability; an unforeseeable emergency; or at a specified time, as determined by the participant. The DC plan allows distributions to be made in a lump sum or up to 15 annual installments. Participants may change their current distribution election as long as the change is made at least 12 months prior to their first payment and is delayed by at least 5 years.

2018 Nonqualified Deferred Compensation

The following table provides information concerning nonqualified deferred compensation for the named executive officers as of and for the year ended December 31, 2018:

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
David T. Provost	$—	$—	$(36,483)	$—	$426,264
Dennis L. Klaeser	—	—	(197,188)	—	3,712,725
Gary Torgow	—	—	17,448	—	1,269,173
Thomas C. Shafer	429,000	—	(39,097)	—	789,313
J. Brennan Ryan	—	—	—	—	—

(1)	Amounts included in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts included in this column are not included in the Summary Compensation Table.

(3)
The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” and “All Other Compensation” on the Summary Compensation Table for the applicable year.

Potential Payments upon Termination or Change in Control

Each of our employment agreements with Mr. Provost, Mr. Torgow, Mr. Klaeser, Mr. Shafer and Mr. Ryan provide for certain severance payments upon termination of employment, including with respect to Mr. Klaeser, Mr. Shafer and Mr. Ryan, upon a qualifying termination following a change in control of the Corporation, each subject to the executive’s execution of a general release and waiver of claims against us or our affiliates.

Each executive’s employment agreement provides that his employment may be terminated:

•	by either executive or us at any time or for any reason or for no reason upon not less than 30 days prior written notice;

•	by us for “cause” (as defined in the employment agreement) without prior notice;

•	by the executive for “good reason” (as defined in the employment agreement) with prior written notice; and

•	upon executive’s death or if executive is “disabled” (as defined in the employment agreement).

In addition to the employment agreements, certain equity award agreements with each executive provide for the acceleration of vesting of equity awards on the occurrence of certain events, as described below.

Agreements with Mr. Provost and Mr. Torgow

Employment Agreements dated February 27, 2018

Mr. Provost’s and Mr. Torgow’s employment agreements each provide that if the executive is terminated by us without “cause” or the executive terminates his employment for “good reason,” each as defined in the employment agreement, then the executive is entitled to receive severance pay in the amount of two times executive’s then base salary (disregarding any reduction in base salary due to a good reason termination and with base salary calculated as the higher of actual base salary or $950,000), plus two times the average of executive’s bonuses under our annual cash incentive plan for each of the three most recently completed calendar years, including complete calendar years with Talmer Bank and Trust (with each bonus calculated as the higher of the actual bonus or $1.5 million). We will also pay each executive a lump sum amount equal to 24 times the executive’s monthly contribution towards COBRA for employee dependent health, prescription drug and dental coverage elections under our employee benefit plans providing such benefits, minus the COBRA administrative cost (whether or not executive elects COBRA). Our decision not to renew the term of the employment agreements will also constitute our termination of the agreement without cause.

In addition, all equity-based awards granted to the executive on or after February 27, 2018 that remain outstanding on the date executive (a) is terminated by us without “cause,” (b) terminates his employment for “good reason,” or (c) dies, the awards will be treated as follows:

•	all unvested stock options will immediately vest, and together with other vested stock options, will remain exercisable for a period of up to three years from termination;

•	all outstanding TRSUs will automatically vest and be convertible into our common stock; and

•	all PRSUs will automatically vest at the 100% of the applicable target level.

Restricted Stock Awards Assumed from Talmer Bancorp, Inc. (granted before the February 27, 2018 Employment Agreements)

Mr. Provost and Mr. Torgow each entered into restricted stock award agreements with Talmer Bancorp, Inc., which we assumed in our merger with Talmer Bancorp, Inc. Under these restricted stock agreements, any unvested shares of restricted stock will immediately vest upon the executive’s termination without cause (as defined in the agreement). All remaining restricted stock awards granted under these agreements vested in February 2019.

TRSU and PRSU Agreements dated February 27, 2018

We entered into TRSU and PRSU agreements with each of Mr. Provost and Mr. Torgow on February 27, 2018 that provide that, in the event of the executive’s termination due to disability, or if the executive provides one year written notice before his intended retirement (as defined in the 2017 Stock Plan), then executive will be issued (a) with respect to TRSUs, a pro rata number of TRSUs based on the number of months that have passed since the last annual vesting date, or if no vesting date has occurred, the grant date, and (b) with respect to PRSUs, a pro rata number of PRSUs granted at the target (100%) level based on the number of months that have elapsed between the first day of the “performance period” (as defined in the agreement) and the effective date of the executive’s termination. As described above, each executive’s Employment Agreement will govern the treatment of TRSUs and PRSUs granted under the TRSU and PRSU Agreements dated February 27, 2018 in the event the executive (a) is terminated by us without “cause,” (b) terminates his employment for “good reason,” or (c) dies. See “-Agreements with Mr. Provost and Mr. Torgow-Employment Agreements dated February 27, 2018.”

TRSU and PRSU Agreements dated February 25, 2019

We entered into TRSU and PRSU agreements with each of Mr. Provost and Mr. Torgow on February 25, 2019. Under such TRSU agreements, if the executive is terminated without “cause” by us or the executive terminates his employment for “good reason,” in either case following a “change in control” (each as defined in the agreement), all TRSUs granted to the executive, including TRSUs issued under prior agreements and plans, will 100% vest. Under such PRSU agreements, in the event of a “change in control” (as defined in the agreement), all PRSUs granted to the executive, including PRSUs issued under prior agreements and plans, for which performance results have not been measured will be measured as of the latest practicable date prior to the consummation of the change in control and the number of PRSUs will be fixed at the greater of the target (100%) performance level or actual performance (the “Earned Awards”), and such Earned Awards will vest and be subject to forfeiture based on the executive’s continued service through the performance period. If, however, the executive is terminated without cause by us or the executive terminates his employment for good reason, in either case following a change in control, such Earned Awards will 100% vest. In the event of any conflict between the terms of the TRSU or PRSU agreement (as applicable), and any employment, retention or change in control agreement with the executive (an “individual agreement”) and/or the terms of the 2017 Stock Plan, the provisions of the TRSU or PRSU agreement (as applicable), or, to the extent more favorable, the individual agreement will control; provided, however, that any provisions of the TRSU or PRSU agreement (as applicable) relating to the timing of settlement or payment in respect of the TRSUs or PRSUs (as applicable) will control in the event of any conflict between the TRSU or PRSU agreement (as applicable), the 2017 Stock Plan, any prior plan and the award agreements thereunder, and any individual agreement.

Agreements with Mr. Klaeser and Mr. Shafer

Employment Agreements dated July 1, 2018 (and Stock Options and PRSU Agreements granted before November 2, 2017)

The following is a description of the severance benefits under our employment agreements with each of Mr. Klaeser and Mr. Shafer dated July 1, 2018, and our stock option and PRSU agreements with Mr. Klaeser and Mr. Shafer granted before November 2, 2017.

Termination Without Cause by Chemical or for Good Reason by the Executive. Under the employment agreements, if Mr. Klaeser’s or Mr. Shafer’s employment is terminated without “cause” by us or for “good reason” by the executive (each as defined in the agreement), and such termination is not within six months before or two years after a “change in control” (as defined in the agreement), each is entitled to receive severance in the amount of two times the executive’s then current base salary (disregarding any reduction in base salary due to a good reason termination) plus the average of the executive’s cash bonuses under our annual cash incentive plan for each of the three most recently completed calendar years (or such lesser number of completed calendar years that executive has been employed by us), payable in equal installments over 104 weeks. We will also pay each executive a lump sum health care stipend in the amount of $10,000, and will provide each executive with executive-level outplacement services for a period not to exceed 12 months.

Under the employment agreements, at the time of such termination, the restrictions on all time-vesting restricted stock will lapse, all TRSUs will immediately vest and convert into shares of our common stock, and all PRSUs will be settled at 100% of target; provided, that, any stock options or PRSUs granted before November 2, 2017, will continue to be subject to their terms on such date. The PRSU award agreements granted on February 21, 2017 (to Mr. Klaeser and Mr. Shafer) and on August 9, 2017 (to Mr. Shafer) provide that (a) if the executive is terminated without cause, then the restrictions on such PRSUs will lapse on a pro rata basis based on the number of full months that have elapsed since the grant date divided by the number of full months in the restricted period; provided, that, the restrictions will not lapse until the end of the applicable performance period and then only if we satisfied the applicable performance conditions, and (b) if the executive terminates his employment for good reason, the unvested PRSUs will be forfeited. The PRSU award agreements granted on January 4, 2017 (to Mr. Klaeser and Mr. Shafer) and the outstanding stock option award agreements (to Mr. Shafer) provide that such unvested equity awards will automatically be forfeited if the executive is terminated without cause or if he terminates his employment for good reason.

Termination Six Months Before or Within Two Years Following a Change in Control. Under the employment agreements, if Mr. Klaeser’s employment is terminated without cause by us or if he terminates his employment for good reason, or if Mr. Shafer’s employment is terminated without cause by us, within two years following a change in control within six months before the date of a change in control, we will pay each executive a lump sum cash payment in the amount of two times the executive’s then current base salary (disregarding any reduction in base salary due to a good reason termination) plus the average of the executive’s cash bonuses under our annual cash incentive plan for each of the most recent three complete calendar years (or such lesser number of completed calendar years that executive has been employed by us), which we refer to as the “change in control payment.” We will also pay each executive a lump sum health care stipend in the amount of $10,000, and will provide each executive with executive-level outplacement services for a period not to exceed 12 months. In addition, with respect to Mr. Shafer, if during the term of his agreement, a good reason event occurs within two years following a change in control, he will receive a lump sum retention bonus in the amount of the change in control payment. If Mr. Shafer received such a retention bonus, he will no longer be entitled to a change in control or other cash severance payment if he is later terminated by us without cause.

Under the employment agreements, unless specified otherwise in the purchase agreement or other controlling agreement, unvested stock options outstanding at the time of a change in control will continue to vest under the vesting schedule, and if we are not the surviving entity, all unvested stock options will be converted into shares of the surviving entity’s common stock at the applicable exchange ratio; provided, that, any stock options granted before November 2, 2017, will continue to be subject to their terms on such date.

All of Mr. Shafer’s outstanding stock options were awarded before November 2, 2017, and under these award agreements, if he is terminated by us without cause or he terminates his employment for “good reason” following a “change in control” (each as defined in the award agreement), then any stock options assumed by the surviving corporation will become fully exercisable, or will be paid out in cash if such stock options have not been assumed. Generally, the treatment of TRSUs and PRSUs following a change in control is set forth below under “TRSU and PRSU Agreements dated February 25, 2019,” unless the treatment of such equity awards under the executive’s employment agreement is deemed more favorable.

Death or Disability. Under the employment agreements, neither Mr. Klaeser nor Mr. Shafer is entitled to any additional severance payments in the event of termination of his employment due to death or disability. However, under the employment agreements, in the event of either executive’s death or disability, all equity-based awards will be treated as follows: all unvested stock options will immediately vest, the restrictions on all time-vesting restricted stock will lapse, all TRSUs will immediately vest and be convertible into shares of our common stock, and all PRSUs will be settled at 100% of target; provided, that, any stock options or PRSUs granted before November 2, 2017, will continue to be subject to their terms on such date.

All of Mr. Shafer’s outstanding stock options were awarded before November 2, 2017, and under these award agreements, upon his death or disability, all unvested stock options will be forfeited and vested stock options will remain exercisable until the earlier of the date such options expire or one year after his death or disability. The PRSU award agreements granted on February 21, 2017 (to Mr. Klaeser and Mr. Shafer) and on August 9, 2017 (to Mr. Shafer) provide that if the executive is terminated because of his death or disability, then the restrictions on such PRSUs will lapse on a pro rata basis based on the number of full months that have elapsed since the grant date divided by the number of full months in the restricted period; provided, that, the restrictions will not lapse until the end of the applicable performance period and then only if we satisfied the applicable performance conditions. The PRSU award agreements granted on January 4, 2017 (to Mr. Klaeser and Mr. Shafer) provide that such unvested equity awards will automatically be forfeited if the executive is terminated because of death or disability.

Retirement. Under the employment agreements, if Mr. Klaeser’s or Mr. Shafer’s employment is terminated due to “retirement” with one year’s advance notice, as defined in each agreement, then all equity-based awards will be treated as follows: all unvested stock options will immediately vest, the restrictions on all time-vesting restricted stock will lapse, all TRSUs will immediately vest and be convertible into shares of our common stock, and all PRSUs will be settled at 100% of target; provided, that, any stock options or PRSUs granted before November 2, 2017, will continue to be subject to their terms on such date.

All of Mr. Shafer’s outstanding stock options were awarded before November 2, 2017, and under these award agreements, upon his retirement, all unvested stock options will terminate and vested stock options will remain exercisable until the earlier of the date such options expire or three years after his retirement. The PRSU award agreements granted on February 21, 2017 (to Mr. Klaeser and Mr. Shafer) and on August 9, 2017 (to Mr. Shafer) provide that, in the event the executive provides one year advance notice of his “retirement,” as defined in the applicable equity plan, then the restrictions on such PRSUs will lapse on a pro rata basis based on the number of full months that have elapsed since the grant date divided by the number of full months in the restricted period; provided, that, the restrictions will not lapse until the end of the applicable performance period and then only if we satisfied the applicable performance conditions. If, however, the executive retires without providing one year advanced notice, any such unvested PRSUs will be forfeited. The PRSU award agreements granted on January 4, 2017 (to Mr. Klaeser and Mr. Shafer) provide that if the executive retires (as defined in the Stock Incentive Plan of 2015), with or without notice, then the restrictions on such PRSUs will lapse on a pro rata basis based on the number of full months that have elapsed since the grant date divided by the number of full months in the restricted period; provided, that, the restrictions will not lapse until the end of the applicable performance period and then only if we satisfied the applicable performance conditions.

TRSU and PRSU Agreements dated February 25, 2019

We entered into TRSU and PRSU agreements with each of Mr. Klaeser and Mr. Shafer on February 25, 2019. Under such TRSU agreements, if the executive is terminated without “cause” by us or the executive terminates his employment for “good reason,” in either case following a “change in control” (each as defined in the agreement), all TRSUs granted to the executive, including TRSUs issued under prior agreements and plans, will 100% vest. Under such PRSU agreements, in the event of a “change in control” (as defined in the agreement), all PRSUs granted to the executive, including PRSUs issued under prior agreements and plans, for which performance results have not been measured will be measured as of the latest practicable date prior to the consummation of the change in control and the number of PRSUs will be fixed at the greater of the target (100%) performance level or actual performance (the “Earned Awards”), and such Earned Awards will vest and be subject to forfeiture based on the executive’s continued service through the performance period. If, however, the executive is terminated without cause by us or the executive terminates his employment for good reason, in either case following a change in control, such Earned Awards will 100% vest. In the event of any conflict between the terms of the TRSU or PRSU agreement (as applicable), and any employment, retention or change in control agreement with the executive (each an “individual agreement”) and/or the terms of the 2017 Stock Plan, the provisions of the TRSU or PRSU agreement (as applicable), or, to the extent more favorable, the individual agreement will control; provided, however, that any provisions of the TRSU or PRSU agreement (as applicable) relating to the timing of settlement or payment in respect of the TRSUs or PRSUs (as applicable) will control in the event of any conflict between the TRSU or PRSU agreement (as applicable), the 2017 Stock Plan, any prior plan and the award agreements thereunder, and any individual agreement.

Agreements with Mr. Ryan

Employment Agreement dated July 9, 2018

Termination Without Cause by the Corporation or for Good Reason by the Executive. Under his employment agreement, if Mr. Ryan’s employment is terminated without “cause” by us or for “good reason” by him (each as defined in the agreement), and such termination is not within six months before or two years after a “change in control” (as defined in the agreement), he is entitled to receive a severance payment in the amount of two times his then current base salary (disregarding any reduction in base salary due to a good reason termination) plus the average of his cash bonuses under our annual cash incentive plan for each of the three most recently completed calendar years (or such lesser number of completed calendar years that executive has been employed by us), payable in one lump sum (the “severance payment”). We will also pay Mr. Ryan a lump sum health care stipend in the amount of $10,000, and will provide him with executive-level outplacement services for a period not to exceed 12 months. At the time of his termination, all outstanding equity awards will be treated in accordance with the terms of the applicable equity plan or award agreement.

Death or Disability. Under the employment agreement, Mr. Ryan is not entitled to any additional severance payments in the event of termination of his employment due to death or disability. At the time of termination due to death or disability, all outstanding equity awards will be treated in accordance with the terms of the applicable equity plan or award agreement.

Termination Six Months Before or Within Two Years Following a Change in Control. Under his employment agreement, if Mr. Ryan’s employment is terminated without cause by us or for good reason by him within two years following a change in control or within six months before the date of a change in control, he is entitled to receive the above-referenced severance payment. We will also pay Mr. Ryan a lump sum health care stipend in the amount of $10,000, and will provide him with executive-level outplacement services for a period not to exceed 12 months. At the time of his termination, all outstanding equity awards will be treated in accordance with the terms of the applicable equity plan or award agreement.

TRSU Agreement dated July 9, 2018

We entered into a TRSU agreement with Mr. Ryan on July 9, 2018. Under the agreement, in the event of Mr. Ryan’s termination without “cause” by us, or if he terminates his employment for “good reason” (each as defined in the agreement), or if he dies or is disabled, or if he provides one year written notice before his intended retirement after reaching age 55 with ten years of service, then all remaining restrictions on the TRSUs will lapse and such award will 100% vest. In addition, under his TRSU agreement, if Mr. Ryan is terminated without cause by us or if he terminates his employment for good reason, in either case within two years following a “change in control” (as defined in the agreement), all the TRSUs will 100% vest.

Potential Post-Employment Payments Due to Our Named Executive Officers

The following table shows potential post-employment payments due to Mr. Provost, Mr. Klaeser, Mr. Torgow, Mr. Shafer and Mr. Ryan upon termination from the Corporation for various reasons, including a change in control of the Corporation, assuming that those events occurred on December 31, 2018. If we terminate such named executive officer’s employment for “cause” or the executive resigns, then we have no further obligation to such named executive officer except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table. In addition, at December 31, 2018, none of our named executive officers were eligible for retirement and, therefore, we have omitted retirement (with or without notice) from the table as well. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments.

					Acceleration of Vesting
Termination Scenario	Cash Payments(1)		Benefits(2)		Stock Options(3)	TRSUs(4)		PRSUs(5)		Restricted Stock Awards(6)	Total
David T. Provost
Death	$—		$—		$—	$784,076	(8)	$1,269,964	(8)	$—	$2,054,040
Disability	—		—			130,679	(9)	352,768	(9)	—	483,447
Without Cause	4,900,000		26,184		—	784,076	(8)	1,269,964	(8)	316,127	7,296,351
Good Reason	4,900,000		26,184		—	784,076	(8)	1,269,964	(8)	—	6,980,224
Change in Control with Qualifying Termination	4,900,000	(7)	26,184	(7)	—	784,076	(10)	1,269,964	(10)	—	6,980,224
Dennis L. Klaeser
Death	—		—		—	520,667	(11)	552,213	(12)	192,166	1,265,046
Disability	—		—		—	520,667	(11)	552,213	(12)	192,166	1,265,046
Without Cause	2,674,677		35,000		—	520,667	(11)	552,213	(12)	192,166	3,974,723
Good Reason	2,674,677		35,000		—	520,667	(11)	423,321	(13)	192,166	3,845,831
Qualifying Termination on a Change in Control	2,674,677		35,000		—	520,667	(10)	804,831	(10)	192,166	4,227,341
Gary Torgow
Death	—		—		—	784,076	(8)	1,269,964	(8)	—	2,054,040
Disability	—		—			130,679	(9)	352,768	(9)	—	483,447
Without Cause	4,900,000		26,184		—	784,076	(8)	1,269,964	(8)	316,127	7,296,351
Good Reason	4,900,000		26,184		—	784,076	(8)	1,269,964	(8)	—	6,980,224
Change in Control with Qualifying Termination	4,900,000	(7)	26,184	(7)	—	784,076	(10)	1,269,964	(10)	—	6,980,224
Thomas C. Shafer
Death	—		—		—	390,299	(11)	545,953	(12)	192,166	1,128,418
Disability	—		—			390,299	(11)	545,953	(12)	192,166	1,128,418
Without Cause	3,347,667		35,000		—	390,299	(11)	545,953	(12)	192,166	4,511,085
Good Reason	3,347,667		35,000		—	390,299	(11)	423,321	(13)	192,166	4,388,453
Change in Control with Qualifying Termination or Good Reason Event	3,347,667	(14)	35,000		—	390,299	(10)	651,983	(10)	192,166	4,617,115
J. Brennan Ryan
Death	—		—		—	328,794	(15)	—		—	328,794
Disability	—		—			328,794	(15)	—		—	328,794
Without Cause	2,340,000		35,000		—	328,794	(15)	—		—	2,703,794
Good Reason	2,340,000		35,000		—	328,794	(15)	—		—	2,703,794
Change in Control with Qualifying Termination	2,340,000		35,000		—	328,794	(15)	—		—	2,703,794

(1)	Represents cash payments pursuant to the executive employment agreements described above, as follows:

•	Mr. Provost and Mr. Torgow: two times the executive’s base salary, plus two times his average bonus of $1.5 million.

•
Mr. Klaeser, Mr. Shafer and Mr. Ryan: two times the executive’s base salary plus the average of the executive’s cash bonuses under our annual cash incentive plan for each of the most recent three complete calendar years (or such lesser number of completed calendar years that executive has been employed by us). For purposes of this calculation, we have included annual cash incentive payments earned in the year-ended 2018, even if not paid until 2019.

(2)	Pursuant to executive employment agreements, amounts reported for each executive are as follows:

•
Mr. Provost and Mr. Torgow: a lump sum amount equal to 24 times the executive’s monthly contribution towards COBRA for employee dependent health, prescription drug and dental coverage elections under our employee benefit plans providing such benefits, minus the COBRA administrative cost.

•
Mr. Klaeser, Mr. Shafer and Mr. Ryan: a lump sum health care stipend in the amount of $10,000 and the value of executive-level outplacement services for a period not to exceed 12 months, estimated at $25,000.

(3)	Mr. Shafer is the only named executive officer with unvested stock options; however, none were in-the-money at December 31, 2018.

(4)
Amount represents the market value, excluding dividend equivalents, of unvested TRSUs that would vest in connection with a termination event on December 31, 2018. The valuation of these awards is based on the closing price of our common stock as reported on The NASDAQ Stock Market® at December 31, 2018 of $36.61 per share.

(5)
Amount represents the market value, excluding dividend equivalents, of unvested PRSUs that would vest in connection with a termination event on December 31, 2018. The valuation of these awards is based on the closing price of our common stock as reported on The NASDAQ Stock Market at December 31, 2018 of $36.61 per share. With respect to the January 4, 2017 PRSUs granted to Mr. Klaeser and Mr. Shafer for which the performance conditions were met at 90% of target at December 31, 2018, but which remained unvested at year-end, the number of shares that vested, and thus the value reflected in the table, is based on our actual performance. With respect to all other PRSUs, the number of shares that vest for each NEO, and thus the value reflected in the table, is based on an assumption that PRSUs are achieved at the “target” performance level.

(6)
Amount represents the market value of unvested restricted stock awards that would vest in connection with a termination event on December 31, 2018. The valuation of these awards is based on the closing price of our common stock as reported on The NASDAQ Stock Market at December 31, 2018 of $36.61 per share. For Mr. Provost and Mr. Torgow, vesting is determined under the applicable restricted stock agreement, as described above. For Mr. Klaeser and Mr. Shafer, vesting is determined under each executive’s employment agreement, as described above.

(7)
Under their employment agreements, each of Mr. Provost and Mr. Torgow will receive a cash severance payment and the associated COBRA benefits described in footnote 2, above, if the executive is terminated by us without “cause” or if he terminates his employment for “good reason,” whether or not such termination follows a change in control.

(8)	Represents full vesting of the TRSU or PRSU awards (as applicable) under his employment agreement, as described above.

(9)	Represents pro rata vesting under the February 27, 2018 TRSU or PRSU agreement (as applicable) as described above.

(10)
For purposes of this table, we have determined vesting on a qualifying termination following a change in control under the February 25, 2019 TRSU or PRSU agreement (as applicable), which also governs the treatment of prior awards.

(11)	Represents full vesting of the TRSU awards under his employment agreement, as described above.

(12)
Represents (a) full vesting of PRSUs granted to Mr. Klaeser and Mr. Shafer on February 27, 2018 under each executive’s employment agreement, (b) pro rata vesting of PRSUs granted under the February 21, 2017 PRSU agreements (to Mr. Klaeser and Mr. Shafer) and the August 9, 2017 PRSU agreement (to Mr. Shafer), and (c) forfeiture of PRSUs granted under the January 4, 2017 PRSU agreement (to Mr. Klaeser and Mr. Shafer).

(13)
Represents (a) full vesting of PRSUs granted to Mr. Klaeser and Mr. Shafer on February 27, 2018 under each executive’s employment agreement, and (b) forfeiture of the PRSUs awarded under the February 21, 2017 PRSU agreements (to Mr. Klaeser and Mr. Shafer), the August 9, 2017 PRSU agreement (to Mr. Shafer) and the January 4, 2017 PRSU agreement (to Mr. Klaeser and Mr. Shafer).

(14)
Represents the amount due to Mr. Shafer under his employment agreement if he is terminated without cause by us or if experiences a good reason event, each within two years following a change in control.

(15)	Represents full vesting of the TRSUs under his July 9, 2018 TRSU agreement, as described above.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer and President, David Provost.

For 2018, our last completed fiscal year:

•	The median of the total annual compensation for all employees of our company (other than our Chief Executive Officer) was $40,686; and

•	the total annual compensation of our Chief Executive Officer was $3,533,580, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Provost, our Chief Executive Officer and President, to the median of the total annual compensation was approximately 87 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

1.
We determined that as of December 31, 2018, our employee population consisted of 3,224 individuals with all of these individuals located in the United States. This population included our full-time, part-time, seasonal and temporary employees. However, it did not include independent contractors who were employed by and had their compensation determined by unaffiliated third parties.

2.
To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported in Box 5, Medicare Wages, to the Internal Revenue Service on Form W-2 for 2018. Because we offer a variety of compensation arrangements to our employees, including base salary, bonus, commissions and other incentive arrangements, we believe this was the most appropriate and comprehensive methodology for capturing the many different compensation arrangements we offer. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.

3.
We annualized the compensation of employees that we hired in 2018, who were not employed for the full year, by dividing their 2017 W-2 Box 5, Medicare Wages, by (a) the number of regular hours they worked in 2018, plus (b) the number of overtime hours they worked in 2018 times 1.5, and then multiplied the result by their full-time or part-time standard annual hours. We annualized compensation for part-time employees without making a full-time equivalent adjustment for part-time employees.

4.	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”

5.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $40,686.

6.	With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement.

Director Compensation
Effective May 1, 2018, the board of directors implemented changes to our director compensation program in light of the completion of the Talmer merger and integration and our ongoing growth, which has significantly increased our size and complexity and subjected us to enhanced regulatory requirements and scrutiny. We engaged Aon to perform a market analysis of director compensation for a financial institution of our size, compared to our 2018 peer group. After reviewing this market analysis, the Committee determined that to enable it to continue to retain and recruit qualified directors, it was in our best interest to revise the board of director compensation program, as follows.

•	The annual cash retainer was increased from $45,000 to $50,000.

•	The annual equity retainer value was increased from a grant date fair value of $45,000 to a grant date fair value of $80,813.

•	Certain Committee service stipends were amended to bring more consistency to the Committee service component of our director pay program.

The following terms represent the structure of our director compensation program.

	Effective prior to May 1, 2018	Effective May 1, 2018
Annual Cash Retainer	$45,000	$50,000
Annual Equity Retainer	$45,000	$80,813
Lead Independent Director Retainer	$25,000	$30,000
Annual Cash Retainers for Audit Committee Service	Chair – $20,000 Member – $10,000	Chair – $25,000 Member – $12,500
Annual Cash Retainers for ALCO and Risk Management Committee	Chair – $10,000 Member – $5,000	Chair – $20,000 Member – $7,500
Annual Cash Retainers for Compensation and Pension Committee Service	Chair – $15,000 Member – $7,500	Chair – $20,000 Member – $10,000
Per Meeting Cash Retainer for BSA Committee Service	Not Applicable	$750 per meeting
Annual Cash Retainers for Service on All Other Board Committees	Chair – $10,000 Member – $5,000	Chair – $15,000 Member – $7,500
For 2018, non-employee directors were required to elect the form of delivery of their cash retainers from three alternatives: (1) Directors’ Deferred Stock Plan (DDSP) units, (2) cash, or (3) a combination of DDPS units and cash. Mr. Klein, Ms. Mahone and Mr. Wheatlake elected to receive all cash retainers in the form of cash. Mr. Pelizzari elected to receive his committee service retainers in the form of DDSP units, but other retainers in cash. The other non-employee directors elected to receive their both their annual cash retainers and committee service retainers in the form of DDSP units.
Our directors who are employees are not entitled to any additional compensation related to their service as a director. For 2018, this included Mr. Provost, Mr. Shafer and Mr. Torgow.
On April 21, 2008, the shareholders approved the Chemical Financial Corporation Directors’ Deferred Stock Plan (DDSP), authorizing the issuance of up to 400,000 shares of our common stock. The DDSP provides benefits to our non-employee directors in the form of an equity retainer that is required to be deferred annually and invested in stock units representing shares of our common stock. The DDSP allows each non-employee director to voluntarily defer their annual cash retainer and/or all director and/or community advisory director fees and invest these retainers in stock units representing shares of our common stock. The amount of the annual cash and equity retainers in addition to the director committee service fees contributed to the DDSP are vested immediately. The deferral election must be made before the beginning of a plan year. The DDSP is an unfunded supplemental nonqualified deferred compensation plan that complies with Internal Revenue Code Section 409A.
The equity retainer and any cash retainer voluntarily contributed to the DDSP are converted to stock units on the date paid. Any director fees that are voluntarily contributed to the DDSP are converted to stock units on the date we pay our next quarterly cash dividend. The number of stock units credited to each participating director’s account is determined by dividing the dollar amount of the equity retainer and any deferred cash retainer by the market value of a single share of our common stock on the date the annual retainer is paid, and by dividing the dollar amount of any deferred director fees by the market value of a single share of our common stock on the next quarterly cash dividend payment date. Each participating director’s account is also credited with dividend equivalents on each date we pay cash dividends. Dividend equivalents are a number of stock units equal to the number of shares of common stock that have a market value equal to the amount of any cash dividends that would have been paid to a shareholder owning the number of shares of common stock represented by stock units in a participating director’s account on each cash dividend payment date.
Distributions will be made in our common stock equal to the number of stock units in the participating director’s account. Any fractional shares will be paid in cash. Distributions will not be made until a director retires or terminates service as a director or upon the death of the director or a change in control of the Corporation. For common stock issued upon a director’s retirement from or termination of service, the director has a choice to receive the shares in a lump-sum or in five annual installments. A director must make an irrevocable election between the lump-sum and five annual installments at the time the director begins participating in the DDSP. The election is irrevocable and applies to all future deferral elections. Upon a change in control (as defined in the DDPS) or death of the director, shares will be issued in a lump-sum. We may also permit a distribution to a participating director due to an unforeseeable emergency.

Mr. Fitterling, Mr. Lievense, Ms. McQuade, Mr. Pelizzari, Mr. Stauffer, Mr. Tate and Mr. Weiss made voluntary contributions to the DDSP during 2018.

2018 Director Compensation
The following table sets forth the compensation paid to our non-employee directors for services rendered during 2018:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)		Total

James R. Fitterling	$105,000	$80,813	$—	$—	$—	$6,930		$192,743
Ronald A. Klein	86,250	80,813	—	—	—	2,712		169,775
Richard M. Lievense	105,000	80,813	—	—	—	4,853	(4)	190,666
Barbara J. Mahone	81,250	80,813	—	—	—	4,918		166,981
Barbara L. McQuade(5)	77,500	80,813				2,678		160,991
John E. Pelizzari	100,500	80,813	—	—	—	9,516		190,829
Larry D. Stauffer	88,000	80,813	—	—	—	7,760		176,573
Jeffrey L. Tate	82,500	80,813	—	—	—	5,854		169,167
Arthur A. Weiss	100,000	80,813	—	—	—	6,912		187,725
Franklin C. Wheatlake	95,000	80,813	—	—	—	2,552		178,365

(1)
Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including the cash retainer, committee and/or committee chair fees, lead independent director fee, and meeting fees, including any fees voluntarily deferred under the DDSP. Voluntary deferrals of the cash retainer and other fees into the DDSP in 2018 were as follows: $105,000 by Mr. Fitterling, $105,000 by Mr. Lievense, $77,500 by Ms. McQuade, $97,500 by Mr. Pelizzari, $85,000 by Mr. Stauffer, $82,500 by Mr. Tate and $100,000 by Mr. Weiss.

(2)
Represents the grant date fair value computed in accordance with ASC 718. The amounts reported represent the annual equity retainers paid to each director in 2018 and deferred and invested in stock units representing shares of our common stock. The aggregate number of stock awards earned by each director for services, voluntary contributions made by the director to the DDSP and dividend equivalents credited to each director’s DDSP participant account since becoming a director and/or subsequent to the lump-sum distribution, if applicable, is represented by the number in the column titled “Stock Units” set forth in the table under the heading “Ownership of Chemical Financial Common Stock by Directors and Executive Officers” and such information is here incorporated by reference.

(3)
Represents dividend equivalents paid in 2018 on stock units in the DDSP as well as community advisory fees paid in 2018. As permitted by SEC regulation, perquisites that in the aggregate total less than $10,000 are not included.

(4)
Does not include $40,000 in independent contractor fees paid by Chemical Bank to Geld Capital, LLC, which is principally owned by Mr. Lievense, as described in “Transactions with Related Persons” below.

(5)	Elected to the board of directors effective April 25, 2018.

Other Matters
Transactions with Related Persons
Statement of Policy Regarding Transactions with Related Persons
Transactions by us with related parties are subject to review by our audit committee, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve's Regulation O (which governs certain loans by us to our executive officers, directors and principal shareholders). We have also adopted policies to comply with these regulatory requirements and restrictions. In addition, our Audit Committee reviews and approves all transactions between Chemical and related persons which are required to be reported under SEC Regulation S-K, Item 404.
Geld Capital, LLC
Chemical Bank entered into an independent contractor agreement, effective July 1, 2018, with Geld Capital, LLC, which is principally owned by one of our directors, Richard Lievense. Under the agreement, Geld Capital, LLC will provide certain services to Insite Capital, LLC, a subsidiary of Chemical, for a fee of $40,000 per calendar quarter, during the term of the agreement. Unless earlier terminated, the agreement will terminate on September 30, 2019.
28 Associates LLC

Chemical Bank, currently headquartered in downtown Detroit, previously announced its planned expansion in the city, including approximately 500 jobs to be located there once it moves into a new headquarters building. On March 27, 2019, Chemical Bank and 28 Associates LLC, a Michigan limited liability company, entered into a letter agreement regarding the development and lease of a new headquarters building for Chemical Bank in Detroit. The parties have been in negotiations with respect to this property owned by 28 Associates since the third quarter of 2018. The development of this property on a high-profile lot located directly in the heart of Detroit’s entertainment and commercial district, will be one of the first commercial high-rise buildings to be constructed in Detroit in decades. This project is a fundamental component of Chemical’s commitment to participate in the revitalization of the City of Detroit and capitalize as a commercial bank on its strategic effort to be Detroit’s “Hometown Bank,” and build crucial deposit and loan relationships with key commercial and municipal customers in the market, including the City of Detroit. Chemical Bank remains fully committed to this effort. 28 Associates is 50% owned by the five adult children of Chemical’s Chairman, Gary Torgow, through their ownership of a member of 28 Associates, Park Elizabeth Associates LLC. The members of Park Elizabeth Associates are Elie Torgow, Yoni Torgow, Rachel H. Torgow Krakauer, Moshe Torgow, and Jacob Torgow. Mr. Torgow recused himself from all Board deliberations related to this agreement, and none of these adult children are directors, officers or employees of Chemical or Chemical Bank. The Audit Committee of the Board (of which Mr. Torgow is not a member) also approved this letter agreement. Elie Torgow is also the manager of 28 Associates and owns less than .01% of Chemical. The approximate aggregate value of the interest of Mr. Torgow’s children in the development and lease transaction is equal to approximately 50% of the amounts payable to 28 Associates thereunder. The letter agreement provides for the parties to enter into a development and lease transaction to include a triple net lease by Chemical of a proposed office building at the initial rate of $35 per rentable square foot for office space, or approximately $6,977,950 annually, and $50 per rentable square foot for retail space, or approximately $190,050 annually, with two percent annual increases during the initial term. The lease will have a term of 22.5 years and a rent commencement date of January 1, 2022. Chemical Bank has four renewal options of 84 months for each renewal option. The leased property will be approximately 421,481 square feet of gross area comprised of (a) a 203,171 square-foot building containing approximately (i) 199,370 square feet of rentable office space and (ii) 3,801 rentable square feet of 1st floor retail space, and (b) a parking garage and related parking facilities, including without limitation, 311 parking spaces. The four renewal terms will be at 95% fair market rental, with two percent annual increases, provided the base rent during each renewal term shall not be less than the immediately preceding lease year before commencement of each renewal term. 28 Associates, which owns the property, will remediate and improve the property and build the office building. Chemical Bank and 28 Associates have agreed to cooperate to seek critical tax incentives from governmental agencies, which will be for the benefit of the developer and Chemical Bank. Conditions to closing include receipt of tax incentives as well as guaranteed construction cost agreements on terms acceptable to the landlord and the tenant. Chemical Bank will lease the 311 parking spaces within the premises at an estimated monthly cost of $300 per spot, or $1,119,600 annually, provided that up to 60 parking spaces may be subleased back by 28 Associates for the same amount, reducing the net leased parking spaces to 251, or by $216,000 annually. Chemical Bank will also retain all parking rental income realized at the property from event parking rental services. If the parties do not enter into a final lease agreement with respect to the property, or if the parties do not receive the contemplated tax incentives by September 30, 2019, Chemical Bank has agreed to pay 28 Associates a break-up fee of $6 million, as 28 Associates has held the property off of the market since the third quarter of 2018, commenced the termination of tenants in an existing building on the site and incurred expenses associated with site preparation and negotiations as Chemical Bank has completed its due diligence.

Other relationships
Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with, Chemical Bank in the ordinary course of business during 2018. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Chemical and did not involve more than a normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect were disclosed as nonaccrual, past due, restructured or potential problems as of the date of this proxy statement.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of our common stock with the SEC. SEC regulations require such persons to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied on a timely basis by such persons from January 1, 2018 through December 31, 2018.
Shareholder Proposals
A shareholder seeking to present a proposal at our annual meeting of shareholders must submit a notice to our Corporate Secretary in accordance with our bylaws not less than 120 calendar days prior to the date corresponding to the date of our proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting (unless we did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. A shareholder seeking to include a proposal in our proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to us in accordance with SEC Rule 14a-8. With respect to our 2020 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in our proxy statement and form of proxy relating to the meeting is November 27, 2019.
A shareholder seeking to nominate an individual for election as a director of Chemical must submit a notice to our Corporate Secretary in accordance with our Bylaws not less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting.

Solicitation of Proxies
Our directors, officers and employees and our affiliates will initially solicit proxies by mail and over the Internet. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of our common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. We will pay all costs of solicitation of proxies. We will also solicit proxies by telephone and the Internet. See the enclosed proxy for instructions.

Important Notice Regarding Delivery of Shareholder Documents
The SEC has adopted rules that permit companies to satisfy the delivery requirements for proxy statements, annual reports or Notice of Internet Availability of Proxy Materials with respected to two or more shareholders sharing the same address by delivering a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials addressed to those shareholder, unless we have received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2019 Proxy Statement, 2018 Annual Report to Shareholders and Notice of Internet Availability of Proxy Materials. Requests should be made to Chemical’s Investor Relations at Investor Relations, Chemical Financial Corporation, 333 W. Fort Street, Suite 1800, Detroit, Michigan 48226, telephone (800) 867-9757. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement, annual report to shareholders and Notice of Internet Availability of Proxy Materials may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical’s Investor Relations at Investor Relations, Chemical Financial Corporation, 333 W. Fort Street, Suite 1800, Detroit, Michigan 48226, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement, annual report to shareholders and Notice of Internet Availability of Proxy Materials on an ongoing basis by written or verbal request to Chemical’s Investor Relations at Investor Relations, Chemical Financial Corporation, 333 W. Fort Street, Suite 1800, Detroit, Michigan 48226, telephone (800) 867-9757. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.
Availability of Information
Our combined 2018 Annual Report to Shareholders and Form 10-K Annual Report, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2019 Notice of Annual Meeting and Proxy Statement are available on the following website, www.proxydocs.com/CHFC or through the SEC's website at www.sec.gov. This information may be obtained without charge upon written request to Chemical Financial Corporation. Please direct your requests to Chemical’s Investor Relations at Investor Relations, Chemical Financial Corporation, 333 W. Fort Street, Suite 1800, Detroit, Michigan 48226. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Corporation.

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

APPENDIX A

CHEMICAL FINANCIAL CORPORATION
STOCK INCENTIVE PLAN OF 2019

SECTION 1

Establishment of Plan; Purpose of Plan

1.1    Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2019 for its corporate and Subsidiary Directors, officers and other key Employees. The Plan permits the grant and award of Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based and stock-related awards to Employees and non-employee Directors of the Company or any of its Subsidiaries.

1.2    Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation and performance-based compensation to best promote the foregoing objectives.

SECTION 2

Definitions

The following words have the following meanings set forth below unless a different meaning plainly is required by the context:

2.1    “Act” means the Securities Exchange Act of 1934, as amended.

2.2    “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Cause” means, unless otherwise provided in an Equity-Based Award Agreement, (x) “Cause” as defined in an Individual Agreement to which the Participant is a party, or (y) if there is no such Individual Agreement or if it does not define Cause: (a) conviction of, or plea of guilty or nolo contendere by Participant for committing a felony under federal law or the law of the state in which such action occurred; (b) willful and deliberate failure on the part of Participant in the performance of his or her employment duties or director duties in any material respect; (c) dishonesty in the course of fulfilling Participant’s employment duties or director duties; (d) the Participant’s material violation of an ethics and compliance program, code of conduct or other material policy of the Company or its Subsidiaries; or (e) prior to a Change in Control, such other events as shall be determined by the Committee. Following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

2.5    “Change in Control,” unless otherwise defined in an Equity-Based Award Agreement, shall be limited to the Company and defined as the occurrence of any of the following events: (a) a Person or Persons acting as a group, acquires (or has acquired during the 12-month period ending on the last acquisition) stock of the Company that together with stock held by such Person or group constitutes more than 40% of the total voting power of the Company’s stock; (b) the consummation of a merger or consolidation of the Company with any other corporation, if such merger or consolidation results in the outstanding voting securities of the Company immediately prior thereto representing 60% or less of the total outstanding voting securities of the surviving entity immediately after such merger or consolidation; (c) a majority of the members of the Company’s Board are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election; or (d) the acquisition, by a Person or Persons acting as a group, of the Company’s assets that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Company’s assets in a single transaction or within a 12-month period ending with the most recent acquisition. Gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No trust department or designated beneficiary or other trustee of such trust department of the Company or a Subsidiary of the Corporation, or other similar fiduciary capacity of the Company with direct voting control of the stock shall be treated as a Person or group within the meaning of subparagraph (a) hereof. Further, no profit sharing, employee stock ownership, employee stock purchase and savings, employee pension or other employee benefit plan of the Company or any of its Subsidiaries, and no trustee of any such plans in its capacity as such trustee, shall be treated as a Person or group within the meaning of subparagraph (a) hereof. For the avoidance of doubt, and notwithstanding any provision in the definition of Change in Control to the contrary, in the event that any Equity Award constitutes deferred compensation, and the settlement of, or distribution of benefits under such Equity Award is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

2.6    “Code” means the Internal Revenue Code of 1986, as amended. Each reference in this Plan to a section or sections of the Code, unless otherwise noted, shall be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.7    “Committee” means the Compensation and Pension Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two members of the Board. The Board intends for all of the Committee members to be “non-employee directors” as defined in Rule 16b-3 issued under the Act and independent directors as set forth in the NASDAQ Marketplace Rules with respect to compensation committee members.

2.8    “Common Stock” means the Company’s common stock, par value $1.00 per share.

2.9    “Company” means Chemical Financial Corporation, a Michigan corporation, and its successors and assigns.

2.10    “Director” means a member of the Board.

2.11    “Disability” means an inability of a Participant to perform his or her employment or Director duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the long-term disability policy of the Company or a Subsidiary.

2.12    “Employee” means an employee (including an officer who is an employee) of the Company or one of its Subsidiaries.

2.13    “Equity-Based Award” means the award or grant of a Stock Option, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.14    “Equity-Based Award Agreement” means the written agreement with the Company and/or certificate of award issued by the Company (including any amendment or supplement thereto) that evidences and contains the terms and conditions of an Equity-Based Award awarded or granted under the Plan. Such document shall be referred to as an Equity-Based Award Agreement regardless of whether a Participant’s signature is required.

2.15    “Good Reason” means the occurrence of any of the following events without the written consent of the Participant: (a) any material reduction in the Participant’s base salary, as it may be adjusted from time to time, without a corresponding reduction in the base salaries of other similarly situated Participants; (b) any material reduction in the Participant’s status, position or responsibilities; or (c) any requirement by the Company or any one of its Subsidiaries (without the Participant’s consent) that the Participant be principally based at any office or location more than sixty (60) miles from the Participant’s principal work location as of the effective date of the Equity-Based Award Agreement. Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Participant’s positions or responsibilities change in a manner that overall constitute an enhanced position or one or more different positions with the same or greater aggregate responsibilities. Further, if the Participant fails to give the Company, or its Subsidiary, as applicable, written notice of his or her intention to terminate employment with such entity for Good Reason within ninety (90) days following the Participant’s first knowledge of any Good Reason event and a period of sixty (60) days in which the Company, or its Subsidiary, as applicable, may remedy the event alleged to constitute Good Reason, and if the Participant has not terminated his or her employment within thirty (30) days following the expiration of the Company’s, or its Subsidiary’s, as applicable, foregoing cure period, the event shall not constitute Good Reason, and the Participant shall have no right to terminate employment for Good Reason as a result of such event.

2.16    “Individual Agreement” means (a) any employment, change in control or severance agreement between the Participant and the Company or one of its Subsidiaries (or any successor thereto) and (b) any retention agreement between the Participant and the Company or one of its Subsidiaries (or any successor thereto) that becomes effective on or following February 25, 2019.

2.17    “Market Value” shall equal the closing market price of shares of Common Stock reported on NASDAQ (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) on the date of grant, exercise or vesting, as applicable, or if NASDAQ (or any such successor) is closed on that date, the next preceding date on which NASDAQ (or any such successor) was open for trading and on which shares of Common Stock were traded. If the Common Stock is not readily tradable on an established securities market, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.18    “NASDAQ” means The NASDAQ Stock Market.

2.19    “Participant” means any corporate Employee or Director who is granted an Equity-Based Award under the Plan.
2.20    “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 9.1.

2.21    “Performance Measures” means measures as described in Section 9 on which the performance goals are based.

2.22    “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Equity-Based Award that is deemed by the Committee to be as Performance-Based Compensation under Section 9 of the Plan.

2.23    “Performance-Based Compensation” means compensation under an Equity-Based Award that is subject to performance-based vesting conditions as defined in Section 9 and granted under the Plan (a “Performance-Based Award”).

2.24    “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.25    “Plan” means the Chemical Financial Corporation Stock Incentive Plan of 2019 as set forth herein, as it may be amended from time to time.

2.26    “Prior Plans” means the Chemical Financial Corporation Stock Incentive Plan of 2017, the Chemical Financial Corporation Stock Incentive Plan of 2015 and the Chemical Financial Corporation Stock Incentive Plan of 2012.

2.27    “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 6, 7, or 8. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Equity-Based Award.

2.28    “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 6 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 6.

2.29    “Restricted Stock Unit” means an award to a Participant pursuant to Section 6 of the Plan and described as a “Restricted Stock Unit” in Section 6.

2.30    “Retirement” for an Employee means the voluntary Termination of all employment with the Company and its Subsidiaries after the Employee has attained 55 years of age and completed 10 years of service with the Company or one of its Subsidiaries or as otherwise may be set forth in the Equity-Based Award Agreement or other grant document with respect to a Participant and a particular Equity-Based Award. “Retirement” for a Director means the Cessation of the Director’s service at the end of the Director’s term when the Director is not nominated for reelection, or as otherwise may be set forth in the Equity-Based Award Agreement or other grant document with respect to a Participant and a particular Equity-Based Award.

2.31    “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

2.32    “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may only be a nonqualified stock option.

2.33    “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term “Subsidiary” includes present and future Subsidiaries of the Company.

2.34    “Termination” or “Cessation” (and similar terms, regardless of whether expressed in this Plan using the capitalized terms Termination or Cessation) of an Employee’s employment, or of a Director’s service or status as a Director, as applicable, shall be considered to occur on the date on which an Employee is no longer obligated to perform services as an Employee for the Company or any of its Subsidiaries and the Employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company or a Subsidiary, or a Director ceases to be a Director, as applicable, regardless of whether the Employee or Director continues to receive compensation from the Company or any of its Subsidiaries for past services after such date. The following shall not be considered a Termination or Cessation: (i) a transfer of an Employee or Director among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company or any of its Subsidiaries, as applicable, for military service or for any other purpose approved by the Company or any of its Subsidiary, as applicable, if the period of such leave does not exceed ninety (90) days; (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company, or any of its Subsidiaries, provided that, in the case of an Employee, the Employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company or any of its Subsidiaries; or (iv) a termination of employment with the Company or any of its Subsidiaries with continued service as a Director or termination of service as a Director with continued services as an Employee. Notwithstanding the foregoing provisions of this definition, with respect to any Equity-Based Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination” of employment or “Cessation” of service unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

SECTION 3

Administration

3.1    Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Employees, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Equity-Based Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Equity-Based Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2    Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Equity-Based Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.3 of the Plan, extent of the Equity-Based Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Equity-Based Award, any exercise price, the manner in which an Equity-Based Award will vest or become exercisable and the form of payment for the Equity-Based Award); (c) the time or times when Equity-Based Awards will be granted; (d) the duration of each Equity-Based Award; and (e) the restrictions and other conditions to which payment or vesting of Equity-Based Awards may be subject; provided, however, that a vesting period of at least one year from the date an Equity-Based Award is granted must apply to at least 95% of the Equity-Based Awards granted under this Plan.

3.3    Amendments or Modifications of Equity-Based Awards. Subject to Section 3.4 and Section 11, the Committee shall have the authority to amend or modify the terms of any outstanding Equity-Based Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Equity-Based Award not already subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Equity-Based Award; provided that any increase in the number of shares of an Equity-Based Award other than pursuant to Section 4.4 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Equity-Based Award to a date that is no later than the earlier of the latest date upon which the Equity-Based Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant; (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Equity-Based Award; (d) accept the surrender of any outstanding Equity-Based Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Equity-Based Awards in substitution for surrendered Equity-Based Awards; provided, however, that such grant of new Equity-Based Awards is in compliance with Code Section 409A.

3.4    Repricing Prohibited. Except for adjustments as permitted by Section 4.4, without the approval of shareholders, the Committee may not amend, replace, substitute, or exchange previously granted Equity-Based Awards in a transaction that constitutes a “repricing,” which means any of the following: (a) changing the terms of an Equity-Based Awards to lower its exercise price; (b) any other action that is treated as a “repricing” under generally accepted accounting principles; (c) repurchasing for cash or canceling Equity-Based Awards at a time when its exercise price is greater than the Market Value of the underlying shares of Common Stock in exchange for another Equity-Based Award; or (d) as such term is used in NASDAQ FAQ Identification Number 220. In addition, the Committee may not cancel any outstanding Stock Option and replace it with a cash payment that is greater than the intrinsic value (if any) of the cancelled Stock Option without shareholder approval.

3.5    Dividends Prohibited. Dividends, or dividend equivalents, may not be paid on any unvested Equity-Based Awards issued under the Plan; provided, that the Committee may provide that dividends, or dividend equivalents, on unvested Equity-Based Awards (other than Stock Options or performance-based Restricted Stock or Restricted Stock Units) may be accrued and paid upon vesting of the applicable Equity-Based Award. Any Equity-Based Awards that include such accrual rights shall comply with Section 409A of the Code.

3.6    Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.5 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1    Number of Shares. Subject to adjustment as provided in Section 4.4 of the Plan, the total number of shares available for Equity-Based Awards under the Plan shall be 2,400,000 shares of Common Stock. Such shares shall be authorized and unissued shares, including shares purchased on the open market or otherwise acquired by the Company. Upon shareholder approval of this Plan, no further awards shall be made under the Prior Plans.

4.2    Share Recycling Prohibited. Shares subject to Equity-Based Awards that are canceled, surrendered, modified, exchanged for substitute Equity-Based Awards, or that forfeit, expire or terminate prior to the exercise or vesting of the Equity-Based Awards in full, and shares that are surrendered to the Company in connection with the exercise or vesting of Equity-Based Awards, whether previously owned or otherwise subject to such Equity-Based Awards, may not be reissued as new Equity-Based Awards under the Plan.

4.3    Limitation Upon Equity-Based Awards. No Participant shall be granted, during any calendar year, Equity-Based Awards with respect to more than 25% of the total number of shares of Common Stock available for Equity-Based Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.4 of the Plan.

4.4	Adjustments.

(a)    Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to outstanding Equity-Based Awards and available for issuance under the Plan, together with applicable exercise prices and the limitations provided in Section 4.3, shall be adjusted in such manner and at such time as shall be equitable under the circumstances, as determined by the Committee.

(b)    Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.4(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Equity-Based Awards (including exercise prices) and reserves for Equity-Based Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances, as determined by the Committee. It is intended that in the event of any such transaction, Equity-Based Awards under the Plan shall entitle the holder of each Equity-Based Award to receive (upon exercise in the case of Stock Options), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Equity-Based Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

(c)    No Fractional Shares. No fractional shares shall be issued pursuant to the Plan. Any fractional shares resulting under the terms of the Plan, including but not limited to, due to adjustments under Section 4.4, partial vesting or tax withholding, shall be rounded up or down as determined in the Committee’s discretion and no cash payment shall be made in lieu of the fractional share.

SECTION 5

Stock Options

5.1    Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until such shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.3 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. Stock Options issued under the Plan shall be nonqualified stock options and shall not be considered incentive stock options as defined in Section 422(b) of the Code. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.2    Stock Option Agreements. Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3    Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value per share on the date of grant.

5.4    Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock (for the avoidance for doubt, including by the Participant instructing the Company to withhold a number of shares of Common Stock having a Market Value on the date the applicable Stock Option is exercised equal to the product of (a) the exercise price multiplied by (b) the number of shares of Common Stock in respect of which the Stock Option is being exercised). Broker-assisted cashless exercise of Stock Options is permitted under the Plan, provided that it is effectuated in a manner that does not violate the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the

Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

5.5    Limits on Exercisability. Stock Options shall be exercisable for such periods, not to exceed 10 years and one day from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.6    Termination of Employment or Cessation of Service. Unless otherwise specified in a Participant’s Equity-Based Award Agreement or Individual Agreement:

(a)    General. If a Participant ceases to be a Director or ceases to be employed by the Company or one of its Subsidiary for any reason, the Participant’s outstanding Stock Options that have not vested by the date of Termination or Cessation shall be forfeited. If a Participant ceases to be a Director or is no longer employed by the Company or one of its Subsidiary for any reason other than the Participant’s Retirement, death, Disability or Termination for Cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period not exceeding the earlier of the expiration of the Stock Options by their terms and three months after such Termination of employment or Cessation of service as a Director, but only to the extent the Participant was entitled to exercise the Stock Options on the date of Termination.

(b)    Death. If a Participant dies either while an Employee or Director otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after such Participant’s death to the extent that the Participant was entitled to exercise the Stock Options on the date of death or Termination or Cessation, whichever first occurred, but not beyond the original term of the Stock Options.

(c)    Disability. If a Participant ceases to be a Director or ceases to be employed by the Company or one of its Subsidiaries due to the Participant’s Disability, he or she may exercise his or her Stock Options in accordance with their terms for one year after he or she ceases to be a Director or employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d)    Participant Retirement. If a Participant no longer serves as a Director or ceases to be employed by the Company or one of its Subsidiaries due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms for three years after such Termination of employment or Cessation of service unless such Stock Options earlier expire by their terms.

(e)    Termination for Cause. If a Participant’s service as a Director or employment is terminated for Cause, the Participant shall have no further right to exercise any Stock Options previously granted to him or her.

SECTION 6

Restricted Stock and Restricted Stock Units
6.1    Grant. Subject to the limitations set forth in Sections 4.1 and 4.3 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment, service as a Director and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. Restricted Stock Units are Equity-Based Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment, service as a Director and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Unless specified otherwise in an Equity-Based Award Agreement or other superseding agreement, Restricted Stock Units shall be settled within 30 days following satisfaction of the applicable vesting requirements, subject to any delay required by Section 409A of the Code. Restricted Stock Units that are Performance-Based Compensation shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan.

6.2    Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 6.

6.3    Vesting. The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

6.4    Termination of Employment or Cessation of Service. Unless otherwise specified in a Participant’s Equity-Based Award Agreement or Individual Agreement:

(a)    Voluntary Termination Other Than Retirement. Other than as provided below upon Retirement, if a Participant voluntarily ceases to be an Employee, or if a Participant who is a Director voluntarily ceases to be a Director, for any reason during the Restricted Period, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such Termination or Cessation shall automatically be forfeited and returned to the Company.

(b)    Death, Disability or Termination Without Cause. In the event a Participant terminates his or her employment with the Company or one of its Subsidiaries, or a Director ceases to be a Director, because of death, Disability or Termination without Cause during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall lapse and such award shall vest on a prorated basis and be convertible into a number of shares of Common Stock equal to (i) the number of the Participant’s shares of unvested Restricted Stock or Restricted Stock Units as of the effective date of the Termination, multiplied by (ii) the quotient of (x) the number of full months that have elapsed since the later of the date of grant or the most recent annual vesting date and the effective date of Participant’s Termination and (y) the total number of full months remaining in the vesting period since the later of the date of grant or the most recent annual vesting date. For Restricted Stock or Restricted Stock Units that are subject to attainment of performance goals, the number of a Participant’s unvested Restricted Stock or Restricted Stock Units that are subject to proration as of the effective date of the Termination as set forth in the immediately preceding sentence shall be the target (100%) number of Restricted Stock or Restricted Stock Units set forth in the Equity-Based Award Agreement. All remaining shares of Restricted Stock shall be forfeited and returned to the Company and all remaining Restricted Stock Units shall be forfeited; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all of such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Termination without Cause of the Participant.

(c)    Retirement. If a Participant who is a Director ceases providing services as a Director due to Retirement during the Restricted Period, then the restrictions remaining on any or all shares of Restricted Stock shall terminate automatically in full upon Retirement. In the event a Participant who is an Employee terminates his or her employment with the Company or any one of its Subsidiaries because of Retirement during the Restricted Period and the Participant has given the Company or its Subsidiary, as applicable, written notice of his or her intended date of Retirement at least one year in advance of such intended date of Retirement, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall lapse and such award shall vest on a prorated basis and be convertible into a number of shares of Common Stock in the manner described in Section 6.4(b) of the Plan. If the Participant does not provide such advance notice, then all remaining shares of Restricted Stock shall be forfeited and returned to the Company and all remaining Restricted Stock Units shall be forfeited. The Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the Retirement of the Participant.

(d)    Termination for Cause. If a Participant’s employment or service as a Director is Terminated for Cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock still subject to restrictions at the date of such Termination shall automatically be forfeited and returned to the Company and all Restricted Stock Units still subject to restrictions at the date of such Termination shall automatically be forfeited.

6.5    Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, such certificates, if any, evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Chemical Financial Corporation Stock Incentive Plan of 2019 (the “Plan”). This certificate is held subject to the terms and conditions in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement, which provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates, if any, representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

6.6    Rights as a Shareholder. A Participant shall have all liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock, subject to the restrictions regarding payment of dividends as set forth in Section 3.5; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 6 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have no dividend or liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant.

6.7    Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 7

Stock-Based Awards

7.1    Grant. Subject to the limitations set forth in Sections 4.1 and 4.3 of the Plan, in addition to any Stock Options, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined from time to time by the Committee in its sole discretion, and shall be evidenced by agreements or certificates of award containing such terms and conditions. Notwithstanding the previous sentence, the shares of stock subject to Stock Awards shall be issued no later than the 15th day of the third month after the end of the calendar year in which the award is vested. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

7.2    Rights as a Shareholder.

(a)    Stock Awards. A Participant shall have all voting, dividend, liquidation and other rights with respect to vested shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a vested Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

(b)    General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 8

Change in Control

Unless otherwise specified in a Participant’s Equity-Based Award Agreement or Individual Agreement, upon and following a Change in Control the following terms shall apply to all Equity-Based Awards granted under the Plan.

8.1    Continued Vesting of Equity-Based Awards. Following a Change in Control, all Equity-Based Awards granted under the Plan that are outstanding at the time of the Change in Control and have not previously vested shall continue to vest in accordance with the vesting provisions and Restricted Period in effect immediately prior to the Change in Control, except as otherwise contemplated by this Section 8. Following a Change in Control, and after giving effect to the provisions of this Section 8, a Participant’s rights in respect of Retirement, death and Disability as set forth in the Plan, including any prorated vesting of unvested Equity-Based Awards, shall continue to apply.

8.2    Settlement of Performance-Based Equity-Based Awards. With respect to Restricted Stock and Restricted Stock Units granted under the Plan that remain subject to the attainment of Performance Measures for which performance results have not been measured in the ordinary course prior to such Change in Control, upon the effective date of a Change in Control, the number of shares subject to the applicable Equity-Based Award Agreement from and after the date of the consummation of the Change in Control be equal to the greater of (a) the target (100% payout) number of shares of Restricted Stock or Restricted Stock Units set forth in the applicable Equity-Based Award Agreement, and (b) the number of shares of Restricted Stock or Restricted Stock Units that would have been earned based on the actual performance of the Company measured through the latest practicable date prior to the effective date of the Change in Control (which, unless otherwise determined by the Committee, shall be the most recently completed calendar quarter) (such higher number, the “Earned Performance-Based Awards”). All remaining shares of Restricted Stock shall be forfeited and returned to the Company, and all remaining Restricted Stock Units shall be forfeited. Following the date of consummation of the Change in Control, the Earned Performance-Based Awards shall vest and be subject to forfeiture based on a Participant’s continued service through the last day of the Performance Period.

8.3    Conversion of Equity-Based Awards if Not the Surviving Entity. If the Company is not the surviving entity following the effective date of a Change in Control, all outstanding and unvested shares of Restricted Stock and Restricted Stock Units shall (after giving effect to Section 8.2 of the Plan, to the extent applicable) be converted into Restricted Stock or Restricted Stock Units of the surviving entity’s common stock at the applicable exchange ratio on the date of the Change in Control (or shall be otherwise adjusted as contemplated by Section 4.4(b) of the Plan) in a manner approved by the Board. The value of all outstanding Stock Options shall be converted to a cash amount (which shall be received upon exercise, in lieu of shares of Common Stock or other securities or consideration) equal to the greater of the excess of (a) the highest sales price of the Company’s Common Stock on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in by the acquirer in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options. Such amount shall remain subject to the vesting schedule of the applicable Stock Option and shall be paid in cash (without interest) when the applicable Stock Option otherwise would have vested in accordance with the applicable Equity-Based Award Agreement.

8.4    Termination Without Cause or for Good Reason. If, during the two-year period following the effective date of a Change in Control, a Participant’s employment with the Company and/or its Subsidiaries is involuntarily terminated without Cause or a Participant terminates such employment for Good Reason, all unvested Equity-Based Awards granted to the Participant under the Plan shall vest in full on the Termination date of the Participant, subject to the settlement determination and conversion provisions set forth in Sections 8.2 and 8.3 of the Plan. Restricted Stock and Restricted Stock Units that vest pursuant to this Section 8.4 shall be converted into shares of Common Stock (or the common stock of the surviving entity, as applicable) and shall be issued to the Participant within thirty (30) days following the Participant’s Termination date, subject to any required delay pursuant to Section 409A of the Code. Stock Options that vest pursuant to this Section 8.4 shall be exercisable for the full remaining term of the Stock Options as set forth in the applicable Equity-Based Award Agreements.

SECTION 9

Performance Measures

9.1    Performance Measures. Subject to Committee discretion as set forth in a Participant’s Equity-Based Award Agreement or other controlling document, performance goals that are intended to be Performance-Based Compensation may include, but are not limited to, the following Performance Measures:

(a)	Net income (before or after taxes, interest, depreciation, and/or amortization);

(b)	Net income per share;

(c)	Return on equity;

(d)	Cash earnings;

(e)	Cash earnings per share (reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);

(f)	Cash earnings return on equity;

(g)	Operating income;

(h)	Operating income per share;

(i)	Operating income return on equity;

(j)	Return on assets;

(k)	Cash flow;

(l)	Cash flow return on capital;

(m)	Return on capital;

(n)	Productivity ratios;

(o)	Share price (including without limitation growth measures, total shareholder return or comparison to indices);

(p)	Expense or cost levels;

(q)	Margins;

(r)	Operating efficiency;

(s)	Efficiency ratio;

(t)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;

(u)	Economic value added measurements;

(v)	Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;

(w)	Reduction of losses, loss ratios, expense ratios or fixed costs;

(x)	Employee turnover;

(y)	Specified objective social goals;

(z)	Noninterest income;

(aa)	Interest income;

(bb)	Net interest income;

(cc)	Deposit growth; and

(dd)	Loan growth.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Equity-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 9.

9.2    Evaluation of Performance. With respect to any Equity-Based Award granted under the Plan, the Committee may determine in its sole discretion that any evaluation of Performance may include or exclude any of the following events or their effects that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year; (f) acquisitions, mergers, or divestitures (including non-recurring transaction-related expenses); (g) securities offerings; (h) accounting changes; (i) amortization of goodwill or other intangible assets; (j) discontinued operations; and (k) other special charges or extraordinary items.

9.3    Committee Discretion. In the event of changes to applicable tax laws, securities laws and accounting principles, in addition to its authority under Section 9.2, the Committee may alter the governing Performance Measures without obtaining shareholder approval of such changes.

9.4    Adjustment of Performance-Based Compensation. Equity-Based Awards that are designed to be Performance-Based Compensation pursuant to Section 9 of the Plan may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Equity-Based Awards downward, and such Equity-Based Awards may be forfeited in whole or in part.

9.5    Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 9, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

9.6    Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 9 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

9.7    Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 9, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 9 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period with respect to an Equity-Based Award intended to be Performance-Based Compensation. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 9.6.

SECTION 10

General Provisions

10.1    Restrictions on Transferability; Clawback and Recoupment.

(a)    General. Unless the Committee otherwise consents or permits (before or after the Equity-Based Award is made) or unless the Equity-Based Award Agreement provides otherwise, Equity-Based Awards granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the award agreement, the transferee must execute a written agreement permitting the Company to satisfy any federal, state or local withholding or other taxes associated with or resulting from the exercise or vesting of any Equity-Based Award in any manner provided for in Section 10.3. All provisions of an Equity-Based Award that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment or service as a Director with the Company or any one of its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of an Equity-Based Award. All rights with respect to Equity-Based Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

(b)    Other Restrictions. The Committee may impose other restrictions on any Equity-Based Award or shares of Common Stock acquired pursuant to the exercise or settlement of an Equity-Based Award under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws.

(c)    Clawback and Recoupment. Equity-Based Awards under the Plan shall be subject to the Company’s “clawback” policy for the recovery and recoupment of incentive compensation, as it may be amended from time to time.

10.2    No Rights to Equity-Based Awards. No Participant or other person shall have any claim to be granted any Equity-Based Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Equity-Based Awards under the Plan. The terms and conditions of Equity-Based Awards of the same type and the determination of the Committee to grant a waiver or modification of any Equity-Based Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

10.3    Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Equity-Based Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Equity-Based Award; or (b) require a Participant promptly to remit the amount of such withholding to the Company or the Subsidiary, as applicable, before taking any action with respect to an Equity-Based Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Equity-Based Award or by delivery to the Company of previously owned Common Stock. The Company and any Subsidiary may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

10.4    Compliance With Laws; Listing and Registration of Shares. All Equity-Based Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Equity-Based Award or the issuance or purchase of shares thereunder, such Equity-Based Award may not be exercised in whole or in part, or the restrictions on such Equity-Based Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.5    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

10.6    No Right to Employment. The grant of an Equity-Based Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

10.7    No Liability of Company. Neither the Company, any Subsidiary, Affiliate, Employee nor Director shall be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Equity-Based Award granted hereunder, including but not limited to any tax treatment under Section 409A of the Code; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Equity-Based Award. For the avoidance of doubt, this Section 10.7 shall apply to any Subsidiary or Affiliate in existence or hereafter comes into existence.

10.8    Suspension of Rights under Equity-Based Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Equity-Based Award for a period not to exceed 60 days while the Termination for Cause of that Participant’s employment or service with the Company and its Subsidiaries is under consideration.

10.9    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

10.10    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

10.11    Compliance with 409A. The Plan and Equity Based Awards granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom, and, with respect to any Equity Based Awards that constitute deferred compensation subject to Section 409A of the Code, the Plan, Equity Based Award Agreements and any Individual Agreement shall be interpreted and administered in all respects in accordance with Section 409A of the Code (including with respect to the application of any defined terms with respect to Equity Based Award Agreements that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A of the Code to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code). Each payment (including the delivery of shares of Common Stock) under any Equity Based Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code and, to the extent to be made or delivered upon a termination of employment or cessation of service may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of a Participant’s separation from service), Equity Based Awards that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be deliverable by reason of a Participant’s separation from service during the six-month period immediately following such separation from service shall instead be provided on the earlier to occur of: (a) the date that is six months and one day after such Participant’s separation from service; or (b) the date of such Participant’s death.

SECTION 11

Termination and Amendment

11.1    Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options may be granted below the price provided for in Section 5.3, (ii) reduce the exercise price of outstanding Stock Options, or (iii) otherwise amend the Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or other applicable NASDAQ rules.
11.2    No Impairment. Notwithstanding anything to the contrary in Section 11.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Equity-Based Award shall be made which would impair the rights of the holder of the Equity-Based Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Equity-Based Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 12

Effective Date and Duration of the Plan

The Plan shall take effect May 7, 2019, subject to approval by the shareholders at the 2019 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board, no Equity-Based Award shall be granted under the Plan after May 7, 2029.

CHEMICAL

ANNUAL MEETING OF CHEMICAL FINANCIAL CORPORATION

Date: MAY 7, 2019
Time: 3:30 P.M. (Eastern Time)
Place: Cobo Center, 1 Washington Blvd, Detroit, MI 48226

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors Recommends a Vote **FOR** the director nominees listed in Proposal 1 and **FOR** Proposals 2, 3 and 4.

1: Election of 13 Directors

	For	Withhold	Directors Recommend ↓
01 James R. Fitterling	☐	☐	For
02 Ronald A. Klein	☐	☐	For
03 Richard M. Lievense	☐	☐	For
04 Barbara J. Mahone	☐	☐	For
05 Barbara L. McQuade	☐	☐	For
06 John E. Pelizzari	☐	☐	For
07 David T. Provost	☐	☐	For
08 Thomas C. Shafer	☐	☐	For
09 Larry D. Stauffer	☐	☐	For
10 Jeffrey L. Tate	☐	☐	For
11 Gary Torgow	☐	☐	For
12 Arthur A. Weiss	☐	☐	For
13 Franklin C. Wheatlake	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

____________________ Please Sign Here   ________________ Please Date Above

____________________ Please Sign Here   ________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← If voting by mail, please separate carefully at the perforation and return just this portion in the envelope provided. ←

CHEMICAL

Annual Meeting of Chemical Financial Corporation
to be held on Tuesday, MAY 7, 2019
for Holders as of March 12, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/CHFC
- Cast your vote online 24 hours a day/7 days a week.
- **Have your Proxy Card/Voting Instruction Form ready.**
- View Meeting Documents.

OR

TELEPHONE

Call
866-895-6904
- Use any touch-tone telephone toll-free 24 hours a day/7days a week.
- Follow the simple recorded instructions.
- **Have your Proxy Card/Voting Instruction Form ready.**

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints William C. Collins, James R. Fitterling and David T. Provost, jointly and severally, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Chemical Financial Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

All votes must be received by 3:30 P.M. (EDT), May 7, 2019.

PROXY TABULATOR FOR

CHEMICAL FINANCIAL CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

↓ If voting by mail, please separate carefully at the perforation and return just this portion in the envelope provided. ↓

Proxy — Chemical Financial Corporation

Annual Meeting of Stockholders
May 7, 2019, 3:30 p.m. (Eastern Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William C. Collins, James R. Fitterling and David T. Provost, jointly and severally, proxies, with full power of substitution, to vote all the shares of common stock of CHEMICAL FINANCIAL CORPORATION that the undersigned may be entitled to vote, held of record by the undersigned on March 12, 2019, at the annual meeting of shareholders of Chemical Financial Corporation to be held at the Cobo Center, 1 Washington Blvd, Deroit, MI 48226, on Tuesday May 7, 2019, and at any adjournment of the meeting, on all matters that come before, and on all matters incident to the conduct of, the meeting and any and all adjournments of the meeting.

The purpose of the Annual Meeting is to take action on the following:

1. Proposal 1, Election of 13 Directors;
2. Proposal 2, Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2019
3. Proposal 3, Advisory Approval of Executive Compensation;
4. Proposal 4, Approval of the Chemical Financial Corporation Stock Incentive Plan of 2019; and
5. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" proposals 2, 3 and 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" proposals 2, 3 and 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. If you are voting by mail, the Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐